Exhibit 99.2

INTERSTATE BAKERIES CORPORATION

Report of Business and Preliminary

Unaudited Financial Information for the year ended May 29, 2004

(See Explanatory Note on following page.)

EXPLANATORY NOTE

In light of newly identified information, we have recently undertaken a review with respect to the proper accounting treatment for a defined benefit pension plan to which we contribute. If we determine that we should change the manner in which we account for this plan in our preliminary unaudited financial statements contained herein and in our historical financial statements, our earnings may be negatively impacted and additional assets and liabilities may be reflected in these financial statements. In addition, depending upon the results of such review and the significance of the impact on our historical financial statements, we may be required to restate our historical financial statements. While we cannot predict with accuracy the amount of any impact on our earnings or any potential net liability that would result from such a determination, any such earnings impact or net liability could be significant and could adversely affect our financial condition and results of operations.

Our preliminary unaudited financial statements included elsewhere herein have been prepared assuming we can continue as a going concern. However, had the preliminary unaudited financial statements provided herein been audited by our independent auditors, we expect that any audit report provided would have included a paragraph stating that there is substantial doubt as to our ability to continue as a going concern. Because of the Chapter 11 process and the circumstances leading to the bankruptcy filing, it is possible that we may not be able to continue as a going concern.

The report attached hereto should not be relied upon as a fully compliant Annual Report on Form 10-K prepared in accordance with the requirements of the rules and regulations promulgated by the Securities and Exchange Commission because we have not attached the report of our independent auditors and have not included the certifications required by the Sarbanes-Oxley Act of 2002. In addition, while we believe that the report attached hereto has been prepared in accordance with accounting principles generally accepted in the United States (GAAP) except for the uncertainties related to the above-noted defined benefit pension plan, we can give no assurances that all other adjustments are final and that all other adjustments necessary to present our financial information in accordance with GAAP have been identified. No independent auditors have expressed any opinion or any other form of assurance on such information or its accuracy. For these reasons, the financial information contained in the report attached hereto may not be indicative of our financial condition or operating results.

FORWARD-LOOKING STATEMENTS

Some information contained in or incorporated by reference herein may be forward-looking statements within the meaning of the federal securities laws. These forward-looking statements are not historical in nature and include statements that reflect, when made, our views with respect to current events and financial performance. These forward-looking statements can be identified by forward-looking words such as “may,” “will,” “expect,” “intend,” “anticipate,” “believe,” “estimate,” “plan,” “could,” “should” and “continue” or similar words. These forward-looking statements may also use different phrases. These forward-looking statements are not historical in nature and include statements relating to, among other things:

•	our ability to continue as a going concern;

•	our ability to obtain court approval with respect to motions filed by us from time to time in the Chapter 11 proceeding (as described below);

•	our ability to operate pursuant to the terms of the DIP facility (as described in Item 7 below);

•	our ability to develop, prosecute, confirm and consummate one or more plans of reorganization with respect to the Chapter 11 proceeding;

•	risks associated with third parties seeking and obtaining court approval to terminate or shorten the exclusivity period for us to propose and confirm one or more plans of reorganization, for the appointment of a Chapter 11 trustee or to convert the Chapter 11 proceeding to a Chapter 7 proceeding;

•	potential adverse publicity;

•	our ability to obtain and maintain adequate terms with vendors and service providers;

•	the potential adverse impact of the Chapter 11 proceeding on our liquidity or results of operations;

•	our ability to develop and implement a going-forward business plan, including continued implementation and/or postponement of certain Program SOAR (as described below) initiatives;

•	our ability to recognize, attract, motivate and/or retain key executives and employees;

•	changes in our relationship with employees and the unions that represent them;

•	increased costs and uncertainties related to periodic renegotiation of union contracts;

•	increased costs and uncertainties with respect to the accounting treatment of a defined benefit pension plan to which we contribute;

•	the results of a Securities and Exchange Commission, or SEC, investigation concerning our financial statements following our announcement that the audit committee of our board of directors had retained independent counsel to investigate our manner of setting its workers’ compensation and other reserves;

•	the delayed filing with the SEC of our Annual Report on Form 10-K and of our Quarterly Report on Form 10-Q for the quarter ended August 21, 2004;

•	successful resolution of any deficiencies in our internal controls related to newly implemented financial reporting systems and the setting of workers’ compensation and other reserves;

•	changes to dietary guidelines;

•	the low carbohydrate diet trend phenomenon;

•	the introduction of new products

•	commodity costs; and

•	the outcome of legal proceedings to which we are or may become a party, including the securities class actions filed after our February 11, 2003 press release.

These forward-looking statements are and will be subject to numerous risks and uncertainties, many of which are beyond our control, that could cause actual results to differ materially from such statements. Factors that could cause actual results to differ materially include, without limitation:

Bankruptcy-Related Factors

•	our ability to evaluate various alternatives including, but not limited to, the sale of some or all of our assets, infusion of capital, debt restructuring and the filing and ultimate approval of a plan of reorganization with the Bankruptcy Court (as described below), or any combination of these options;

•	our ability to develop and implement a successful plan of reorganization in the Chapter 11 process;

•	our ability to operate our business under the restrictions imposed by the Chapter 11 process and in compliance with the limitations contained in the debtor-in-possession credit facility;

•	the effects of the Chapter 11 process on our liquidity and results of operations;

•	the instructions, orders and decisions of the bankruptcy court and other effects of legal and administrative proceedings, settlements, investigations and claims;

•	changes in our relationships with suppliers and customers, including the ability to maintain these relationships and contracts that are critical to our operations, in light of the Chapter 11 process;

•	the significant time that will be required by management to structure and implement a plan of reorganization as well as to evaluate various alternatives including, but not limited to, the sale of some or all of our assets, infusion of capital and debt restructuring or any combination of these options;

•	our reliance on key management personnel, including the effects of the Chapter 11 process on our ability to attract and retain key management personnel;

•	our ability to successfully reject unfavorable contracts and leases; and

•	the duration of the Chapter 11 process.

General Factors

•	the availability of capital on acceptable terms in light of the various factors discussed herein, including our reorganization under the Chapter 11 process;

•	the availability and cost of raw materials, packaging, fuels and utilities, and the ability to recover these cost in the pricing of products, improved efficiencies and other strategies;

•	disruption in business and internal accounting and reporting difficulties related to implementation of SAP software systems;

•	increased pension, health care, workers’ compensation and other employee costs;

•	actions of competitors, including pricing policy and promotional spending;

•	increased costs, delays or deficiencies related to restructuring activities, including components of Program SOAR or other problems related thereto;

•	failure of our restructuring activities, including components of Program SOAR to produce expected efficiencies and financial savings or to produce them in the time frame anticipated by us;

•	the delayed filing of our Annual Report on Form 10-K for the fiscal year ended May 29, 2004 and our Quarterly Report on Form 10-Q for the quarter ended August 21, 2004;

•	the effectiveness of advertising and marketing spending;

•	changes in general economic and business conditions (including in the bread and sweet goods markets);

•	costs associated with increased contributions to multi-employer pension plans;

•	any inability to protect and maintain the value of our intellectual property rights;

•	future product recalls or food safety concerns;

•	further consolidation in the retail food industry;

•	changes in consumer tastes or eating habits;

•	costs associated with environmental compliance and remediation;

•	increased costs and uncertainties related to periodic renegotiation of union contracts;

•	increased costs and uncertainties with respect to the accounting treatment of a defined benefit pension plan to which we contribute;

•	actions of governmental entities, including regulatory requirements;

•	acceptance of new product offerings by consumers and our ability to expand existing brands;

•	the performance of the “Baker’s Inn” line of products and the effectiveness of this line in offsetting decreasing unit and sales volume of our premium white breads;

•	the effectiveness of hedging activities;

•	expenditures necessary to carry out cost-saving initiatives and savings derived from these initiatives;

•	changes in our business strategies;

•	unexpected costs or delays incurred in connection with the closing of our Monroe, Louisiana, Buffalo, New York and Florence, South Carolina facilities along with other future facility closings;

•	bankruptcy filings by customers;

•	changes in our relationship with employees and the unions that represent them;

•	the outcome of legal proceedings to which we are or may become a party, including the securities class action filed after our February 11, 2003 press release, any litigation stemming from our restatement of the second and third quarters of fiscal 2004, our sale of convertible notes on August 12, 2004 or events leading up to our filing of a voluntary petition for protection under Chapter 11 of the Bankruptcy Code;

•	business disruption from terrorist acts, our nation’s response to such acts and acts of war; and

•	other factors.

These statements speak only as of the date of this report, and we disclaim any intention or obligation to update or revise any forward-looking statements to reflect new information, future events or developments or otherwise, except as required by law. All subsequent written and oral forward-looking statements attributable to us and persons acting on our behalf are qualified in their entirety by the cautionary statements contained in this section and elsewhere herein. See “Business – Trends, Risks and Uncertainties.”

PART I

ITEM 1. BUSINESS

IN LIGHT OF NEWLY IDENTIFIED INFORMATION, WE HAVE RECENTLY UNDERTAKEN A REVIEW WITH RESPECT TO THE PROPER ACCOUNTING TREATMENT FOR A DEFINED BENEFIT PENSION PLAN TO WHICH WE CONTRIBUTE. IF WE DETERMINE THAT WE SHOULD CHANGE THE MANNER IN WHICH WE ACCOUNT FOR THIS PLAN IN OUR PRELIMINARY UNAUDITED FINANCIAL STATEMENTS CONTAINED HEREIN AND IN OUR HISTORICAL FINANCIAL STATEMENTS, OUR EARNINGS MAY BE NEGATIVELY IMPACTED AND ADDITIONAL ASSETS AND LIABILITIES MAY BE REFLECTED IN THESE FINANCIAL STATEMENTS. IN ADDITION, DEPENDING UPON THE RESULTS OF SUCH REVIEW AND THE SIGNIFICANCE OF THE IMPACT ON OUR HISTORICAL FINANCIAL STATEMENTS, WE MAY BE REQUIRED TO RESTATE OUR HISTORICAL FINANCIAL STATEMENTS. WHILE WE CANNOT PREDICT WITH ACCURACY THE AMOUNT OF ANY IMPACT ON EARNINGS OR ANY POTENTIAL NET LIABILITY THAT WOULD RESULT FROM SUCH A DETERMINATION, ANY SUCH EARNINGS IMPACT OR NET LIABILITY COULD BE SIGNIFICANT AND COULD ADVERSELY AFFECT OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

OUR PRELIMINARY UNAUDITED FINANCIAL STATEMENTS INCLUDED ELSEWHERE HEREIN HAVE BEEN PREPARED ASSUMING WE CAN CONTINUE AS A GOING CONCERN. HOWEVER, HAD THE PRELIMINARY UNAUDITED FINANCIAL STATEMENTS PROVIDED HEREIN BEEN AUDITED BY OUR INDEPENDENT AUDITORS, WE EXPECT THAT ANY AUDIT REPORT PROVIDED WOULD HAVE INCLUDED A PARAGRAPH STATING THAT THERE IS SUBSTANTIAL DOUBT AS TO OUR ABILITY TO CONTINUE AS A GOING CONCERN. BECAUSE OF THE CHAPTER 11 PROCESS AND THE CIRCUMSTANCES LEADING TO THE BANKRUPTCY FILING, IT IS POSSIBLE THAT WE MAY NOT BE ABLE TO CONTINUE AS A GOING CONCERN.

General

Interstate Bakeries Corporation, a Delaware corporation incorporated in 1987, is the largest wholesale baker and distributor of fresh baked bread and sweet goods in the United States. Unless otherwise noted, any reference to “IBC,” “us,” “we” or “our” refers to Interstate Bakeries Corporation and its subsidiaries, taken as a whole. We produce, market and distribute a wide range of breads, rolls, croutons, snack cakes, donuts, sweet rolls and related products under national brand names such as “Wonder®,” “Hostess®,” “Baker’s Inn®” and “Home Pride®,” as well as regional brand names such as “Butternut ®,” “Dolly Madison ®,” “Drake’s®” and “Merita®.” Based on independent, publicly available market data, “Wonder®” bread is the number one selling branded bread sold in the United States and “Home Pride®” wheat bread is the number one selling wheat bread in the United States. “Hostess®” products, including “Twinkies®,” “Ding Dongs®” and “HoHos®,” are among the leading snack cake products sold in the United States.

Our principal executive offices are located at 12 East Armour Boulevard, Kansas City, Missouri 64111, and our telephone number is (816) 502-4000.

As of December 1, 2004, we operate 53 bakeries and more than 1,000 distribution centers, from which our sales force delivers fresh baked goods on approximately 9,100 delivery routes to more than 200,000 food outlets. Our strongest presence (as measured by sales, market share and number of facilities) is in Southern California, the upper Midwest, the Northeast, the mountain states, the middle Atlantic states and Florida. We also operate approximately 1,100 bakery outlets located in markets throughout the United States.

Proceedings Under Chapter 11 of the Bankruptcy Code

On September 22, 2004, or the Petition Date, we and each of our wholly-owned subsidiaries filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code, or the Bankruptcy Code, in the United States

Bankruptcy Court for the Western District of Missouri, or the Bankruptcy Court (Case Nos. 04-45814, 04-45816, 04-45817, 04-45818, 04-45819, 04-45820, 04-45821 and 04-45822). Mrs. Cubbison’s Foods, Inc., a subsidiary of which we are an eighty percent owner, was not included in the Chapter 11 filing. On September 24, 2004, the official committee of unsecured creditors was appointed in our Chapter 11 cases. Subsequently, on November 29, 2004, the official committee of equity security holders was appointed in our Chapter 11 cases. We are continuing to operate our business as a debtor-in-possession under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Bankruptcy Code and the orders of the Bankruptcy Court. In general, as a debtor-in-possession, we are authorized under the Bankruptcy Code to continue to operate as an ongoing business, but may not engage in transactions outside the ordinary course of business without the prior approval of the Bankruptcy Court.

On September 23, 2004, we entered into a Revolving Credit Agreement (the “DIP Facility”) with JPMorgan Chase Bank, or JPMCB, and each of the other commercial banks, finance companies, insurance companies or other financial institutions or funds from time to time party thereto, together, with JPMCB, the Lenders, J.P. Morgan Securities Inc., as lead arranger and book runner, and JPMCB, as administrative and collateral agent for the Lenders. The DIP Facility received interim approval by the Bankruptcy Court on September 23, 2004 and final approval on October 21, 2004. The DIP Facility provides for a $200,000,000 commitment, or the Commitment, of debtor-in-possession financing to fund our post-petition operating expenses, supplier and employee obligations. See “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources” below for a further discussion regarding the DIP Facility.

In conjunction with the commencement of the Chapter 11 process, we sought and obtained several orders from the Bankruptcy Court which were intended to enable us to operate in the normal course of business during the Chapter 11 process. The most significant of these orders:

•	authorize us to pay pre-petition and post-petition employee wages and salaries and related benefits during our restructuring under Chapter 11;

•	authorize us to pay trust taxes in the ordinary course of business, including pre-petition amounts;

•	authorize the continued use of our cash management systems; and

•	permit us to continue with ordinary course customer programs, such as rebates and coupons.

Pursuant to the Bankruptcy Code, our pre-petition obligations, including obligations under debt instruments, generally may not be enforced against us. In addition, any actions to collect pre-petition indebtedness are automatically stayed unless the stay is lifted by the Bankruptcy Court.

As a debtor-in-possession, we have the right, subject to Bankruptcy Court approval and certain other limitations, to assume or reject executory contracts and unexpired leases. In this context, “assume” means that we agree to perform our obligations and cure all existing defaults under the contract or lease, and “reject” means that we are relieved from our obligations to perform further under the contract or lease, but are subject to a claim for damages for the breach thereof. Any damages resulting from rejection of executory contracts and unexpired leases will be treated as general unsecured claims in the Chapter 11 process unless such claims had been secured on a pre-petition basis. We are in the process of reviewing our executory contracts and unexpired leases to determine which, if any, we will reject. We cannot presently determine or reasonably estimate the ultimate liability that may result from rejecting contracts or leases or from the filing of claims for any rejected contracts or leases, and no provisions have yet been made for these items.

We are in the process of communicating with principal vendors and customers, and we believe that most of our current relationships will continue. The loss of major vendors or customers could have a material adverse effect on our results of operations and financial condition.

The Bankruptcy Code provides that we have the exclusive right for 120 days (which exclusive period may be extended by the Bankruptcy Court) during which only we may file and solicit acceptances of a plan of reorganization. If we fail to file a plan of reorganization during the exclusive period or, after such plan has been filed, if we fail to obtain acceptance of such plan from the requisite impaired classes of creditors and equity holders during the exclusive solicitation period, any party in interest, including a creditor, an equity holder, a committee of creditors or equity holders or an indenture trustee, may file their own plan of reorganization.

Since the Petition Date, we have been actively engaged in restructuring our operations. With the assistance of Alvarez & Marsal LLC, or A&M, a firm specializing in corporate advisory and crisis management services to troubled and under-performing companies and their stakeholders, we are analyzing our business based on a number of factors including, but not limited to, historical sales results, expected future sales results, cash availability, production costs, utilization of resources and manufacturing and distribution efficiencies. As part of our restructuring efforts we are evaluating various alternatives including, but not limited to, the sale of some or all of our assets, infusion of capital, debt restructuring and the filing of a plan of reorganization with the Bankruptcy Court, or any combination of these options.

In the event that we file a plan of reorganization with the Bankruptcy Court, the plan, along with a disclosure statement approved by the Bankruptcy Court, will be sent to all creditors, equity holders and parties in interest. Following the solicitation period, the Bankruptcy Court will consider whether to confirm the plan. In order to confirm a plan of reorganization, the Bankruptcy Court, among other things, is required to find that:

•	with respect to each impaired class of creditors and equity holders, each holder in such class has accepted the plan or will, pursuant to the plan, receive at least as much as such holder would receive in a liquidation;

•	each impaired class of creditors and equity holders has accepted the plan by the requisite vote (except as described in the following sentence); and

•	confirmation of the plan is not likely to be followed by a liquidation or the need for further financial reorganization unless the plan proposes such liquidation or reorganization.

If any impaired class of creditors or equity holders does not accept the plan and, assuming that all of the other requirements of the Bankruptcy Code are met, the proponent of the plan may invoke the “cram down” provisions of the Bankruptcy Code.

Under the “cram down” provisions, the Bankruptcy Court may confirm a plan notwithstanding the non-acceptance of the plan by an impaired class of creditors or equity holders if certain requirements of the Bankruptcy Code are met. These requirements may, among other things, necessitate payment in full for senior classes of creditors before payment to a junior class can be made. As a result of the amount of pre-petition indebtedness and the availability of the “cram down” provisions, the holders of our common stock may receive no value for their interests under the plan of reorganization. Because of this possibility, the value of our outstanding common stock is highly speculative.

The administrative and reorganization expenses resulting from the Chapter 11 process will unfavorably affect our results of operations. Future results of operations may also be adversely affected by other factors related to the Chapter 11 process. See “Business – Trends, Risks and Uncertainties” for a discussion of risks and uncertainties relating to the Chapter 11 process.

Changes in Management

On September 21, 2004, James R. Elsesser resigned as our chief executive officer, as chairman of the board of directors and as a director. On the same date, Leo Benatar was appointed by the board of directors as non-executive chairman of the board. Mr. Benatar has served as a member of our board of directors since 1991. On the same date, Antonio C. Alvarez II was appointed by the board of directors as our new chief executive officer. In addition, the board of directors appointed John K. Suckow as our executive vice president and chief restructuring officer.

Mr. Alvarez is co-founder, a managing director and co-chief executive of A&M. Mr. Suckow is also a managing director of A&M. We initially retained the services of A&M on August 27, 2004. Messrs. Alvarez and Suckow, as employees of A&M, were designated as officers pursuant to an amended and restated letter agreement dated as of September 21, 2004 and further amended and restated as of October 14, 2004. For additional information about the terms and conditions of the amended and restated letter agreement, see our Current Report on Form 8-K filed with the SEC on September 27, 2004.

Company History

Our predecessor company, Schulze Baking Company, was founded in Kansas City in 1927. We were subsequently created through the merger of Schulze Baking Co. and Western Bakeries Ltd. in 1937. Since 1937, we have completed a number of acquisitions of other baking businesses. We have grown to our present size primarily through strategic acquisitions.

In July 1995, we acquired Continental Baking Company from Ralston Purina Company, adding the Wonder and Hostess brands to our portfolio of products. This acquisition made us the nation’s largest baker of fresh baked bread and sweet goods in terms of net sales. In March 1997, we acquired the assets of the San Francisco French Bread Company. In January 1998, we acquired the assets of John J. Nissen Baking companies, a Maine-based baker and distributor of fresh bread primarily in New England. In August 1998, we acquired the assets of the Drake’s baking operation. Drake’s sells snack cakes throughout the northeastern U.S. under its well-known brand names, “Devil Dogs ®,” “Ring Dings ®,” “Yodels®” and “Yankee Doodles®.” In October 1998, we made a small acquisition of the assets of the My Bread Baking Co. operation in New Bedford, Massachusetts.

Our acquisitions throughout the years have allowed us to increase scale, expand our product and brand portfolio and broaden our geographic presence.

Products and Brands

We produce, market, distribute and sell white breads, variety breads, crusty breads, reduced calorie breads, English muffins, croutons, rolls, buns and baked sweet goods under a number of well-known national and regional brand names. Our brands are positioned across a wide spectrum of categories and price points. The following chart illustrates our principal categories and brands:

Category	Our National Brands	Our Regional Brands
Breads, Rolls and Buns
White, variety, crusty, reduced-calorie and bagels	Wonder	Bunny*
	Home Pride Baker’s Inn Bread du Jour Beefsteak	Butternut Merita Millbrook Eddy’s Cotton’s Holsum* Holsum* J.J. Nissen Parisian Sunbeam* Sweetheart Di Carlo Colombo Roman Meal* Sun-Maid*
Fresh Baked Sweet Goods
Donuts, sweet rolls, snack pies and snack cakes	Hostess	Dolly Madison
	Twinkies Ding Dongs HoHos Suzy-Qs	Drake’s Devil Dogs Ring Dings Yodels Yankee Doodles Zingers
Other
Croutons and stuffing mix	Mrs. Cubbison’s Marie Callender’s*

*	Licensed brands

We believe that our brand trademarks such as “Wonder®,” “Hostess®,” “Home Pride®,” “Baker’s Inn®,” “Butternut®” and “Dolly Madison®” and product trademarks such as “Twinkies®,” “HoHos®” and “Zingers®” are of material importance to our strategy of brand building. We take appropriate action from time to time against third parties to prevent infringement of our trademarks and other intellectual property. We also enter into confidentiality agreements from time to time with employees and third parties as necessary to protect formulas and processes used in producing our products. Some of our products are sold under brands that we have licensed from others on terms that are generally renewable at our discretion. These licensed brands include “Bunny®,” “Cotton’s® Holsum,” “Holsum®,” “Marie Callender’s®,” “Roman Meal®,” “Sunbeam®” and “Sun-Maid®.”

In the fourth quarter, we introduced a line of super premium breads under the Baker’s Inn label, which includes whole grain, raisin wheat and whole wheat. The line of seven different hearty bread varieties is targeted to an older more affluent consumer and is very different from the traditional everyday white and wheat varieties that make up the majority of our branded bread product line. Priced competitively with other super premium bread brands and sold in a distinctive brown paper bag, Baker’s Inn offers consumers corner bakery quality bread in the commercial bread aisle. Television and print advertising started in June 2004 and a significant promotion schedule started in July 2004. Initial consumer response to the Baker’s Inn line has been positive and recent performance has been encouraging. At the Retailer Choice Awards held in May 2004, an awards show held by the Food Marketing Institute recognizing the grocery industry’s new food    , beverage and consumer products, Baker’s Inn was voted as the best new bakery product for the year.

Marketing and Distribution

The majority of our bread is sold through national mass merchandisers and supermarkets, while our sweet goods are sold principally through national mass merchandisers, supermarkets and convenience stores. One customer, Wal-Mart Stores, Inc., accounted for approximately 10.7% of our net sales in fiscal 2004. No other single customer accounted for more than 10% of our net sales. Sweet goods sales tend to be somewhat seasonal, with an historically weak winter period, which we believe is attributable to altered consumption patterns during the holiday season. Sales of buns, rolls and shortcake products are historically higher in the spring and summer months.

Our marketing and advertising campaigns are conducted through targeted television and print advertising as well as coupon inserts in newspapers and other printed media. Our national accounts department manages our relationships with our largest customers. This group focuses on customer service and satisfaction and communicates on a regular basis to our customers regarding new products and upcoming product events.

We distribute our products in markets representing over 90% of U.S. supermarket volume, with our strongest presence (as measured by net sales, market share and number of facilities) in Southern California, the upper Midwest, the Northeast, the mountain states, the middle Atlantic states and Florida. Our plants and distribution centers across the U.S. are located close to the major marketplaces enabling effective delivery and superior customer service. We do not keep a backlog of inventory, as our fresh bakery products are promptly distributed to our customers after being produced.

We deliver our fresh baked bread and sweet goods from our network of bakeries to our distribution centers. Our sales force then delivers primarily to mass merchandisers, supermarkets and convenience stores on approximately 9,100 delivery routes. We are one of only a few fresh baked bread and sweet goods producers with a national direct store delivery, or DSD, system that enables us to provide frequent and individualized service to our national and regional customers. Our DSD system allows us to effectively manage shelf space and efficiently execute in-store promotions and new product introductions. In accordance with industry practice, we repurchase dated and damaged bread products from most of our customers. Dated bread and other products are delivered to our approximately 1,100 bakery outlets for retail sale. Bakery outlet sales represented approximately 12% of our net sales during the 52-week period ended May 29, 2004.

Sources and Availability of Raw Materials

Most ingredients in our products, principally flour, sugar and edible oils, are readily available from numerous sources. Cocoa, an ingredient in some sweet goods, generally is available, but from a limited number of sources. We currently are dependent on a sole supplier for an ingredient we use to produce fresh bread products under our extended shelf life, or ESL, program. We do not have a long-term supply contract with this supplier; however, we believe this is in our best interest because of rapidly changing technology in this area. We have identified alternative ingredient sources to produce this ingredient that could produce the same results for our ESL program. We utilize commodity hedging derivatives, including exchange traded futures and options on wheat, corn, soybean oil and certain fuels, to reduce our exposure to commodity price movements for future ingredient and energy needs. The terms of such instruments, and the hedging transactions to which they relate, generally do not exceed one year. We also purchase other major commodity requirements through advance purchase contracts, generally not longer than one year in duration, to lock in prices for raw materials. The balance of our commodity needs are purchased on the spot markets. Through our program of central purchasing of baking ingredients and packaging materials, we believe we are able to utilize our national presence to obtain competitive prices.

Prices for our raw materials are dependent on a number of factors including the weather, crop production, transportation and processing costs, government regulation and policies, and worldwide market supply of, and demand for, such commodities. Although we believe that we are able to utilize our central purchasing function to obtain competitive prices, the inherent volatility of commodity prices occasionally exposes us to fluctuating costs. We attempt to recover the majority of our commodity cost increases by increasing prices, moving towards a higher margin product mix or obtaining additional operating efficiencies. We are limited, however, in our ability to take greater price increases than the bakery industry as a whole because demand for our products has shown to be negatively affected by such price increases.

Employees

We employ more than 32,000 people, approximately 81% of whom are covered by one of approximately 500 union contracts. Most of our employees are members of either the International Brotherhood of Teamsters or the Bakery, Confectionery, Tobacco Workers & Grain Millers International Union. Our union contracts are typically renegotiated once every three to five years. We believe that we have good relations with our employees. None of the individual collective bargaining agreements is material to our consolidated operations. However, because our union groups are concentrated in the two organizations listed, contract negotiations with any local unit can involve the threat of strike by other union members at other IBC facilities. Although the Chapter 11 process could strain relations with employee groups and labor unions, we are committed to working with those groups to resolve any conflicts that may arise in order to ensure the continued viability of our business.

Competition

We face intense competition in all of our markets from large national bakeries, smaller regional operators, small retail bakeries, supermarket chains with their own bakeries, grocery stores with their own in-store bakery departments or private label products and diversified food companies. Competition is based on product quality, price, brand recognition and loyalty, effective promotional activities, access to retail outlets and sufficient shelf space and the ability to identify and satisfy consumer preferences. Customer service, including responsiveness to delivery needs and maintenance of fully stocked shelves, is also an important competitive factor and is central to the competition for retail shelf space. Sara Lee Corporation, George Weston Limited, Flowers Foods, Inc. and Grupo Bimbo, S.A. are our largest fresh baked bread competitors, each marketing bread products under various brand names. George Weston Limited, Grupo Bimbo, S.A., McKee Foods Corporation, Tasty Baking Company and Krispy Kreme Doughnuts, Inc. are our largest competitors with respect to fresh baked sweet goods. In addition, fresh baked sweet goods also compete with other sweet snack foods like cookies and candies. From time to time, we experience price pressure in certain of our markets as a result of competitors’ promotional pricing practices. However, we believe that our geographic diversity helps to limit the effect of regional competition.

Governmental Regulation; Environmental Matters

Our operations are subject to regulation by various federal, state and local government entities and agencies. As a baker of fresh baked bread and sweet goods, our operations are subject to stringent quality and labeling standards, including the Federal Food and Drug Act and Bioterrorism Act of 2002. Our bakery operations and our delivery fleet are subject to various federal, state and local environmental laws and workplace regulations, including the federal Occupational Safety and Health Act of 1970, the federal Fair Labor Standards Act of 1938, the federal Clean Air Act of 1990 and the federal Clean Water Act of 1972. Future compliance with or violation of such regulations, and future regulation by various federal, state and local government entities and agencies, which could become more stringent, may have a material adverse effect on our financial condition and results of operations. We could also be subject to litigation arising out of such governmental regulations that could have a material adverse effect on our financial condition and results of operations. We believe that our current legal and environmental compliance programs adequately address such concerns and that we are in substantial compliance with such applicable laws and regulations.

We have underground storage tanks at various locations throughout the U.S. that are subject to federal and state regulations that establish minimum standards for these tanks and where necessary, require remediation of associated contamination. On some parcels of owned real property, we discovered that underground storage tanks containing gasoline or diesel fuel had leaked and contaminated the adjacent soil. Typically, the discovery of these leaks and the resulting soil contamination is made in connection with the sale of a property or the removal of an underground storage tank. When we discover that a leaking tank has contaminated a site, we take appropriate steps to clean up or remediate the site. We are presently in the process of or have completed remediating any known contaminated sites.

In addition, the Environmental Protection Agency, or EPA, has made inquiries into the refrigerant handling practices of companies in our industry. Two of these companies entered into a negotiated settlement with the EPA and made substantial settlement payments. In September 2000, we received a request for information from the EPA relating to our handling of regulated refrigerants, which we use in equipment in our bakeries for a number of purposes, including to cool our dough during the production process. In January 2002, the EPA offered a partnership program to members of the baking industry pursuant to which individual companies can elect to participate. Because we had previously received a request for information from the EPA, we were excluded from the program. Nevertheless, we undertook our own voluntary program to convert our industrial equipment to eliminate the use of ozone-depleting refrigerants. We have engaged in settlement negotiations with the EPA and we believe we should be allowed to participate in, and receive the benefits of, the program, and we are pursuing this issue with the EPA in the context of ongoing settlement negotiations. The EPA has not assessed any fines relating to our practices to date; however, the EPA may do so in the future. If the EPA were to initiate an enforcement action to assess a fine against us in connection with our handling of these regulated refrigerants, we would vigorously challenge any such assessment. We have also received notices from the EPA, state agencies, and/or private parties seeking contribution, that we have been identified as a potentially responsible party, or PRP, under the Comprehensive Environmental Response, Compensation and Liability Act, or CERCLA, arising out of the alleged disposal of hazardous substances at certain disposal sites on properties owned or controlled by others. Because liability under CERCLA may be imposed retroactively without regard to fault, we may be required to share in the cleanup cost with respect to six “Superfund” sites. Our ultimate liability in connection with these sites may depend on many factors including the volume and types of materials contributed to the site, the number of other PRPs and their financial viability and the remediation methods and technology to be used.

The Clean Air Act of 1970, as amended, provides for federal, state and local regulation of the emission of air pollutants. Under the Clean Air Act, many of our facilities are required to report and control air emissions, including volatile organic compounds, nitrogen oxides and ozone-depleting substances. In April 2004 the EPA promulgated rules relating to EPA’s more stringent National Ambient Air Quality Standards for ozone. State and local authorities may apply additional emissions limits to certain of our bakeries to comply with the new ozone NAAQS likely beginning in 2006.

While it is difficult to quantify the potential financial impact of actions involving environmental matters, particularly remediation costs at waste disposal sites and future capital expenditures for environmental control equipment, in the opinion of our management, the ultimate liability arising from such environmental matters, taking into account established accruals for estimated liabilities, should not be material to our overall financial position, but could be material to results of operations or cash flows for a particular quarter or annual period.

Availability of Reports; Website Access

Our Internet address is http://www.interstatebakeriescorp.com. Under the heading “SEC Filings” on our website, we provide a hyperlink to the 10kWizard.com website. Through that hyperlink, we make available, free of charge, our Annual Reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. In addition, we provide a hyperlink entitled “Restructuring Information” on our website that provides access to all filings related to our Chapter 11 proceedings.

Trends, Risks and Uncertainties

You should carefully consider the risks described below, together with all of the other information included or incorporated in this report, in considering our business and prospects. The risks and uncertainties described below are not the only ones facing us. Additional risks and uncertainties not presently known to us or that we currently deem insignificant may also impair our business operations. The occurrence of any of the following risks could adversely affect our financial condition, results of operations and cash flows.

We face significant challenges in connection with our bankruptcy reorganization.

On September 22, 2004, we and each of our wholly-owned subsidiaries filed voluntary petitions for relief under the Bankruptcy Code in the Bankruptcy Court. We currently operate our business as a debtor-in-possession pursuant to the Bankruptcy Code.

We are continuing the process of stabilizing our businesses and evaluating our operations before beginning the development of a plan of reorganization. As part of our restructuring efforts we are evaluating various alternatives including, but not limited to, the sale of some or all of our assets, infusion of capital, debt restructuring and the filing of a plan of reorganization with the Bankruptcy Court, or any combination of these options. In the event that we file a plan of reorganization with the Bankruptcy Court, the plan, along with a disclosure statement approved by the Bankruptcy Court, will be sent to creditors, equity holders and parties in interest in order to solicit acceptance of the plan. Following the solicitation, the Bankruptcy Court will consider whether to confirm the plan. When proposed, our plan of reorganization may not receive the requisite acceptance by creditors, equity holders and parties in interest, or the Bankruptcy Court may not confirm the proposed plan. Moreover, even if a plan of reorganization receives the requisite acceptance by creditors, equity holders and parties in interest and is approved by the Bankruptcy Court, the plan may not be viable.

In addition, due to the nature of the reorganization process, actions may be taken by creditors and parties in interest that may have the effect of preventing or unduly delaying confirmation of a plan of reorganization in connection with the Chapter 11 process. Accordingly, we can provide no assurance as to whether or when a plan of reorganization may be confirmed in the Chapter 11 process.

We face uncertainty regarding the adequacy of our capital resources and have limited access to additional financing.

We are currently operating under a $200,000,000 DIP Facility to fund our post-petition operating expenses, supplier and employee obligations. The DIP Facility received interim approval by the Bankruptcy Court on September 23, 2004 and final approval on October 21, 2004.

Additionally, the DIP Facility subjects us to certain obligations, including the delivery of a Borrowing Base Certificate (as defined in the DIP Facility), cash flow forecasts and operating budgets at specified intervals, as well as certain limitations on the payment of indebtedness, entering into investments, the payment of capital expenditures and the payment of dividends. There can be no assurance that we will be able to consistently comply with these and other restrictive obligations in our DIP facility.

In addition to the cash requirements necessary to fund ongoing operations, we anticipate that we will incur significant professional fees and other restructuring costs in connection with the Chapter 11 process and the restructuring of our business operations. We cannot assure you that the amounts of cash available from operations and from our DIP Facility will be sufficient to fund operations until such time as we are able to propose a plan of reorganization that will receive the requisite acceptance by creditors, equity holders and parties in interest and be confirmed by the Bankruptcy Court. In the event that cash flows and available borrowings under the DIP Facility are not sufficient to meet our cash requirements, we may be required to seek additional financing. We can provide no assurance that additional financing would be available or, if available, offered on acceptable terms.

As a result of the Chapter 11 process and the circumstances leading to the bankruptcy filing, our access to additional financing is, and for the foreseeable future will likely continue to be, very limited. Our long-term liquidity requirements and the adequacy of our capital resources are difficult to predict at this time, and ultimately cannot be determined until a plan of reorganization has been developed and is confirmed by the Bankruptcy Court in the Chapter 11 process.

The Chapter 11 process and the DIP Facility impose restrictions on the conduct of our business.

We are operating our business as a debtor-in-possession pursuant to the Bankruptcy Code. Under applicable bankruptcy law, during the pendency of the Chapter 11 process, we will be required to obtain the approval of the Bankruptcy Court prior to engaging in any transaction outside the ordinary course of business. In connection with an approval, creditors and parties in interest may raise objections to the approval and may appear and be heard at any hearing with respect to the approval. Accordingly, although we may sell assets and settle liabilities (including for amounts other than those reflected on our financial statements) with the approval of the Bankruptcy Court, there can be no assurance that the Bankruptcy Court will approve any sales or proposed settlements. The Bankruptcy Court also has the authority to oversee and exert control over our ordinary course operations.

The DIP Facility contains both affirmative and negative covenants pursuant to which we agree to take, or refrain from taking, certain actions. The primary on-going affirmative obligation that we are required to perform is the scheduled periodic delivery of a Borrowing Base Certificate (as defined in the DIP Facility), which reflects the components of and reserves against the Borrowing Base (as defined in the DIP Facility), establishes borrowing availability pursuant to an agreed formula, certifies as to the accuracy and completeness of the information presented and includes any documentation necessary or appropriate to support the information presented. Additionally, we are required to deliver, as soon as possible (but in no event later than January 20, 2005), a projected operating budget detailing, on a monthly and quarterly basis, our anticipated cash receipts and disbursements setting forth the anticipated uses of the Commitment (as defined in the DIP Facility).

The DIP Facility also contains several restrictive covenants that are typical for a debtor-in-possession credit facility of this type. The DIP Facility contains certain financial covenants requiring minimum Consolidated EBITDA (as defined in the DIP Facility) and restricting Capital Expenditures (as defined in the DIP Facility), each as measured against numbers presented in the Budget (as defined in the DIP Facility). In addition, the DIP Facility also imposes restrictions relating to, among other things, incurrence of liens, our ability to consolidate or merge with or into another entity, incurrence or guarantee of debt, payment of dividends, making of investments, and the disposition of assets.

Failure to satisfy any of these covenants could result in an event of default that could cause, absent the receipt of appropriate waivers, an interruption in cash and letter of credit availability, which could cause an interruption of our normal operations. As a result of the restrictions described above, our ability to respond in a timely fashion to changing business and economic conditions may be significantly restricted and, absent approval by the requisite number of lenders, we may be prevented from engaging in transactions that might otherwise be considered beneficial to us.

Our preliminary unaudited financial statements assume we can continue as a “going concern”.

Our preliminary unaudited financial statements included elsewhere herein have been prepared assuming we can continue as a going concern. These financial statements have not been reviewed or audited by our independent auditors and are subject to further review and potential adjustment and may not be indicative of our financial condition or results of operations. However, had the preliminary, unaudited financial statements provided herein been audited by our independent auditors, we expect that any audit report provided would have included a paragraph stating that there is substantial doubt as to our ability to continue as a going concern. Because of the Chapter 11 process and the circumstances leading to the bankruptcy filing, it is possible that we may not be able to continue as a going concern.

Our continuation as a going concern is dependent upon, among other things, our ability to evaluate various alternatives including the sale of some or all of our assets, infusion of capital, debt restructuring and the development, confirmation and implementation of a plan of reorganization, our ability to comply with the terms of the DIP Facility, our ability to obtain financing upon exit from bankruptcy and our ability to generate sufficient cash from operations to meet our obligations and any combination of these factors. In the event our restructuring activities are not successful and we are required to liquidate, additional significant adjustments would be necessary in the carrying value of assets and liabilities, the revenues and expenses reported and the balance sheet classifications used.

In addition, the amounts reported in the consolidated financial statements included herein do not reflect adjustments to the carrying value of assets or the amount and classification of liabilities that ultimately may be necessary as the result of a plan of reorganization. Adjustments necessitated by a plan of reorganization could materially change the amounts reported in the consolidated financial statements included herein.

We are no longer listed on the New York Stock Exchange and the market in our common stock is highly speculative and may not continue.

On September 23, 2004 our common stock was delisted from the New York Stock Exchange, or the NYSE. Our common stock now trades on the over-the-counter market under the symbol “IBCIQ.PK.” Our delisting has reduced the market and liquidity of our common stock and consequently may adversely affect the ability of our stockholders and brokers/dealers to purchase and sell our shares in an orderly manner or at all. Trading in our common stock through market makers and quotation on the over-the-counter bulletin board entails other risks. Due in part to the decreased trading price of our common stock and reduced analyst coverage, the trading price of our common stock may change quickly, and market makers may not be able to execute trades as quickly as they could when the common stock was listed on the NYSE. The NYSE also has notified us that its Market Trading Analysis Department is reviewing transactions in the common stock of IBC occurring prior to our August 30, 2004 announcement that we were delaying the filing of our Form 10-K and prior to our September 22, 2004, filing of a petition for relief under Chapter 11 of the Bankruptcy Code. We have responded to the NYSE’s requests for information and expect to cooperate fully in that inquiry.

In addition, as a result of pre-petition indebtedness and the availability of the “cram-down” provisions of the Bankruptcy Code described in “Item 1. Business – Proceedings Under Chapter 11 of the Bankruptcy Code” herein, the holders of our common stock may not receive value for their interests under a plan of reorganization. Because of this possibility, the value of our common stock is highly speculative and any investment in our common stock would pose a high degree of risk. Potential investors in our common stock should consider the highly speculative nature of our common stock prior to making any investment decision with respect to our common stock.

We have delayed timely filing of SEC reports due to our awareness of weaknesses in our internal controls related to our newly implemented financial reporting system, accounting uncertainties with respect to a defined benefit pension plan to which we contribute and the need to complete an analysis to determine appropriate asset impairment charges.

As part of Program SOAR, an acronym for Systems Optimization And Re-engineering initiatives, we began implementing a new financial data reporting system utilizing SAP software in June of 2004. We have experienced, and continue to experience, significant delays in obtaining financial information as a result of weaknesses in our internal controls related to the implementation. Due to our awareness of the magnitude of these weaknesses in late August of 2004, we were unable to produce timely and accurate financial reports. Because of the delayed availability of financial data, our officers were unable to certify as to our disclosure controls and procedures resulting in the delayed filing of our Annual Report on Form 10-K for the year ended May 29, 2004 and our Quarterly Report on Form 10-Q for the quarter ended August 21, 2004. In addition, our first quarter Quarterly Report on Form 10-Q is delayed due to the need to complete an analysis to determine appropriate asset impairment charges related to our bankruptcy filing and in response to our fiscal 2005 performance. We remain uncertain about when we will file our Annual Report on Form 10-K and our first quarter Quarterly Report on Form 10-Q. Our failure to timely file our Annual Report on Form 10-K and the delayed filing of our first quarter Quarterly Report on Form 10-Q could adversely affect our financial condition, results of operations and cash flows.

We continue to work diligently to resolve our financial reporting issues and to develop and analyze information as it becomes available. However, our ability to resolve deficiencies in our financial reporting system depends on several factors, including our ability to identify and timely resolve issues as they occur. Existing or any additional delays encountered in the future with regard to our utilization of our financial reporting system could adversely affect our financial condition, results of operations and cash flows.

Please refer to the Explanatory Note preceding this report for additional information regarding the accounting uncertainties related to a defined benefit pension plan to which we contribute.

Our reorganization will require substantial effort by management and may impact our ability to attract, retain and compensate key employees.

Our senior management may be required to expend a substantial amount of time and effort structuring a plan of reorganization, as well as evaluating various restructuring alternatives including, but not limited to, the sale of some or all of our assets, infusion of capital and debt restructuring, or any combination of these options, which could have a disruptive impact on management’s ability to focus on the operation of our business. In addition, we may encounter difficulty recognizing, attracting, retaining and compensating key executives and associates and to retain employees generally as a result of the Chapter 11 process.

Declining demand for our products could have adverse effects on our financial results.

We have experienced a significant decline in the demand for our products. During fiscal 2004, our total unit volumes of branded bread declined by 3.7% from the comparable fiscal 2003 period, while unit volumes of branded sweet goods also declined by 3.7%. During fiscal 2004, revenues declined 1.7% from the comparable fiscal 2003 period. Data from Information Resources Incorporated (IRI), an independent market research concern that reports sales trends in most supermarkets, indicates that the declining bread trend was broadly evident in the industry in 2004. We have partially offset the declining bread trend by increasing our prices. However, despite these price increases, we believe that we will continue to experience reduced demand for our products, particularly white bread and private label products. In addition, market trends require that we increase promotional spending in order to stay competitive and maintain sales volumes while facing declining demand.

Consumer interest in low-carbohydrate diets has contributed to the reduced demand for our products. Consumer interest in reduced carbohydrate consumption has increased in the last year as a result of the popularity of diets such as the Atkins and South Beach diets. We believe that the trend toward reduced consumption of carbohydrates and bread products is industry-wide. Although in February 2004 we introduced our Home Pride Carb Action bread, a product line consisting of two varieties of bread with reduced carbohydrate content, we have not been successful in combating the impact on our business of reduced carbohydrate consumption. We believe that continued popularity of low-carbohydrate diets will adversely impact demand for our products going forward.

In addition, new dietary guidelines could result in further reduced demand for our products. Nutrition and Your Health: Dietary Guidelines for Americans, or the Guidelines, are published jointly every five years by the Department of Health and Human Services and the Department of Agriculture. The Guidelines provide dietary advice aimed at promoting health and reducing the risk for major chronic diseases, and serve as the basis for federal food and nutrition education programs. A preliminary draft of the new Guidelines recommends that Americans reduce consumption of saturated fat, trans fat and cholesterol. The final Guidelines are scheduled to be released in January 2005, and we believe that they will recommend increased consumption of whole grain products and decreased consumption of refined grain products. We have a number of whole grain products among our product offerings, including some of the varieties offered under the Baker’s Inn label. However, the substantial majority of our bread revenues are from the sale of white bread and other refined grain bread products. There can be no assurance that, if consumers increase their consumption of whole grain products as a result of the new Guidelines, they will increase consumption of our whole grain product offerings.

We have not been able to adequately respond to decreased demand for our products because we have limitations on flexibility with our costs and because of excess industry capacity. Our labor costs are relatively fixed. We employ more than 32,000 people, approximately 81% of whom are covered by one of approximately 500 union contracts. Because a substantial portion of our workers are unionized, our wages are generally higher and our ability to implement productivity improvements and effect savings with respect to health care, pension and other retirement costs is more restricted than in many nonunion operations as a result of various restrictions specified in our collective bargaining agreements. In addition, bakery industry consolidation by larger food companies, combined with declining unit sales in certain product categories (such as the premium white bread and private label segments) and more efficient production methods (including extended shelf life programs), have resulted in excess industry capacity. This excess industry capacity makes it more difficult for us to respond to declining demand. Thus, declining demand, combined with relatively high and fixed labor costs as a result of our union contracts and excess industry capacity, could adversely affect our financial condition, results of operations and cash flows.

We may have difficulty in maintaining relationships and material contracts with our suppliers.

We may have difficulty in maintaining existing relationships with our suppliers or creating new relationships with suppliers as a result of the Chapter 11 process. Our suppliers may stop providing materials to us or provide materials on a “cash on delivery” or “cash on order” basis, or on other terms that could have an adverse impact on our short-term cash flow. Our ability to maintain contracts with our suppliers that are critical to our operations may be adversely impacted due to supplier uncertainty regarding our cash-flow resources and the outcome of the Chapter 11 process.

We have identified a material weakness regarding our internal controls and procedures, and we may have future material weaknesses regarding our internal controls and procedures.

We have identified a material weakness regarding our system of internal controls and procedures relating to the procedures we followed in estimating certain of our self-insurance reserves, including workers’ compensation, general liability and motor vehicle liability reserves. The material weakness was due to lack of proper segregation of duties in assessing the work of our third party service provider, initiating journal entries, and reviewing such reserves. As such, it appears that the internal controls related to these self-insurance reserves were insufficient to prevent a material error in our financial statements.

The identification of the material weakness occurred in connection with the restatement of our condensed consolidated financial statements as of and for the periods ended November 15, 2003 and March 6, 2004 to reflect adjustments to the previously reported financial information. The restatement arose from the receipt by us of information during the second quarter of fiscal 2004 indicating that the methodology used for estimating our workers’ compensation reserve should be changed, primarily as a result of increases in our actual expenses associated with workers’ compensation claims, particularly in the state of California and increases in associated health care costs nationwide, and that the estimate for our workers’ compensation reserve should be increased by $40,000,000. We reached the conclusion that the reserves should have been increased in the periods discussed above, as previously announced on June 3, 2004. The Audit Committee of our board of directors commenced an investigation as to the circumstances surrounding this increase. The Audit Committee retained independent counsel and independent counsel retained accounting advisors to conduct this investigation, which was completed during our first quarter of fiscal 2005.

As a result of the Audit Committee investigation, the Audit Committee recommended, and our board of directors and management have taken and will continue to take certain remedial steps, including: removal of the financial officer involved; instituting procedures to segregate and review certain reserve reporting functions to ensure that these areas are reviewed by more than one individual; retaining an accredited actuary to analyze our workers’ compensation liabilities on a quarterly basis; strengthening our internal audit function, particularly as it relates to oversight of corporate-level financial functions; and issuing directives to improve the communication of information between and among senior management, the Audit Committee and our board of directors. In addition to the remedial steps we have undertaken, we will take further action to strengthen our internal controls and procedures, particularly with respect to the estimation of certain of our self-insurance reserves, including workers’ compensation, general liability and motor vehicle liability reserves. Although we believe the steps we have undertaken and the steps we intend to take will remedy the material weakness regarding certain of our self-insurance reserves, including workers’ compensation, general liability and motor vehicle liability reserves, we cannot assure you that additional material weaknesses regarding our internal controls and procedures will not be identified in the future.

Our independent auditors have also reported to our Audit Committee that they intend to issue a letter identifying a material weakness under standards established by the American Institute of Certified Public Accountants regarding our system of internal controls and procedures relating to the circumstances outlined above. Under such standards, a material weakness in internal controls is a reportable condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements caused by error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions.

An informal inquiry by the SEC regarding the restatement of our financial statements and related potential litigation could adversely impact our business.

On July 9, 2004, we received notice of an informal inquiry from the SEC. This request followed the voluntary disclosures that we made to the SEC regarding the increase in our reserve for workers’ compensation during fiscal 2004 with a charge to pre-tax income of approximately $40,000,000. We currently are cooperating with the SEC in its inquiry by providing documents and other information. We intend to continue our full cooperation with the SEC inquiry, but we cannot predict the outcome of the inquiry. A resolution of the SEC inquiry, or of other potential proceedings arising from the subject matter of that inquiry, might require us to pay a financial penalty or other sanctions.

Potential delays related to continuing Program SOAR initiatives could adversely affect our financial condition and results of operations.

Since fiscal 2003, we have been involved in a major, company-wide project that we refer to as Program SOAR that is focusing on re-engineering our business processes in an effort to rationalize production and distribution, centralize management and administrative functions from our then current decentralized model and modernize, document and rationalize information technology systems, controls and operations. Direct costs of the program were expected to be approximately $60,000,000, with the majority of these costs related to software and hardware acquisition and consulting fees.

Prior to our Chapter 11 filing we had completed Phase I of the program, including implementation of SAP accounting software systems for accounts payable, general ledger and inventory functions, and were preparing to implement Phases II and III on January 1 and June 1, 2005, respectively. Phase II would involve significant upgrades to our payroll and human resources systems and Phase III would address our accounts receivable, route accounting, and costing and production planning systems. Subsequent to our Chapter 11 filing, in an effort to conserve resources and focus on restructuring our business model, we made the determination to postpone Phases II and III indefinitely. The postponements, along with potential delays and problems with already implemented initiatives and continued use of our legacy systems could adversely affect our financial condition, results of operations and cash flows. We will continue to evaluate and consider implementation of initiatives identified through Program SOAR as a part of our restructuring activities as our resources allow, but will no longer report on costs in connection with, and benefits related to, Program SOAR independently of other restructuring activities.

We have experienced significant disruptions and delays in connection with our conversion to our new accounting software system. Our operations may continue to be disrupted and we may encounter additional unforeseen problems during the implementation of cost-saving initiatives, some of which were originally identified through Program SOAR, including disruptions in business and internal accounting and reporting related to the implementation of SAP software systems.

Increases in employee and employee-related costs could have adverse effects on our financial results.

Health care and workers’ compensation costs have been increasing and may continue to increase. In fiscal 2003 and fiscal 2004, we increased our workers’ compensation reserves and we cannot assure you that increased workers’ compensation costs will not also cause us to increase these reserves in the future. Any substantial increase in health care or workers’ compensation costs may adversely affect our financial condition, results of operations and cash flows. In addition, a shortage of qualified employees or a substantial increase in the cost of qualified employees could adversely affect our financial condition, results of operations and cash flows.

Increases in prices and shortages of raw materials, fuels and utilities could cause our costs to increase.

The principal raw materials used to bake our fresh bread and sweet goods, including flour, sugar and edible oils and the paper, films and plastics used to package our products, are subject to substantial price fluctuations. The prices for raw materials are influenced by a number of factors, including the weather, crop production, transportation and processing costs, government regulation and policies, and worldwide market supply and demand. Commodity prices have been volatile and may continue to be volatile and we have seen costs for some of our principal commodities, primarily natural gas, fuel, flour and edible oils, rise sharply during the past year and we cannot be assured that these costs will return to more historical levels in the near future. Any substantial increase in the prices of raw materials may adversely affect our financial condition, results of operations and cash flows. We enter into contracts to be performed in the future, generally with a term of one year or less, to purchase raw materials at fixed prices to protect us against price increases. These contracts could cause us to pay higher prices for raw materials than are available in the spot markets.

We currently are dependent on a sole supplier for an ingredient we use to produce fresh baked bread products under our ESL program. We do not have a long-term supply contract or licensing arrangement with this supplier. We have identified alternative ingredient sources that could produce the same results for our ESL program. If we are unable to buy this ingredient in sufficient quantities, or on commercially reasonable terms from our current supplier and are unsuccessful in securing acceptable alternative suppliers or ingredients, it could adversely affect our financial condition, results of operations and cash flows.

Our bakeries and other facilities also use natural gas, propane and electricity to operate. Our distribution operations use gasoline and diesel fuel to deliver our products. Substantial future increases in prices for, or shortages of, these fuels or electricity could adversely affect our financial condition, results of operations and cash flows.

Competition could adversely impact our results of operations.

The baking industry is highly competitive. Competition is based on product quality, price, brand recognition and loyalty, effective promotional activities, access to retail outlets and sufficient shelf space and the ability to identify and satisfy consumer preferences. We compete with large national bakeries, smaller regional operators, small retail bakeries, supermarket chains with their own bakeries, grocery stores with their own in-store bakery departments or private label products and diversified food companies. Some of these competitors are more diversified and have greater financial resources than we do. Customer service, including responsiveness to delivery needs and maintenance of fully stocked shelves, is an important competitive factor and is central to the competition for retail shelf space. From time to time, we experience price pressure in certain of our markets as a result of our competitors’ promotional pricing practices. Increased competition could result in reduced sales, margins, profits and market share.

We may be obligated to make additional contributions or incur withdrawal liability, to multi-employer pension plans.

We have collective bargaining agreements with our unions that stipulate the amount of contributions that we and other companies must make to union-sponsored, multi-employer pension plans in which our employees participate. Under our collective bargaining agreements, we are obligated to make contributions to a number of multi-employer plans which cover the majority of our employees. Benefits under these plans generally are based on a specified amount for each year of service. We contributed $133,530,000, $129,785,000 and $119,555,000 to all multi-employer plans in fiscal 2004, 2003 and 2002, respectively. Based on the most recent information available to us, we believe that certain of the multi-employer pension plans to which we contribute are substantially underfunded.

Multi-employer pension plans generally are managed by trustees, who are appointed by management of the employers participating in the plans (including our company, in some cases) and the affiliated unions, and who have fiduciary obligations to act prudently and in the best interests of the plan’s participants. Thus, while we expect contributions to these plans to continue to increase as they have in recent years, the amount of increase will depend upon the outcome of collective bargaining, actions taken by trustees, the actual return on assets held in these plans and the rate of employer withdrawals from the plans, as discussed below.

Under current law, an employer that withdraws or partially withdraws from a multi-employer pension plan may incur withdrawal liability to the plan, which represents the portion of the plan’s underfunding that is allocable to the withdrawing employer under very complex actuarial and allocation rules. If employers that withdraw or partially withdraw from a multi-employer pension plan are not able or fail to pay their withdrawal liability to the plan, by reason of bankruptcy or otherwise, the remaining participating employers in the plan must meet the plan’s funding obligations and are responsible for an increased portion of the plan’s underfunding. The decline in the value of assets held by certain of the multi-employer pension plans to which we contribute, coupled with the high level of benefits generally provided by the plans and the inability or failure of withdrawing employers to pay their withdrawal liability, has dramatically increased the underfunding of these plans in recent years. As a result, we expect that our contributions to these plans will continue to increase and the plans’ benefit levels, underfunding and related issues will continue to create challenges for us and other employers in the bakery and trucking industries.

When we close bakeries and distribution centers, we may incur withdrawal liabilities with respect to underfunded multi-employer pension plans. In fiscal 2004 and the second quarter of fiscal 2005, we closed three and two bakeries, respectively and, in connection with our restructuring activities, we expect to close additional bakeries, bakery outlets and distribution centers. Any assessments for any withdrawal liability that we might incur by future closures will be recorded when the affected plans determine that it is probable that a liability exists and that the amount of the withdrawal liability can be reasonably estimated.

Additionally, the Internal Revenue Code and related regulations establish minimum funding requirements for multi-employer pension plans. If any of these plans fail to meet these requirements and the trustees of these plans are unable to obtain waivers of the requirements from the Internal Revenue Service or reduce benefits to a level where the requirements are met, the Internal Revenue Service could impose excise taxes on us and the other employers participating in these plans, or we and the other employers may need to make additional funding contributions beyond the contractually agreed rates to correct the funding deficiency and avoid the imposition of such excise taxes. If excise taxes were imposed on us, or we make additional contributions, it could adversely affect our financial condition, results of operations and cash flows.

For the forgoing reasons, we are unable to determine the amount of future contributions, excise taxes or withdrawal liabilities, if any, for which we may be responsible or whether an adverse affect on our financial condition, results of operations and cash flows could result from our participation in these plans.

Additional contribution obligations under one of our defined benefit pension plans may be significant.

We also participate in other defined benefit pension plans under the Employee Retirement Income Security Act of 1974. We recently became aware of potential increased contribution obligations under one such plan for the 2005 calendar year in the amount of approximately $7 million payable in ratable quarterly installments. This additional contribution obligation represents a significant increase over our historical contribution obligations to the plan. This plan is the same plan as the plan with which we have experienced uncertainty regarding the proper accounting treatment, as further discussed below.

Uncertainty regarding the accounting treatment of one of our defined benefit pension plans may cause us to incur additional liabilities which would result in a negative impact on our financial condition and results of operations.

In light of newly identified information, we have recently undertaken a review with respect to the proper accounting treatment for the defined benefit pension plan discussed in the preceding risk factor. We contribute to this defined benefit pension plan on behalf of approximately 900 of our approximately 32,000 employees. In the event that we determine that we should change the manner in which we account for this plan in our financial statements, our earnings may be negatively impacted and additional assets and liabilities may be reflected in our financial statements. In addition, depending upon the results of such review and the significance of the impact on our historical financial statements, we may be required to restate our historical financial statements. While we cannot predict with accuracy the amount of any impact on earnings or any potential net liability that would result from such a determination, any such earnings impact or net liability could be significant and could adversely affect our financial condition and results of operations.

We rely on the value of our brands, and the costs of maintaining and enhancing the awareness of our brands are increasing.

We believe that maintaining our brands is an important aspect of our efforts to attract and expand our consumer base. To the extent we realize savings from restructuring efforts, we intend to spend portions of such savings, and devote greater resources to, advertising, marketing and other brand-building efforts to preserve and enhance consumer awareness of our brands. We may not be able to successfully maintain or enhance consumer awareness of our brands and, even if we are successful in our branding efforts, such efforts may not be cost-effective. In addition, our Chapter 11 filing may have an adverse impact on the reputation of our brands with consumers. If we are unable to maintain or enhance consumer awareness of our brands in a cost effective manner, it would adversely affect our financial condition, results of operations and cash flows.

Economic downturns could cause consumers to shift their food purchases from our branded products to lower priced items.

The willingness of consumers to purchase premium branded food products depends in part on national and local economic conditions. In periods of economic downturns or uncertainty, consumers tend to purchase more private label or other lower priced products. If this were to happen, our sales volume of higher margin branded products could suffer, which would adversely affect our financial condition, results of operations and cash flows.

Inability to anticipate changes in consumer preferences may result in decreased demand for products.

Our success depends in part on our ability to anticipate the tastes and dietary habits of consumers and to offer products that appeal to their preferences. Consumer preferences change, and our failure to anticipate, identify or react to these changes could result in reduced demand for our products, which could in turn adversely affect our financial condition, results of operations and cash flows.

Our intellectual property rights are valuable and any inability to protect them could dilute our brand image and adversely affect our business.

We regard our copyrights, patents, trademarks, trade secrets and similar intellectual property as important to our success. The efforts we have taken to protect our proprietary rights may not be sufficient or effective. In the event that any of our proprietary information is misappropriated, our business could be seriously harmed. For example, if we are unable to protect our trademarks from unauthorized use, our brand image may be harmed. Other parties may take actions that could impair the value of our proprietary rights or the reputation of our products. Any impairment of our brand image could cause our stock price to decline. Also, we may not be able to timely detect unauthorized use of our intellectual property and take appropriate steps to enforce our rights. In the event we are unable to enforce our intellectual property rights, it could adversely affect our financial condition, results of operations and cash flows. In addition, protecting our intellectual property and other proprietary rights can be expensive. Any increase in the unauthorized use of our intellectual property could make it more expensive to do business and could adversely affect our financial condition, results of operations and cash flows. A number of our brands are also manufactured and produced pursuant to licensing agreements. Our ability to renew these licensing agreements as they come due may be made more difficult by the Chapter 11 process, which could also adversely affect our financial condition, results of operations and cash flows

Further consolidation in the retail food industry may adversely impact profitability.

As supermarket chains continue to consolidate and as mass merchants gain scale, our larger customers may seek more favorable terms for their purchases of our products, including increased spending on promotional programs. Sales to our larger customers on terms less favorable than our current terms could adversely affect our financial condition, results of operations and cash flows.

Future product recalls or safety concerns could adversely impact our business and financial condition and results of operations.

We may be required to recall certain of our products should they become contaminated or be damaged. We may also become involved in lawsuits and legal proceedings if it is alleged that the consumption of any of our products causes injury, illness or death. A product recall or an adverse result in any such litigation could adversely affect our financial condition, results of operations and cash flows.

We could be adversely affected if consumers in our principal markets lose confidence in the safety and quality of our products. Adverse publicity about the safety and quality of certain food products, such as the publicity about foods containing genetically modified ingredients, whether or not valid, may discourage consumers from buying our products or cause production and delivery disruptions.

A number of our brand names are owned, and products are produced and sold under these brand names, by third parties outside the U.S. Product recalls or adverse publicity about the safety and quality of these products could discourage consumers from buying our products, which could adversely affect our financial condition, results of operations and cash flows.

Costs associated with environmental compliance and remediation could adversely impact our operations.

We are subject to numerous environmental laws and regulations that impose environmental controls on us or otherwise relate to environmental protection and health and safety matters, including, among other things, the discharge of pollutants into the air and water, the handling, use, treatment, storage and clean-up of solid and hazardous wastes, and the investigation and remediation of soil and groundwater affected by regulated substances.

We have underground storage tanks at various locations throughout the U.S. that are subject to federal and state regulations establishing minimum standards for these tanks and where necessary, remediation of associated contamination. We are presently in the process of or have completed remediating any known contaminated sites. In addition, we have received a request for information from the Environmental Protection Agency, or EPA, relating to our handling of regulated refrigerants. The EPA has not assessed any fines relating to our practices to date; however, the EPA may do so in the future. We have also received notices from the EPA, state agencies, and/or private parties seeking contribution, that we have been identified as a potentially responsible party, or PRP, under CERCLA, arising out of the alleged disposal of hazardous substances at certain disposal sites on properties owned or controlled by others. Because liability under CERCLA may be imposed retroactively without regard to fault, we may be required to share in the cleanup cost of six “Superfund” sites. Our ultimate liability may depend on many factors, including (i) the volume and types of materials contributed to the site, (ii) the number of other PRPs and their financial viability and (iii) the remediation methods and technology to be used.

It is difficult to quantify the potential financial impact of actions involving environmental matters, particularly fines, remediation costs at waste disposal sites and future capital expenditures for environmental control equipment at these or other presently unknown locations. We believe the ultimate liability arising from such environmental matters, taking into account established accruals for estimated liabilities, should not be material to our overall financial position, but could be material to our results of operations or cash flows for a particular quarter or fiscal year.

Terms of collective bargaining agreements and labor disruptions could adversely impact our results of operations.

We employ more than 32,000 people, approximately 81% of whom are covered by one of approximately 500 union contracts. Most of our employees are members of either the International Brotherhood of Teamsters or the Bakery, Confectionery, Tobacco Workers & Grain Millers International Union. Our union contracts are typically renegotiated once every three to five years. Because a substantial portion of our workers are unionized, our wages are generally higher and our ability to implement productivity improvements and effect savings with respect to health care, pension and other retirement costs is more restricted than in many nonunion operations as a result of various restrictions specified in our collective bargaining agreements. Terms of collective bargaining agreements that prevent us from competing effectively could adversely affect our financial condition, results of operations and cash flows. In addition, our Chapter 11 filing and restructuring activities, including possible changes to our benefit programs, could strain relations with employee groups and labor unions. We are committed to working with those groups to resolve any conflicts that may arise in order to ensure the continued viability of our business.

Government regulation could adversely impact our operations.

Our operations and properties are subject to regulation by federal, state and local government entities and agencies. As a baker of fresh baked bread and sweet goods, our operations are subject to stringent quality and labeling standards, including under the Federal Food and Drugs Act of 1906. Our operations are also subject to federal, state and local workplace laws and regulations, including the federal Fair Labor Standards Act of 1938 and the federal Occupational Safety and Health Act of 1970. Future compliance with or violation of such regulations, and future regulation by various federal, state and local government entities and agencies, which could become more stringent, may adversely affect our financial condition, results of operations and cash flows. We could also be subject to litigation or other regulatory actions arising out of government regulations, which could adversely affect our financial condition, results of operations and cash flows.

Planned closures of bakeries, depots and bakery outlets may cause disruptions in our business and could result in unexpected costs and expenses and may adversely affect our results of operations.

In order to rationalize our production and distribution, we have recently closed a number of bakeries and distribution centers and expect that we will continue to consolidate and close bakeries, bakery outlets and distribution centers that we consider redundant or inefficient. Although over the past few years, we have been able to realize operating synergies through consolidation of redundant bakeries and construction of new bakeries, closing these facilities may cause disruptions in our business or result in unexpected costs or time delays, any of which could adversely affect our financial condition, results of operations and cash flows. In addition, we may not be able to achieve the cost savings we anticipate will result from closing these facilities, or realize these savings as quickly as we expect.

Deficiencies in our internal controls could adversely affect our stock price and could result in an inability of our independent auditors to attest to the adequacy of our internal controls.

We are in the process of reviewing our internal controls in order to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act and have retained independent outside professionals to assist in our review. Section 404 of the Sarbanes-Oxley Act requires management to make an annual assessment as to the effectiveness of our internal controls over financial reporting and also requires our external auditors to express an opinion on the effectiveness of our internal controls over financial reporting in conjunction with an opinion on management’s assessment. Our review and testing of internal controls over financial reporting may identify significant deficiencies or material weaknesses that we may not be able to remediate within the compliance deadline allowed by the Sarbanes-Oxley Act. Additionally, our external auditors may identify significant deficiencies or material weaknesses not previously identified by us. If either of these events were to occur, our external auditors may express a qualified opinion on the effectiveness of our internal controls over financial reporting and they may issue a qualified opinion on management’s assertion. If this were to occur, it could adversely affect our stock price.

ITEM 2. PROPERTIES

Bakeries

As of December 1, 2004, we own and operate 53 bakeries in the following locations:

Birmingham, Alabama	Columbus, Indiana	Rocky Mount, North Carolina
Anchorage, Alaska	Indianapolis, Indiana	Akron, Ohio
Glendale, California	Davenport, Iowa	Cincinnati, Ohio
Los Angeles, California (3)	Waterloo, Iowa	Columbus, Ohio
Oakland, California	Emporia, Kansas	Defiance, Ohio
Pomona, California	Lenexa, Kansas	Northwood, Ohio
Sacramento, California	Alexandria, Louisiana	Tulsa, Oklahoma
San Diego, California	Biddeford, Maine	Philadelphia, Pennsylvania
San Francisco, California (2)	New Bedford, Massachusetts	Florence, South Carolina*
Denver, Colorado	Boonville, Missouri	Knoxville, Tennessee
Jacksonville, Florida	Springfield, Missouri	Memphis, Tennessee
Miami, Florida	St. Louis, Missouri	Ogden, Utah
Orlando, Florida	Billings, Montana	Salt Lake City, Utah
Columbus, Georgia	Henderson, Nevada	Lakewood, Washington
Decatur, Illinois	Wayne, New Jersey	Seattle, Washington
Hodgkins, Illinois	Jamaica, New York
Peoria, Illinois	Charlotte, North Carolina
Schiller Park, Illinois

*	Identified for closure in February of 2005.

Other Properties

In addition to our bakeries, as of December 1, 2004, we operate more than 1,000 distribution centers and approximately 1,100 bakery outlets in locations throughout the United States. The majority of our bakery outlets and distribution centers are leased. We have internally approved closings of 35 bakery outlets in the first quarter of fiscal 2005 and 90 bakery outlets in the second quarter of fiscal 2005. We continue to identify bakeries, distribution centers, and bakery outlets for possible closing.

Over the past few years, we have been able to realize operating synergies through consolidation of redundant bakeries and construction of new bakeries. In early fiscal 2004, we completed work on a new bakery in Henderson, Nevada. In fiscal 2004, we closed facilities in Milwaukee, Wisconsin, San Pedro, California and Grand Rapids, Michigan, which affected approximately 250 employees. In the first and second quarters of fiscal 2005, we announced and closed bakery facilities in Monroe, Louisiana and Buffalo, New York, which affected approximately 250 employees. In the third quarter of fiscal 2005, we announced the planned closing of our Florence, South Carolina bakery in February of 2005, which is expected to impact approximately 200 employees. Production from these locations has been transferred to other bakeries, and we will continue to service these markets.

ITEM 3. LEGAL PROCEEDINGS

On September 22, 2004, or the Petition Date, we and each of our wholly-owned subsidiaries filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code, or the Bankruptcy Code, in the United States Bankruptcy Court for the Western District of Missouri, or the Bankruptcy Court (Case Nos. 04-45814, 04-45816, 04-45817, 04-45818, 04-45819, 04-45820, 04-45821 and 04-45822). Mrs. Cubbison’s Foods, Inc., a subsidiary of which we are an eighty percent owner, was not included in the Chapter 11 filing. On September 24, 2004, the official committee of unsecured creditors was appointed in our Chapter 11 cases. Subsequently, on November 29, 2004, the official committee of equity security holders was appointed in our Chapter 11 cases. We are continuing to operate our business as a debtor-in-possession under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Bankruptcy Code and the orders of the Bankruptcy Court. As a result of the filing, our pre-petition obligations, including obligations under debt instruments, may not be generally enforceable against us, and any actions to collect pre-petition indebtedness and most legal proceedings are automatically stayed, unless the stay is lifted by the Bankruptcy Court. For more information about the filing, see “Item 1. Business — Proceedings Under Chapter 11 of the Bankruptcy Code.”

On August 12, 2004, we issued $100,000,000 aggregate principal amount of our 6.0% senior subordinated convertible notes due August 15, 2014 in a private placement to six institutional accredited investors under an exemption from registration pursuant to Rule 506 of Regulation D promulgated by the SEC. The convertible notes were purchased by Highbridge International LLC, Isotope Limited, AG Domestic Convertibles LP, AG Offshore Convertibles LTD, Shepherd Investments International, Ltd., and Stark Trading. Between the dates of September 2 and September 21, 2004, we received written correspondence from all of the purchasers of the convertible notes stating that it was their position that we had made certain misrepresentations in connection with the sale of the notes. No legal action has been filed by any of the purchasers with regard to their claims and we will aggressively defend any such action in the event it is filed.

On July 9, 2004, we received notice of an informal inquiry from the SEC. This request followed the voluntary disclosures that we made to the SEC regarding the increase in our reserve for workers’ compensation during fiscal 2004 with a charge to pre-tax income of approximately $40,000,000. We currently are cooperating with the SEC in its inquiry by providing documents and other information. We intend to continue our full cooperation with the SEC inquiry, but we cannot predict the outcome of the inquiry. A resolution of the SEC inquiry, or of other potential proceedings arising from the subject matter of that inquiry, might require us to pay a financial penalty or other sanctions.

The NYSE also has notified us that its Market Trading Analysis Department is reviewing transactions in the common stock of IBC occurring prior to our August 30, 2004 announcement that we were delaying the filing of our Form 10-K and prior to our September 22, 2004, filing of a petition for relief under Chapter 11 of the Bankruptcy Code. We have responded to the NYSE’s requests for information and expect to cooperate fully in that inquiry.

In February and March 2003, seven putative class actions were brought against us and certain of our current or former officers and directors in the United States District Court for the Western District of Missouri. The lead case is known as Smith, et al. v. Interstate Bakeries Corp., et al., No. 4:03-CV-00142 FJG (W.D. Mo.). The seven cases have been consolidated before a single judge and a lead plaintiff has been appointed by the Court. On October 6, 2003, plaintiffs filed their consolidated amended class action complaint. The putative class covered by the complaint is made up of purchasers or sellers of our stock between April 2, 2002 and April 8, 2003. On March 30, 2004, we and our insurance carriers participated in a mediation with the plaintiffs. At the end of that session, the parties reached a preliminary agreement on the economic terms of a potential settlement of the cases in which our insurers would contribute $15,000,000 and we would contribute $3,000,000. We also agreed with plaintiffs and our carriers to work towards the resolution of any non-economic issues related to the potential settlement, including documenting and implementing the parties’ agreement. On September 21, 2004, the parties executed a definitive settlement agreement consistent with the terms of the agreement reached at the mediation. The settlement agreement is subject to court approval after notice to the class and a hearing. As a result of our Chapter 11 filing, further proceedings in the case were automatically stayed. The settlement agreement provided, however, that the parties would cooperate in seeking to have the Bankruptcy Court lift the automatic stay so that consideration and potential approval of the settlement could proceed. A motion to lift the stay was filed with the Bankruptcy Court on November 24, 2004 and a hearing on that motion is set for December 14, 2004. In connection with the potential settlement, we recorded a charge of $3,000,000 during fiscal 2004. We understand that even if the settlement is approved, plaintiffs will become entitled to payment of any or all of our $3,000,000 contribution only to the extent the creditor group of which they become a part qualifies for payment of all or part of creditor claims in the Chapter 11 process. If the settlement is approved, the $15,000,000 from the insurance carriers should be unaffected by our Chapter 11 filing.

In June 2003 a purported shareholder derivative lawsuit was filed in Missouri state court against certain current and former officers and directors of IBC, seeking damages and other relief. In the case, which is captioned Miller v. Coffey, et al., No. 03-CV-216141 (Cir. Ct., Jackson Cty.), plaintiffs allege that the defendants in this action breached their fiduciary duties to IBC by using material non-public information about IBC to sell IBC stock at prices higher than they could have obtained had the market been aware of the material non-public information. Our board of directors previously had received a shareholder derivative demand from the plaintiffs in the June 2003 derivative lawsuit, requesting legal action by us against certain officers and directors of IBC. In response, our board of directors has appointed a Special Review Committee to evaluate the demand and to report to the board. That review is ongoing. Prior to our Chapter 11 filing, the parties had agreed to stay the lawsuit until October 11, 2004 and also had initiated preliminary discussions looking towards the possibility of resolving the matter. On October 8, 2004, the court entered an order extending the stay for an additional 60 days. It is our position that, as a result of our Chapter 11 filing, the case has been automatically stayed under the Bankruptcy Code.

In November 1996, certain of our route sales representatives, or RSRs, brought a class action on behalf of RSRs in the State of Washington, alleging that we had failed to pay required overtime wages under state law. During the third quarter of fiscal 2003, we settled this class action with the plaintiffs for approximately $6,100,000. We have negotiated and put into effect a new union contract with the RSRs in the State of Washington that we expect to address this issue.

We are named in two additional wage and hour cases in New Jersey that have been brought under state law, one of which has been brought on behalf of a putative class of RSRs. The case involving the putative class is captioned Ruzicka, et al. v. Interstate Brands Corp., et al., No. 03-CV 2846 (FLW) (Sup. Ct., Ocean City, N.J.), and the other case is captioned McCourt, et al. v. Interstate Brands Corp., No. 1-03-CV-00220 (FLW) (D.N.J.). Although we have commenced mediation with respect to Ruzicka and McCourt, these cases are in their preliminary stages.

We are named in an additional wage and hour case brought on behalf of a putative class of bakery production supervisors under federal law, captioned Anugweje v. Interstate Brands Corp., 2:03 CV 00385 (WGB) (D.N.J.). We have also been named in Powell and Walker v. IBC, Case No. 4:03-CV-40368 (S.D. Ia.) in which it is alleged that we violated the Fair Labor Standards Act by not paying overtime pay to the plaintiffs for their work as route sales supervisors. These actions are in the preliminary stages and we will continue to vigorously defend them.

On December 3, 2003, we were served with a state court complaint pending in the Superior Court of the State of California, County of Los Angeles, captioned Mitchell N. Fishlowitz v. Interstate Brands Corporation, Case No. BC305085. The plaintiff alleges violations of various California Labor Code Sections and violations of the California Business and Professions Code and California Wage Orders. The plaintiff seeks class certification alleging that the wages of RSRs employed in California were not accurately calculated, that RSRs in California were not properly granted or compensated for meal breaks and that the plaintiff and other RSRs were required to pay part of the cost of uniforms, which the plaintiff alleges violates California state wage and hour laws. The plaintiff has also asserted other minor claims with respect to California state wage and hours laws. We have filed an answer to this complaint, but we believe that it is too early in the litigation to assess the merits of the plaintiff’s allegations, and the amount of potential loss, if any, cannot reasonably be estimated.

Dennis Gianopolous, et al. v. Interstate Brands Corporation and Interstate Bakeries Corporation, Case No. 98 C 1073, is pending in the Circuit Court of Cook County, Illinois, Chancery Division. We have obtained summary judgment on several of the class plaintiffs’ claims and in July 2003 the court decertified a class claim for medical monitoring. The remaining three claims all allege breach of warranty. The court entered summary judgment in favor of the individual named plaintiff as to liability on one of those claims, but denied plaintiff’s motion for summary judgment as to damages for that claim. In June 2004, the court decertified the class of non-Illinois consumers of the recalled snack cakes. On August 23, 2004, plaintiff’s counsel filed a second amendment identifying proposed new class representative(s) for the purported Illinois class. As a result of our Chapter 11 filing, the case has been automatically stayed.

The EPA has made inquiries into the refrigerant handling practices of companies in our industry. In September 2000, we received a request for information from the EPA relating to our handling of regulated refrigerants, which we historically have used in equipment in our bakeries for a number of purposes, including to cool the dough during the production process. The EPA has entered into negotiated settlements with two companies in our industry, and has offered a partnership program to other members of the bakery industry that offered amnesty from fines if participating companies converted their equipment to eliminate the use of ozone-depleting substances. Because we had previously received an information request from the EPA, we were not eligible to participate in the partnership program. Nevertheless, we undertook our own voluntary program to convert our industrial equipment to reduce the use of ozone-depleting refrigerants. We have recently begun negotiations with the EPA to resolve issues that may exist regarding our historic management of regulated refrigerants. If the EPA were to initiate an enforcement proceeding to assess a fine against us relating to these issues, we would vigorously challenge any such assessment.

On June 11, 2003 the South Coast Air Quality Management District in California, or SCAQMD, issued a Notice of Violation alleging that we had failed to operate catalytic oxidizers on bakery emissions at our Pomona, California facility in accordance with the conditions of that facility’s Clean Air Act Title V Permit. Among other things, that permit requires that the operating temperatures of the catalytic oxidizers be at least 550 degrees Fahrenheit. Under the South Coast Air Quality Management District rules, violations of permit conditions are subject to penalties of up to $1,000 per day, for each day of violation. The Notice of Violation alleges we were in violation of the permit on more than 700 days from September 1999 through June 2003. We are cooperating with the SCAQMD, have taken steps to remove the possible cause of the deviations alleged in the Notice of Violation, applied for a new permit, and plan to replace the current oxidizers with a single, more effective oxidizer. Because discussions with the SCAQMD are ongoing and no specific amount for penalties has yet been communicated, we are unable to reasonably estimate what the potential cost of any penalties or demands relating to the Notice of Violation ultimately may be.

We record accruals for contingencies, such as legal proceedings, in accordance with Statement of Financial Accounting Standards, or SFAS, No. 5. See Note 2 to our consolidated financial statements for more information. In addition, we are subject to various other routine legal proceedings, environmental actions and matters in the ordinary course of business, some of which may be covered in whole or in part by insurance. In management’s opinion, none of these other matters will have a material adverse affect on our financial position, but could be material to net income or cash flows for a particular quarter or annual period.

ITEM 4. SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

Not applicable.

PART II

ITEM 5. MARKET FOR REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Prior to our bankruptcy filing, our common stock was listed on the NYSE and was traded under the symbol “IBC.” On September 23, 2004, we received written notice from the NYSE that our common stock would be delisted from the NYSE immediately in accordance with Section 802.00 of the NYSE Listed Company Manual. The NYSE indicated in a press release issued September 23, 2004 that application to the Securities and Exchange Commission to delist our common stock is pending the completion of applicable procedures. The NYSE stated that the delisting determination followed its review of our September 22, 2004 press release announcing that we had filed cases under Chapter 11 of the Bankruptcy Code. The NYSE further noted the overall uncertainty surrounding the bankruptcy process and the current delay in the filing of our audited financial statements for the fiscal year 2004 due to previously announced restatement, financial reporting and other issues. As a result, our common stock now trades on the over-the-counter market under the symbol “IBCIQ.PK.”

As of December 1, 2004, we had issued and outstanding 45,396,693 shares of our common stock, which were held of record by 2,754 persons (excluding account holders in our 1991 Employee Stock Purchase Plan). Giving effect to our senior subordinated convertible notes, common stock equivalents, we had issued and outstanding 55,295,233 shares of our common stock as of December 1, 2004.

The table below presents the range of high and low closing sales prices of our common stock by quarter for each fiscal quarter in fiscal 2004 and 2003, as well as the dividends paid on our stock in each such quarter:

Stock Price

Fiscal Year	Quarter	High	Low	Cash Dividends
2004	1	$13.60	$10.16	$0.07
	2	15.85	12.60	0.07
	3	15.91	13.35	0.07
	4	15.96	10.26	—

2003	1	29.10	24.35	0.07
	2	27.00	22.75	0.07
	3	24.88	9.27	0.07
	4	12.98	9.03	0.07

In March 2004, our board of directors suspended dividend payments on our common stock effective for the fourth quarter of fiscal 2004. The decision was made as a result of our cash flow shortfall due to recent operating performance in bread sales. Under an August 12, 2004 amendment to our senior secured credit facility, we are prohibited from paying dividends until our senior secured bank debt is rated at least BB- by Standard & Poor’s Ratings Services and Ba3 by Moody’s Investors Service in each case with a stable outlook or better. If the requisite ratings were achieved, our senior secured credit agreement would limit the aggregate amount of payments we can make relating to the payment of cash dividends on common stock and common stock repurchases. The amount of this aggregate limit varies over time and is equal to $100,000,000 plus 50% of consolidated net income for the period beginning on June 3, 2001 and ending on the last day of the most recent fiscal quarter for which financial statements have been delivered to the lenders pursuant to the senior secured credit facility agreement. The one-time purchase of 7,348,154 shares of our common stock on April 25, 2002 was specifically allowed by the senior secured credit agreement and was not subject to, and did not count against, this aggregate limit. At May 29, 2004, we had the availability under our senior secured credit facility agreement for up to $98,739,000 of additional payments of cash dividends on common stock and common stock repurchases subject to compliance with the other covenants.

On August 12, 2004, we also issued $100,000,000 aggregate principal amount of our 6.0% senior subordinated convertible notes due August 15, 2014 in a private placement to six institutional accredited investors under an exemption from registration pursuant to Rule 506 of Regulation D promulgated by the SEC. Purchasers received an option to purchase in the aggregate up to $20,000,000 in additional notes for a period of 60 days following the closing, which was not exercised. The convertible notes were purchased by Highbridge International LLC, Isotope Limited, AG Domestic Convertibles LP, Shepherd Investments International, Ltd., AG Offshore Convertibles LTD, and Stark Trading. The notes are convertible at the option of the holder under certain circumstances into shares of our common stock at an initial conversion rate of 98.9854 shares per $1,000 principal amount of notes (an initial conversion price of $10.1025 per share), subject to adjustment. We used the net proceeds of the offering to prepay our principal payments due under our senior secured credit facility over the course of the next four quarters and for general corporate purposes, improving our near-term liquidity and financial flexibility.

See “Item 12. Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters” below for a further discussion regarding equity compensation plan information.

Purchases of Equity Securities by the Issuer and Affiliated Purchasers

Since May 11, 1999, our board of directors has authorized the purchase of 10,950,000 shares of our common stock. Management has the discretion to determine the number of the shares to be purchased, as well as the timing of any such purchases, with the pricing of any shares repurchased to be at prevailing market prices. As of May 29, 2004, 7,424,596 shares of our common stock were available to be purchased under this stock repurchase program.

Issuer Purchases of Equity Securities

Period	(a) Total Number of Shares (or Units) Purchased	(b) Average Price Paid per Share (or Unit)	(c) Total Number of Shares (or Units) Purchased as Part of Publicly Announced Plans or Programs	(d) Maximum Number (or Approximate Dollar Value) of Shares (or Units) that May Yet Be Purchased Under the Plans or Programs
Period 1 June 1-June 28, 2003	79	$13.12	79	7,429,077
Period 2 June 29-July 26, 2003	111	$11.18	111	7,428,966
Period 3 July 27-Aug 23, 2003	777	$12.65	777	7,428,189
Period 4 Aug 24-Sept 20, 2003	136	$13.68	136	7,428,053
Period 5 Sept 21-Oct 18, 2003	157	$15.19	157	7,427,896
Period 6 Oct 19-Nov 15, 2003	167	$15.14	167	7,427,729
Period 7 Nov 16-Dec 13, 2003	76	$15.03	76	7,427,653
Period 8 Dec 14, 2003-Jan 10, 2004	36	$14.17	36	7,427,617
Period 9 Jan 11-Feb 7, 2004	33	$14.39	33	7,427,584
Period 10 Feb 8-March 6, 2004	48	$15.37	48	7,427,536
Period 11 March 7-April 3, 2004	29	$13.51	29	7,427,507
Period 12 April 4-May 1, 2004	6	$11.96	6	7,427,501
Period 13 May 2-May 29, 2004	2,905	$10.51	2,905	7,424,596

Total	4,560	$11.56	4,560	7,424,596

ITEM 6. SELECTED FINANCIAL DATA

INTERSTATE BAKERIES CORPORATION

PRELIMINARY UNAUDITED FIVE-YEAR SUMMARY OF FINANCIAL DATA (1)

	(In Thousands, Except Per Share Data)
	52 Weeks Ended May 29, 2004(2)(4)	52 Weeks Ended May 31, 2003(3)(4)	52 Weeks Ended June 1, 2002(4)(5)	52 Weeks Ended June 2, 2001	53 Weeks Ended June 3, 2000
Statements of Operations

Net sales	$3,467,562	$3,525,780	$3,531,623	$3,474,643	$3,503,759
Operating income (loss)	(6,679)	83,268	147,357	147,103	170,398
% of net sales	(0.2)%	2.4%	4.2%	4.2%	4.9%
Net income (loss)	$(25,678)	$27,450	$69,789	$61,125	$89,388
% of net sales	(0.7)%	0.8%	2.0%	1.8%	2.6%
Earnings (loss) per share:
Basic	$(0.57)	$0.62	$1.39	$1.13	$1.31
Diluted	(0.57)	0.61	1.36	1.13	1.31
Common stock dividends per share	0.21	0.28	0.28	0.28	0.28

Weighted average common shares outstanding:
Basic	44,885	44,599	50,091	54,110	68,156
Diluted	44,885	45,185	51,299	54,296	68,356

Balance Sheets

Total assets	$1,626,425	$1,645,691	$1,602,942	$1,623,496	$1,651,925
Long-term debt, excluding current maturities(6)	3,399	528,771	581,438	555,937	385,000
Stockholders’ equity	304,712	325,757	301,230	392,805	591,677

(1)	THE FIVE YEAR SUMMARY OF FINANCIAL DATA HAS NOT BEEN AUDITED BY OUR INDEPENDENT AUDITORS. WHILE WE BELIEVE THAT THIS DATA HAS BEEN PREPARED IN ACCORDANCE WITH ACCOUNTING PRINCIPLES GENERALLY ACCEPTED IN THE UNITED STATES, OR GAAP, EXCEPT FOR THE UNCERTAINTIES RELATED TO A DEFINED BENEFIT PENSION PLAN TO WHICH WE CONTRIBUTE, WE CAN GIVE NO ASSURANCES THAT ALL OTHER ADJUSTMENTS ARE FINAL AND THAT ALL OTHER ADJUSTMENTS NECESSARY TO PRESENT OUR FINANCIAL DATA IN ACCORDANCE WITH GAAP HAVE BEEN IDENTIFIED. IN ADDITION, THIS FINANCIAL DATA HAS BEEN PREPARED ASSUMING WE CAN CONTINUE AS A GOING CONCERN, BUT BECAUSE OF THE CHAPTER 11 PROCESS AND THE CIRCUMSTANCES LEADING TO THE BANKRUPTCY FILING, IT IS POSSIBLE THAT WE MAY NOT BE ABLE TO CONTINUE AS A GOING CONCERN. FOR MORE INFORMATION RELATED TO THE ACCOUNTING UNCERTAINTIES WITH THE DEFINED BENEFIT PENSION PLAN, PLEASE REFER TO THE EXPLANATORY NOTE WHICH PRECEDES THIS REPORT.
(2)	Fiscal 2004 operating income includes restructuring charges of $12,066,000, or $0.17 per diluted share, relating to the closures of three bakeries, severance costs in connection with the centralization of certain finance and data maintenance administrative functions and the relocation of certain key management employees in conjunction with our new centralized organizational structure.
(3)	Fiscal 2003 operating income includes restructuring charges of $9,910,000, or $0.14 per diluted share, relating to certain closings and restructurings of bakeries and bakery outlets and other charges of $3,591,000, or $0.05 per diluted share, relating to the common stock award made on October 1, 2002 to IBC’s retiring Chief Executive Officer.
(4)	Fiscal 2004, 2003 and 2002 results include the effect of adopting Statement of Financial Accounting Standards No. 142, which eliminated the amortization of purchased goodwill and other intangible assets with indefinite useful lives.

(5)	Fiscal 2002 operating income includes other charges of $25,700,000, amounting to $0.31 per diluted share, related to the closure of a bakery and the settlement of employment discrimination litigation.
(6)	We have reflected the total amount due under our senior secured credit facility agreement as amounts payable within one year due to our default under this facility. See Note 1 to our consolidated financial statements regarding going concern considerations.

ITEM 7. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

INTRODUCTION

In Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, we provide an overview of our Company as well as the following information, which we believe aids in the understanding of our Company:

•	Our reorganization pursuant to the Chapter 11 process;

•	Factors impacting our business – competition, consumer preferences, labor and commodity costs;

•	Critical accounting policies and estimates;

•	Analysis of our earnings compared to the prior year;

•	Expected cash resources and needs for fiscal 2005;

•	Update on Program SOAR and restructuring activities;

•	Terms and conditions of the DIP Facility;

•	Contractual obligations;

•	Other items that may potentially affect our financial condition, liquidity or earnings; and

•	Recently issued accounting standards.

RECENT DEVELOPMENTS

IN LIGHT OF NEWLY IDENTIFIED INFORMATION, WE HAVE RECENTLY UNDERTAKEN A REVIEW WITH RESPECT TO THE PROPER ACCOUNTING TREATMENT FOR A DEFINED BENEFIT PENSION PLAN TO WHICH WE CONTRIBUTE. IF WE DETERMINE THAT WE SHOULD CHANGE THE MANNER IN WHICH WE ACCOUNT FOR THIS PLAN IN OUR PRELIMINARY UNAUDITED FINANCIAL STATEMENTS CONTAINED HEREIN AND IN OUR HISTORICAL FINANCIAL STATEMENTS, OUR EARNINGS MAY BE NEGATIVELY IMPACTED AND ADDITIONAL ASSETS AND LIABILITIES MAY BE REFLECTED IN THESE FINANCIAL STATEMENTS. IN ADDITION, DEPENDING UPON THE RESULTS OF SUCH REVIEW AND THE SIGNIFICANCE OF THE IMPACT ON OUR HISTORICAL FINANCIAL STATEMENTS, WE MAY BE REQUIRED TO RESTATE OUR HISTORICAL FINANCIAL STATEMENTS. WHILE WE CANNOT PREDICT WITH ACCURACY THE AMOUNT OF ANY IMPACT ON EARNINGS OR ANY POTENTIAL NET LIABILITY THAT WOULD RESULT FROM SUCH A DETERMINATION, ANY SUCH EARNINGS IMPACT OR NET LIABILITY COULD BE SIGNIFICANT AND COULD ADVERSELY AFFECT OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

OUR PRELIMINARY UNAUDITED FINANCIAL STATEMENTS INCLUDED ELSEWHERE HEREIN HAVE BEEN PREPARED ASSUMING WE CAN CONTINUE AS A GOING CONCERN. HOWEVER, HAD THE PRELIMINARY UNAUDITED FINANCIAL STATEMENTS PROVIDED HEREIN BEEN AUDITED BY OUR INDEPENDENT AUDITORS, WE EXPECT THAT ANY AUDIT REPORT PROVIDED WOULD HAVE INCLUDED A PARAGRAPH STATING THAT THERE IS SUBSTANTIAL DOUBT AS TO OUR ABILITY TO CONTINUE AS A GOING CONCERN. BECAUSE OF THE CHAPTER 11 PROCESS AND THE CIRCUMSTANCES LEADING TO THE BANKRUPTCY FILING, IT IS POSSIBLE THAT WE MAY NOT BE ABLE TO CONTINUE AS A GOING CONCERN.

As more fully described in “Item 1. Business – Proceedings Under Chapter 11 of the Bankruptcy Code,” on September 22, 2004, we filed voluntary petitions for reorganization under the Bankruptcy Code in the Bankruptcy Court. Mrs. Cubbison’s Foods, Inc., a subsidiary of which we are an eighty percent owner, was not included in the Chapter 11 filing. On September 24, 2004, the official committee of unsecured creditors was appointed in our

Chapter 11 cases. Subsequently, on November 29, 2004, the official committee of equity security holders was appointed in our Chapter 11 cases. We are currently operating our businesses as a debtor-in-possession pursuant to the Bankruptcy Code. We are in the process of stabilizing our businesses and evaluating our operations in connection with the development of a plan of reorganization. As part of our restructuring efforts we are evaluating various alternatives including, but not limited to, the sale of some or all of our assets, infusion of capital, debt restructuring and the filing of a plan of reorganization with the Bankruptcy Court, or any combination of these options. In the event that we develop a plan of reorganization, we would seek the requisite acceptance of the plan by creditors, equity holders and third parties and confirmation of the plan by the Bankruptcy Court, all in accordance with the applicable provisions of the Bankruptcy Code.

As a result of the filing, our creditors were automatically stayed from taking certain enforcement actions under their respective agreements with us unless the stay is lifted by the Bankruptcy Court. In addition, we have entered into the DIP Facility, which is more fully described below. All of our pre-petition debt is now in default due to the filing.

During the Chapter 11 process, we may, with Bankruptcy Court approval, sell assets and settle liabilities, including for amounts other than those reflected in our financial statements. We are in the process of reviewing our executory contracts and unexpired leases to determine which, if any, we will reject as permitted by the Bankruptcy Code. We cannot presently estimate the ultimate liability that may result from rejecting contracts or leases or from the filing of claims for any rejected contracts or leases, and no provisions have yet been made for these items. The administrative and reorganization expenses resulting from the Chapter 11 process will unfavorably affect our results of operations. Future results of operations may also be affected by other factors related to the Chapter 11 process.

Our financial statements for the 52 weeks ended May 29, 2004 are prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business, but we may not be able to continue as a going concern. The consolidated financial statements provided herein have not been reviewed or audited by our independent auditors and are subject to further review and potential adjustment and may not be indicative of our financial condition or results of operations. However, had the consolidated financial statements provided herein been audited by our independent auditors, we expect that any such audit report would have included a paragraph stating that there is substantial doubt as to our ability to continue as a going concern. Our Chapter 11 filing raises substantial doubt about our ability to continue as a going concern. Our continuation as a going concern is dependent upon, among other things, our ability to evaluate various alternatives including the sale of some or all of our assets, infusion of capital, debt restructuring and the development, confirmation and implementation of a plan of reorganization, our ability to comply with the terms of the DIP Facility, our ability to obtain financing upon exit from bankruptcy and our ability to generate sufficient cash from operations to meet our obligations and any combination of these factors. In the event our restructuring activities are not successful and we are required to liquidate, additional significant adjustments would be necessary in the carrying value of assets and liabilities, the revenues and expenses reported and the balance sheet classifications used.

COMPANY OVERVIEW

Interstate Bakeries Corporation is the largest wholesale baker and distributor of fresh baked bread and sweet goods in the United States, producing, marketing, distributing and selling a wide range of breads, rolls, croutons, snack cakes, donuts, sweet rolls and related products. Our various brands are positioned across a wide spectrum of consumer categories and price points. As of December 1, 2004, we operate 53 bakeries and approximately 1,100 bakery outlets located in strategic markets throughout the United States. Our sales force delivers baked goods from our more than 1,000 distribution centers to more than 200,000 food outlets and stores on approximately 9,100 delivery routes.

In fiscal 2003, we commenced a major, company-wide project internally referred to as Program SOAR, an acronym for Systems Optimization And Re-engineering. This program is focused on re-engineering our business processes to increase efficiency, centralizing our management and administrative functions from the current decentralized model and on rationalizing our investment in production, distribution and administrative functionality to reduce the ongoing cost of supporting these infrastructures. Direct costs of the program were approximately $9,600,000 in fiscal 2003 and $22,601,000 in fiscal 2004, with the majority of these costs related to software and hardware acquisition and consulting fees. Prior to our Chapter 11 filing we had completed Phase I of the program, including implementation of SAP accounting software systems for accounts payable, general ledger and inventory functions, and were preparing to implement Phases II and III on January 1 and June 1, 2005, respectively. Phase II would involve significant upgrades to our payroll and human resources systems and Phase III would address our accounts receivable, route accounting, and costing and production planning systems. Subsequent to our Chapter 11 filing, in an effort to conserve resources and focus on restructuring our business model, we made the determination to postpone Phases II and III indefinitely. The postponements, along with potential disruptions and problems with already implemented initiatives and continued use of our legacy systems could adversely affect our financial condition, results of operations and cash flows.

We have previously announced that we anticipated pre-tax savings from Program SOAR in fiscal 2005 of approximately $25,000,000 prior to restructuring costs. However, due to difficulties in distinguishing costs and benefits related to Program SOAR from those derived from our other restructuring efforts and postponement of the remaining phases of Program SOAR, we can no longer provide an estimate of expected savings from the program. We will continue to evaluate and consider implementation of initiatives identified through Program SOAR as a part of our restructuring activities as our resources allow, but will no longer report on costs in connection with, and benefits related to, Program SOAR independently of other restructuring activities.

Our newly implemented financial reporting system was an important component of Project SOAR. We have experienced, and continue to experience, significant delays in obtaining financial information as a result of weaknesses in our internal controls related to the implementation. We continue to work diligently to resolve our financial reporting issues and to develop and analyze information as it becomes available. However, our ability to resolve deficiencies in our financial reporting system depends on several factors, including our ability to identify and timely resolve issues as they occur.

Our net sales are affected by various factors, including our marketing programs, competitors’ activities and consumer preferences. We recognize sales, net of estimated credits for dated and damaged products, when our products are delivered to our customers.

Our cost of products sold consists of labor costs, ingredients, packaging, energy and other production costs. The primary ingredients used in producing our products are flour, sweeteners, edible oils, yeast, cocoa and the ingredients used to produce our extended shelf life products.

Our selling, delivery and administrative expenses include the employee costs and transportation costs of delivering our product to our customers; the employee costs, occupancy and other selling costs of our bakery outlets; the costs of marketing our products and other general sales and administrative costs not directly related to production.

We end our fiscal year on the Saturday closest to the last day of May. Consequently, most years contain 52 weeks of operating results while every fifth or sixth year includes 53 weeks. In addition, each quarter of our fiscal year represents a period of 12 weeks, except the third quarter, which covers 16 weeks, and the fourth quarter of any 53-week year, which covers 13 weeks.

We have identified a material weakness regarding our system of internal controls and procedures relating to the procedures we followed in estimating certain of our self-insurance reserves, including workers’ compensation, general liability and motor vehicle liability reserves. The material weakness was due to lack of proper segregation of duties in assessing the work of our third party service provider, initiating journal entries, and reviewing such reserves. As such, it appears that the internal controls related to these self-insurance reserves were insufficient to prevent a material error in our financial statements.

The identification of the material weakness occurred in connection with the restatement of our condensed consolidated financial statements as of and for the periods ended November 15, 2003 and March 6, 2004 to reflect adjustments to the previously reported financial information. The restatement arose from the receipt by us of information during the second quarter of fiscal 2004 indicating that the methodology used for estimating our workers’ compensation reserve should be changed, primarily as a result of increases in our actual expenses associated with workers’ compensation claims, particularly in the state of California and increases in associated health care costs nationwide, and that the estimate for our workers’ compensation reserve should be increased by $40,000,000. We reached the conclusion the reserves should have been increased in the periods discussed above as previously announced on June 3, 2004. The Audit Committee of our board of directors commenced an investigation as to the circumstances surrounding this increase. The Audit Committee retained independent counsel and independent counsel retained accounting advisors to conduct this investigation, which was completed during our first quarter of fiscal 2005.

As a result of the Audit Committee investigation, the Audit Committee recommended, and our board of directors and management have taken and will continue to take certain remedial steps, including: removal of the financial officer involved; instituting procedures to segregate and review certain reserve reporting functions to ensure that these areas are reviewed by more than one individual; retaining an accredited actuary to analyze our workers’ compensation liabilities on a quarterly basis; strengthening our internal audit function, particularly as it relates to oversight of corporate-level financial functions; and issuing directives to improve the communication of information between and among senior management, the Audit Committee and our board of directors. In addition to the remedial steps we have undertaken, we will take further action to strengthen our internal controls and procedures, particularly with respect to the estimation of certain of our self-insurance reserves, including workers’ compensation, general liability and motor vehicle liability reserves. Although we believe the steps we have undertaken and the steps we intend to take will remedy the material weakness regarding certain of our self-insurance reserves, including workers’ compensation, general liability and motor vehicle liability reserves, we cannot assure you that additional material weaknesses regarding our internal controls and procedures will not be identified in the future.

Our independent auditors have also reported to our Audit Committee that they intend to issue a letter identifying a material weakness under standards established by the American Institute of Certified Public Accountants regarding our system of internal controls and procedures relating to the circumstances outlined above. Under such standards, a material weakness in internal controls is a reportable condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements caused by error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions.

See “Business – Trends, Risks and Uncertainties” regarding risk factors that could potentially impact our business.

OVERVIEW OF CERTAIN TRENDS AND EVENTS AFFECTING OPERATIONS, FINANCIAL POSITION AND LIQUIDITY

We face competition in all of our markets from large national bakeries, smaller regional operators, small retail bakeries, supermarket chains with their own bakeries, grocery stores with their own in-store bakery departments or private label products, and diversified food companies. Competition is based on product quality, price, brand recognition and loyalty, effective promotional activities, access to retail outlets and sufficient shelf space, and the ability to identify and satisfy emerging consumer preferences. Customer service, including responsiveness to delivery needs and maintenance of fully stocked shelves, is also an important competitive factor and is central to the competition for retail shelf space among bread and sweet goods distributors.

Bakery industry consolidation by larger food companies, combined with declining unit sales in certain product categories (such as the premium white bread and private label segments) and more efficient production methods (including extended shelf life programs), have resulted in excess industry capacity. This and retail channel consolidation have increased the bargaining leverage of wholesale customers and resulted in increasingly intense price competition.

During fiscal 2004, revenues declined 1.7% from the comparable fiscal 2003 period. During this same period, our total unit volumes of branded bread declined by 3.7% from the comparable fiscal 2003 period, while unit volumes of branded sweet goods also declined by 3.7%.

Data from Information Resources Incorporated (IRI), an independent market research concern that reports sales trends in most supermarkets (excluding mass merchandisers), indicates that the declining bread trend was broadly evident in the industry. For example, unit volume in the total fresh branded bread category was reported down 3.7% in fiscal 2004 compared to fiscal 2003. Everyday branded white bread, an important segment for us and 20.3% of the total bread category per IRI, was down 8.3% in fiscal 2004 compared to last year. Also, according to IRI, total fresh baked sweet goods unit volume in fiscal 2004 was down 1.0% over the comparable period last year with branded sweet goods unit volume up 0.8% compared to the same period in the prior year. IRI reported our baked sweet goods units down 1.9% in fiscal 2004 compared to last year, with our snack cake brands units up 3.4%, offset by declines in our branded donuts and other sweet goods which were down 4.0% and 8.9%, respectively. The difference between our internal data with respect to the decrease in fresh branded cake of 3.7% and the IRI reported data of 1.9% is primarily attributable to individual portion pies and individual sweet goods, items sold primarily in the convenience store and vending channels and not included in the IRI data.

The Department of Health and Human Services is expected to release new dietary guidelines in January 2005. A preliminary draft of the guidelines recommends that Americans reduce consumption of saturated fat, trans fat and cholesterol. In addition, we believe that the final guidelines will also recommend increased consumption of whole grain products and decreased consumption of enriched bread products. The comment period with respect to the new guidelines expired at the end of August 2004.

IRI has also reported declining sales of low carbohydrate bread products since February 2004. We believe that the low carbohydrate diet phenomenon has contributed to the overall decline in sales of bread products and sweet goods, but the long-term impact of dieters concerned about carbohydrates is still unclear.

To address market trends, increase sales and grow our earnings over time, we introduced new bread and sweet goods products in the third quarter and a new super premium line in the fourth quarter of fiscal 2004. In the third quarter, we introduced on a nationwide basis Home Pride Carb Action bread, a product line consisting of two varieties of bread with reduced carbohydrate content and Caramel HoHos, which consist of the original HoHo snack cake but which also contain a layer of caramel filling. In the fourth quarter, we introduced a line of super premium breads under the Baker’s Inn label, which includes whole grain, raisin wheat and whole wheat. The line of seven different hearty bread varieties is targeted to an older more affluent consumer and very different from the traditional everyday white and wheat varieties that make up the majority of our branded bread product line. Priced competitively with other super premium bread brands and sold in a distinctive brown paper bag, Baker’s Inn offers consumers corner bakery quality bread in the commercial bread aisle. Television and print advertising started in June 2004 and a significant promotion schedule started in July 2004. At the Retailer Choice Awards held in May 2004, an awards show held by the Food Marketing Institute recognizing the grocery industry’s new food, beverage and consumer products, Baker’s Inn was voted as the best new bakery product for the year.

Our production and distribution facilities represent substantial and largely fixed costs. Relatively robust utilization is needed to break even, and past this break even point, an increasing volume of production is normally increasingly profitable. The combined effects of recent net sales and unit volume declines and the success of our extended shelf life programs (which has resulted in fewer product returns) have, together with industry conditions described above, resulted in substantial unused capacity in our system. As a consequence, we have closed and reorganized certain facilities, and have various initiatives underway to further address excess capacity and increase our operating efficiencies.

Our other costs include ingredients, packaging, energy and labor. The ingredients and energy used to produce our products, and the energy used to distribute them (primarily motor vehicle fuels), are commodities that are generally widely available and that fluctuate in price, sometimes rapidly. We are unable to adjust product prices as often as the prices of these commodities change. In recent periods, the prices of our ingredients, packaging and energy have been generally increasing, reducing margins. Assuming current market conditions and historically high fuel prices continue in fiscal 2005, we may experience somewhat higher commodity costs and we have only limited protection against price increases.

Our largest cost is labor. As with many other highly unionized businesses, our labor costs have been rising more rapidly than inflation. We believe that such costs are likely to continue to outpace inflation. Further, a very substantial portion of the workforce in our bakeries and distribution networks is unionized, meaning our wages are generally higher and our ability to implement productivity improvements and effect savings with respect to health care, pension and other retirement costs is more restricted than in many nonunion operations as a result of various restrictions specified in our collective bargaining agreements. Where possible, we are taking steps to effect economies. For example, we have reduced our nonunion retiree health care costs through revision of contribution levels effective January 1, 2004. These changes, along with favorable claims experience, have reduced pre-tax post-retirement benefit expense, based on current assumptions, by approximately $10,000,000 to $12,000,000 per year, starting in the third quarter of fiscal 2004.

We have collective bargaining agreements with our unions that stipulate the amount of contributions that we and other companies must make to union-sponsored, multi-employer pension plans in which the majority of our employees participate. We contributed $133,530,000, $129,785,000 and $119,555,000 to all multi-employer pension plans in fiscal 2004, 2003 and 2002, respectively. Based on the most recent information available to us, we believe that certain of the multi-employer pension plans to which we contribute are substantially underfunded. The decline in the value of assets held by certain of the multi-employer pension plans to which we contribute, coupled with the high level of benefits generally provided by the plans and the inability or failure of withdrawing employers to pay their withdrawal liability, has dramatically increased the underfunding of these plans in recent years. As a result, we expect that our contributions to these plans will continue to increase and the plans’ benefit levels, underfunding and related issues will continue to create challenges for us and other employers in the bakery and trucking industries.

In fiscal 2004, we increased our reserves for workers’ compensation with a charge to pre-tax income of approximately $40,000,000. Based on advice from our insurance advisors, we determined that it was necessary to modify the manner in which we were calculating our estimates of workers’ compensation reserves, primarily as a result of increases in our fiscal 2004 actual expenses associated with workers’ compensation claims, and increases in associated health care costs nationwide. As a result of this modification, we determined that this increase, which represents an approximately 40% increase in total reserves for workers’ compensation expenses, was required. We restated our unaudited condensed consolidated financial statements for the 12 and 24 weeks ended November 15, 2003 and the 40 weeks ended March 6, 2004 to reflect the proper timing of recording this charge to our pre-tax income.

To increase our flexibility and responsiveness to consumers and trends in the marketplace and to reduce costs and optimize our resources and operations, in fiscal 2003 we initiated Program SOAR, a multi-year program to reorganize our business. The principal features of the program were rationalization of production and distribution, centralization of management and administrative functions from the current decentralized model and modernizing, documenting and rationalizing our information technology systems, controls and operations. This organizational restructure and major systems implementation involved risks that have and could continue to disrupt our operations, possibly for an extended period of time. As stated above, we have postponed Phases II and III of Program SOAR indefinitely in order to focus all resources on our restructuring plan. Direct costs of the program were approximately $9,600,000 in fiscal 2003 and $22,601,000 in fiscal 2004, with the majority of these costs related to software and hardware acquisitions and consulting fees.

A part of this program is a series of restructuring actions to consolidate business functions, reduce headcount and achieve operating efficiencies. Steps taken in fiscal 2004 include the closings of the San Pedro, California, Milwaukee, Wisconsin and Grand Rapids, Michigan bakeries, affecting approximately 250 employees at such bakeries, and the centralization of finance and data maintenance administration functions. We have reorganized our operations into ten profit centers. In the first and second quarters of fiscal 2005, we announced and closed bakery facilities in Monroe, Louisiana and Buffalo, New York, which affected approximately 250 employees. In the third quarter of fiscal 2005, we announced the planned closing of our Florence, South Carolina bakery in February of 2005, which is expected to impact approximately 200 employees. During fiscal 2004, we incurred restructuring charges of $12,066,000 related to the closures of three bakeries, severance costs in connection with the centralization of certain finance and data maintenance administrative functions and the relocation of certain key management employees in conjunction with our new centralized organizational structure. We also incurred approximately $4,900,000 of charges in connection with the establishment of a centralized transactional processing center. In addition, as we continue to evaluate opportunities to reduce our manufacturing, administrative and distribution cost structures, we anticipate that we will incur additional restructuring charges related to the closing of other bakeries, distribution facilities and bakery outlets, as well as additional centralization of certain administrative functions and the relocation of key management employees.

We began to restructure certain of our operations in fiscal 2003, including the closing of five bakeries, 96 bakery outlets and the restructurings of several other facilities. As a result of these fiscal 2003 restructurings, we estimate pre-tax annual savings to be approximately $10,000,000 to $12,000,000 (approximately $6,000,000 to $7,500,000, net of income taxes). Cost of products sold is anticipated to decline between $6,550,000 and $8,000,000; selling, delivery, and administrative expenses between $3,000,000 and $3,550,000; and approximately $450,000 will be non-cash savings related to depreciation expense. We realized these savings in fiscal 2004, but unrelated costs, such as unanticipated labor-related expenses, and lost sales offset these savings.

In April 2004, Standard & Poor’s Rating Services lowered its rating of our senior secured bank debt to CCC+, and also lowered other ratings, with negative outlook. In July 2004, Moody’s Investors Service lowered its rating of our senior secured bank debt to B2, and also lowered other ratings, with negative outlook. In September 2004, Moody’s Investors Services further lowered its rating of our senior implied and senior secured ratings to Caa1.

In March 2004, we announced that our board of directors had suspended the dividend on IBC common stock effective for the fourth quarter of fiscal 2004. Under an August 12, 2004 amendment to our senior secured credit facility, we are prohibited from paying dividends until our senior secured bank debt is rated at least BB- by Standard & Poor’s Ratings Services and Ba3 by Moody’s Investors Service, in each case with a stable outlook or better.

On January 23, 2004, we exchanged outstanding options to purchase shares of our common stock with exercise prices of $25 or greater held by certain eligible employees for shares of restricted stock. The offer resulted in the exchange of options representing the right to purchase an aggregate of 3,824,000 shares of our common stock for 529,710 shares of restricted stock. The restricted stock, which vests ratably over a four-year term, was granted, and the eligible options were granted, under our 1996 Stock Incentive Plan. We used 529,710 shares of treasury stock for the award and recorded approximately $7,840,000 of unearned compensation as a reduction to stockholders’ equity. The unearned compensation is being charged to expense over the vesting period, with approximately $800,000 recognized as expense in fiscal 2004.

As a consequence of certain factors described above and others, in May and June 2004 we amended certain financial covenants in our senior secured credit facility to relax them, and to exclude the effect of up to $40,000,000 of the increase in our workers’ compensation reserves. Affected covenants included interest coverage and leverage requirements. The relaxed requirements resulting from these amendments were to expire at the end of the first quarter of fiscal 2005, at which time the covenants were to revert to the levels applicable prior to these amendments. However, on August 12, 2004, we further amended the leverage and interest coverage covenants of our credit facility to relax these covenant levels until November 2005. As a result of this amendment, the interest rates for all loans under the credit facility increased by 0.50%. On September 10, 2004 and effective as of September 7, 2004, we amended our senior secured credit facility to allow additional borrowing under our revolving credit facility of up to $255,000,000, subject to our ability to deliver certain financial forecasts. Continued borrowings under the senior secured credit facility from and after September 26, 2004 would have required approval by members of the bank group holding more than two-thirds of the aggregate loans and commitments outstanding. As a result of this amendment, the interests rates for all loans under the credit facility increased by an additional 0.50%, with interest to be paid monthly. For additional information about the September amendment, see our Current Report on Form 8-K filed with the SEC on September 16, 2004.

On August 12, 2004, we also issued $100,000,000 aggregate principal amount of our 6.0% senior subordinated convertible notes due August 15, 2014 in a private placement. Purchasers had an option to purchase in the aggregate up to $20,000,000 in additional notes for a period of 60 days following the closing, which was not exercised. The notes are convertible at the option of the holder under certain circumstances into shares of our common stock at an initial conversion rate of 98.9854 shares per $1,000 principal amount of notes (an initial conversion price of $10.1025 per share), subject to adjustment.

On August 9, 2004, we announced that we were continuing to experience declining sales and unit volume in both our bread and cake lines through the first eight weeks of fiscal 2005. Since August 9, 2004, the negative trend in unit volume in both our bread and cake lines has continued. For the 12 week period ended August 21, 2004, preliminary data indicate an approximate 4.4% decline in unit volume compared to the same period in fiscal 2004. Preliminary data also indicate net sales of $812,002,000 for the first period of fiscal 2005, a 2.3% decrease in comparison to the prior year. We believe that the reduction in unit sales is primarily attributable to a reduction in white bread sales, particularly private label bread, and individually packaged snacks in the cake line. Our expectations regarding results for the 12 week period ended August 21, 2004 are still preliminary and subject to change.

We have implemented or are in the process of implementing plans to attempt to address declines in our sales. These efforts include changes to our product offerings to increase sales and restructuring initiatives in our business to reduce operating costs. As consumer tastes have changed, demand for white bread has decreased. In response, we have added a number of whole grain products to our product offerings, including some of the varieties offered under the Baker’s Inn label, a line of super premium breads that includes whole grain, raisin wheat and whole wheat. We intend to continue to market the Home Pride line and introduce two whole grain varieties under Home Pride and regional brands in September 2004. We have increased prices for some of our bread products to attempt to offset increases in costs and decreases in unit volumes. We cannot assure you that these steps will be effective in addressing declines in our revenues or maintaining our operating margins.

Our financial statements for the 52 weeks ended May 29, 2004 are prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business, but we may not be able to continue as a going concern. The consolidated financial statements provided herein have not been reviewed or audited by our independent auditors and are subject to further review and potential adjustment and may not be indicative of our financial condition or results of operations. However, had the consolidated financial statements provided herein been audited by our independent auditors, we expect that any such audit report would have included a paragraph stating that there is substantial doubt as to our ability to continue as a going concern. Our Chapter 11 filing raises substantial doubt about our ability to continue as a going concern. Our continuation as a going concern is dependent upon, among other things, our ability to evaluate various alternatives including the sale of some or all of our assets, infusion of capital, debt restructuring and the development, confirmation and implementation of a plan of reorganization, our ability to comply with the terms of the DIP Facility, our ability to obtain financing upon exit from bankruptcy and our ability to generate sufficient cash from operations to meet our obligations and any combination of these factors. In the event our restructuring activities are not successful and we are required to liquidate, additional significant adjustments would be necessary in the carrying value of assets and liabilities, the revenues and expenses reported and the balance sheet classifications used.

Further, a plan of reorganization could materially change the amounts and classifications reported in the consolidated financial statements, which do not give effect to any adjustments to the carrying value or the classification of assets or liabilities that might be necessary as a consequence of a plan of reorganization.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

Our significant accounting policies are discussed in Note 1 to our consolidated financial statements. The preparation of our consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in our consolidated financial statements and related notes. These estimates and assumptions are evaluated on an on-going basis and are based upon many factors, including historical experience, consultation with outside professionals, such as actuaries, and management’s judgment. Actual results could differ from any estimates made and results could be materially different if different assumptions or conditions were to prevail.

We believe the following represents our critical accounting policies and estimates, involving those areas of financial statement preparation which are most important to the portrayal of our financial condition and results and which require management’s most difficult, subjective and complex judgments.

Reserves for self-insurance and postretirement benefits. We retain various levels of insurance risks related to active employee health care costs, workers’ compensation claims, liability insurance claims and postretirement health care costs. Many of our workers’ compensation and liability losses are covered under conventional insurance programs with high deductible limits. We are self-insured, with some stop-loss protection, for other losses and for health care costs. We also actively pursue programs intended to effectively manage the incidence of workplace injuries. Reserves for reported but unpaid losses, as well as incurred but not reported losses, related to our retained risks are calculated based upon loss development factors, as well as other assumptions considered by management, including assumptions provided by our external insurance brokers, consultants and actuaries. The factors and assumptions used are subject to change based upon historical experience, as well as changes in expected cost trends, particularly health care, as well as discount rates and other factors.

The reserves, including both the current and long-term portions, recorded by us for these liabilities amounted to $296,400,000 and $253,872,000 at May 29, 2004 and May 31, 2003, respectively. The increase in these reserves from fiscal 2003 to 2004 was attributable in large part to changes in experience factors and expected health care cost trends related primarily to workers’ compensation costs.

Long-lived assets. Property and equipment purchases are recorded at cost or fair market value when acquired as part of a business acquisition. These assets are depreciated based on useful lives, developed by historical experience and management’s judgment.

We assess the net realizable value of our long-lived assets whenever events occur which indicate that the carrying value of an asset may be impaired. The assessment involves comparing the asset’s estimated fair value to its carrying value, with the impairment loss measured as the amount by which the carrying value exceeds the fair value of the asset. Goodwill and other intangible assets with indefinite lives, principally trademarks and trade names acquired in business acquisitions, are no longer amortized due to our adoption of Statement of Financial Accounting Standards, or SFAS, No. 142 during the first quarter of fiscal 2002. In addition, during fiscal 2004 we have performed impairment tests of goodwill and other intangible assets with indefinite useful lives and determined that no impairments existed. In accordance with SFAS No. 142, we must assess our goodwill and other intangibles with indefinite useful lives for impairment at least annually.

Long-lived assets recorded in our consolidated financial statements at May 29, 2004, include $809,392,000 of net property and equipment, $215,346,000 of goodwill and $180,662,000 of other intangible assets with indefinite lives, while amounts of $853,473,000, $215,346,000 and $180,464,000, respectively, were recorded at May 31, 2003.

Derivative instruments. We use derivative instruments, including exchange traded futures and options on wheat, corn, soybean oil and certain fuels and forward purchase contracts on many ingredient, packaging and energy needs, to manage the price and supply risks associated with these commodities. When possible, we establish hedging positions that qualify for hedge accounting treatment. However, we may from time-to-time enter into contracts for economic reasons which do not qualify for hedge accounting treatments or market conditions may occur which render our hedging strategies ineffective and thus not qualified for further hedge accounting treatment. If either of these scenarios occur, the related hedged positions must be marked-to-market as of the end of each quarter in which the positions exist. As the commodities underlying our hedges can experience significant price fluctuations, any requirement to mark-to-market the related hedged positions could result in significant volatility in our costs of products sold and delivery costs recorded in our consolidated statements of operations.

Restructuring charges. Costs associated with any plan to reorganize our operational infrastructure are generally identified and reported as restructuring charges in our consolidated statements of operations. These reorganizing efforts include the closure of a bakery; the partial shut down of a bakery’s production; the closing of distribution and bakery outlet operations; relocation of bakery equipment, production or distribution to another facility; centralization of work effort and other organizational changes. Costs associated with restructurings are expensed when the related liability is incurred. Management judgments are made with regard to the incurrence of restructure-related liabilities, as well as impairment of long-term assets as described above. Our reorganization efforts involve planned closures of bakery, distribution and bakery outlet operations and we may incur additional asset impairment charges.

We incurred restructuring charges during fiscal 2004, 2003 and 2002 and anticipate additional charges in future years in connection with our restructuring efforts.

Legal reserves. We are periodically involved in various legal actions. We are required to assess the probability of any adverse judgments as well as the potential range of loss. We determine the required accruals based on management’s judgment after a review of the facts of each legal action and the opinions of outside counsel.

Environmental liabilities. We are subject to certain environmental liabilities (see “Governmental Regulation; Environmental Matters”). We have recorded our best estimate of our probable liability under those obligations, with the assistance of outside consultants and other professionals. Such estimates and the recorded liabilities are subject to various factors, including the allocation of liabilities among other potentially responsible parties, the advancement of technology for means of remediation, possible changes in the scope of work at the contaminated sites, as well as possible changes in related laws, regulations and agency requirements.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

The Medicare and Prescription Drug, Improvement and Modernization Act of 2003 (the Act) was signed into law on December 8, 2003. The Act contains a provision for subsidies to employers who provide prescription drug coverage to retirees. In accordance with FASB Staff Position SFAS No. 106-2, “Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003”, the measures of the accumulated postretirement benefit obligation and net periodic benefit cost in these financial statements do not reflect the effects of the Act on the plan. The staff position will be effective at the beginning of the second quarter of fiscal 2005. We are currently evaluating its effects on our consolidated financial statements.

In December 2003, SFAS No. 132, “Employers’ Disclosures about Pensions and Other Postretirement Benefits” was revised by SFAS 132R to include various additional disclosure requirements for defined benefit pension plans including types of plan assets, investment policies, obligations and contributions. This guidance does not change the requirements for measurement or recognition of pension and other postretirement benefit plans. All new provisions of SFAS 132R have been reflected in disclosures in Note 6 to our consolidated financial statements except for estimated future benefit payments disclosures, which are required for us in fiscal 2005.

RESULTS OF OPERATIONS

IN LIGHT OF NEWLY IDENTIFIED INFORMATION, WE HAVE RECENTLY UNDERTAKEN A REVIEW WITH RESPECT TO THE PROPER ACCOUNTING TREATMENT FOR A DEFINED BENEFIT PENSION PLAN TO WHICH WE CONTRIBUTE. IF WE DETERMINE THAT WE SHOULD CHANGE THE MANNER IN WHICH WE ACCOUNT FOR THIS PLAN IN OUR PRELIMINARY UNAUDITED FINANCIAL STATEMENTS CONTAINED HEREIN AND IN OUR HISTORICAL FINANCIAL STATEMENTS, OUR EARNINGS MAY BE NEGATIVELY IMPACTED AND ADDITIONAL ASSETS AND LIABILITIES MAY BE REFLECTED IN THESE FINANCIAL STATEMENTS. IN ADDITION, DEPENDING UPON THE RESULTS OF SUCH REVIEW AND THE SIGNIFICANCE OF THE IMPACT ON OUR HISTORICAL FINANCIAL STATEMENTS, WE MAY BE REQUIRED TO RESTATE OUR HISTORICAL FINANCIAL STATEMENTS. WHILE WE CANNOT PREDICT WITH ACCURACY THE AMOUNT OF ANY IMPACT ON EARNINGS OR ANY POTENTIAL NET LIABILITY THAT WOULD RESULT FROM SUCH A DETERMINATION, ANY SUCH EARNINGS IMPACT OR NET LIABILITY COULD BE SIGNIFICANT AND COULD ADVERSELY AFFECT OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

OUR PRELIMINARY UNAUDITED FINANCIAL STATEMENTS INCLUDED ELSEWHERE HEREIN HAVE BEEN PREPARED ASSUMING WE CAN CONTINUE AS A GOING CONCERN. HOWEVER, HAD THE PRELIMINARY UNAUDITED FINANCIAL STATEMENTS PROVIDED HEREIN BEEN AUDITED BY OUR INDEPENDENT AUDITORS, WE EXPECT THAT ANY AUDIT REPORT PROVIDED WOULD HAVE INCLUDED A PARAGRAPH STATING THAT THERE IS SUBSTANTIAL DOUBT AS TO OUR ABILITY TO CONTINUE AS A GOING CONCERN. BECAUSE OF THE CHAPTER 11 PROCESS AND THE CIRCUMSTANCES LEADING TO THE BANKRUPTCY FILING, IT IS POSSIBLE THAT WE MAY NOT BE ABLE TO CONTINUE AS A GOING CONCERN.

The following table sets forth, for fiscal years 2004, 2003 and 2002, the relative percentages that certain income and expense items bear to net sales:

	52 Weeks Ended May 29, 2004	52 Weeks Ended May 31, 2003	52 Weeks Ended June 1, 2002
Net sales	100.0%	100.0%	100.0%
Cost of products sold	49.8	49.2	47.4
Selling, delivery and administrative expenses	47.2	45.4	44.9
Restructuring and other charges	0.4	0.4	0.7
Depreciation and amortization	2.8	2.6	2.8

Operating income (loss)	(0.2)	2.4	4.2
Interest expense – net	1.0	1.2	1.1

Income (loss) before income taxes	(1.2)	1.2	3.1
Income taxes	(0.5)	0.4	1.1

Net income (loss)	(0.7)%	0.8%	2.0%

Fiscal 2004 Compared to Fiscal 2003

Net sales. Net sales for the 52 weeks ended May 29, 2004, were $3,467,562,000, representing a decrease of $58,218,000, or 1.7%, from net sales of $3,525,780,000 for the 52 weeks ended May 31, 2003. The decline in net sales in fiscal 2004 reflected a total unit volume decline of approximately 4.2%, partially offset by a unit value increase of approximately 2.7% in fiscal 2004 as compared to the prior year. This unit value increase is related to selling price increases and mix changes, including the elimination of some low-margin private label bread business.

Gross profit. Gross profit was $1,739,371,000, or 50.2% of net sales, for fiscal 2004, representing a decrease from $1,791,286,000, or 50.8% of net sales in fiscal 2003. Overall direct production costs per pound increased approximately 2.3% over the prior year due to cost increases per pound of 1.7% on ingredients and packaging and 4.2% on labor and labor-related costs, partially offset by a slight decline in per pound overhead costs. The primary driver in the labor and labor-related cost increase was an increase to our workers’ compensation reserves, which accounted for 0.4% of the gross profit decline as a percentage of net sales in fiscal 2004 compared to fiscal 2003. The other direct production cost variances accounted for the remaining 0.2% of the gross profit decline.

Selling, delivery and administrative expenses. Selling, delivery and administrative expenses were $1,637,944,000, or 47.2% of net sales, for fiscal 2004, representing an increase of $38,604,000 from fiscal 2003’s selling, delivery and administrative expenses of $1,599,340,000, or 45.4% of net sales. Higher charges related to workers’ compensation accounted for 0.5% of the 1.8% increase in selling, delivery and administrative expenses as a percentage of net sales in fiscal 2004 compared to fiscal 2003. In addition, other labor and labor-related costs, while down in total dollars, accounted for 0.3% of this increase due to the decline in net sales. Costs associated with Program SOAR, advertising costs and environmental costs represented 0.3%, 0.2% and 0.2% of this increase, respectively. The remaining increase is principally due to the impact of slightly higher delivery costs compared to the decreased net sales base.

Restructuring and other charges. During fiscal 2004, we incurred restructuring charges of $12,066,000 related to the closures of three bakeries, severance costs in connection with the centralization of certain finance and data maintenance administrative functions and the relocation of certain key management employees in conjunction with our new centralized organizational structure. These charges are in conjunction with our Program SOAR initiative, which is designed to consolidate business functions, reduce headcount and achieve operating efficiencies. These charges also included costs related to certain closures and restructurings of several bakeries and bakery outlet locations initiated during fiscal 2003. Approximately $10,896,000 represents severance and other cash costs and $1,170,000 represents impairment of bakery machinery and equipment. See the “Cash Resources and Liquidity” section of this Management’s Discussion and Analysis of Financial Condition and Results of Operations regarding future expected restructuring charges.

During fiscal 2003, we incurred restructuring charges of $9,910,000 related to closures of five bakeries and 96 bakery outlets and restructurings of several other bakeries. Approximately $7,710,000 represents severance and other cash costs and $2,200,000 represents impairment of bakery machinery and equipment. In addition, other charges in fiscal 2003 included a fully vested common stock award of $3,591,000 to our former Chief Executive Officer.

Operating income (loss). Operating loss for fiscal 2004 was $(6,679,000), representing a decrease of $89,947,000 from the prior year’s operating income of $83,268,000. Included in these operating income (loss) totals are restructuring charges of $12,066,000 in fiscal 2004 and restructuring and other charges of $13,501,000 in fiscal 2003.

Interest expense. Interest expense for fiscal 2004 was $36,583,000, representing a decrease of $3,679,000 from interest expense in fiscal 2003 of $40,262,000. Although we experienced somewhat higher interest rates in fiscal 2004 due to our credit facility amendments and our debt downgrades, these higher rates were offset by slightly lower average borrowing levels. In addition, the change in fair value of the amended swap agreements being reclassified as a reduction of interest expense from other comprehensive loss during fiscal 2004 lowered interest expense.

Provision for income taxes. The effective income tax benefit rate for fiscal 2004 was 40.6% compared to an effective income tax expense rate of 36.3% for fiscal 2003. The higher effective income tax benefit rate is due to a fiscal 2004 adjustment to our estimate for prior year tax accruals based upon a review of recently closed tax audits and amended filings. During fiscal 2004, we also received state approval for additional refundable tax credits related to prior tax years (see Note 5 to our preliminary unaudited consolidated financial statements).

Fiscal 2003 Compared to Fiscal 2002

Net sales. Net sales for the 52 weeks ended May 31, 2003, were $3,525,780,000, representing a decrease of $5,843,000, or 0.2%, from net sales of $3,531,623,000 for the 52 weeks ended June 1, 2002. The decline in net sales in fiscal 2003 reflected a unit volume decline of approximately 1.6%, partially offset by price increases of less than 1.0% compared to fiscal 2002.

Gross profit. Gross profit was $1,791,286,000, or 50.8% of net sales, for fiscal 2003, representing a decrease from $1,856,119,000, or 52.6% of net sales, in fiscal 2002. Our fiscal 2003 gross profit margins were negatively impacted by higher ingredient costs, including cocoa, sweeteners, edible oils and the ingredient costs associated with producing our extended shelf life products. The increase in ingredient costs accounted for 0.9% of our gross profit decline as a percent of net sales for fiscal 2003. In addition, higher employee costs for health care, pension benefits and workers’ compensation claims accounted for 0.7% of the gross profit decline as a percent of net sales for fiscal 2003.

Selling, delivery and administrative expenses. Selling, delivery and administrative expenses were $1,599,340,000, representing 45.4% of net sales, for fiscal 2003, a slight increase from fiscal 2002’s selling, delivery and administrative expenses of $1,587,719,000, or 44.9% of net sales. Higher costs for employee benefits, principally health care and pension, and workers’ compensation claims, were responsible for 0.7% of the increase as a percent of net sales for fiscal 2003. Partially offsetting these increases was a 0.2% reduction on a percent of net sales basis in advertising expense for fiscal 2003.

Restructuring and other charges. During fiscal 2003, we incurred restructuring charges of $9,910,000 related to closures of five bakeries and 96 bakery outlets and restructurings of several other bakeries. Approximately $7,710,000 represents severance and other cash costs and $2,200,000 represents impairment of bakery machinery and equipment. As part of various initiatives intended to reduce our manufacturing and distribution cost structures, the completion of our new bakery in Henderson, Nevada, as well as improvements to several other facilities, allowed us to close less efficient operations.

The severance charge for fiscal 2003 is associated with the involuntary employee separation of approximately 550 employees. As of May 31, 2003, 475 employee separations had been completed.

Also, in fiscal 2003, other charges included an October 1, 2002 fully vested common stock award of $3,591,000 to our former Chief Executive Officer.

Other charges of $25,700,000 incurred in fiscal 2002 related to the closure of a bakery and the settlement of employment discrimination litigation.

Operating income. Operating income for fiscal 2003 was $83,268,000, or 2.4% of net sales, representing a decrease from the prior year’s operating income of $147,357,000, or 4.2% of net sales. As mentioned above, we incurred $13,501,000 in restructuring and other charges in fiscal 2003 and other charges of $25,700,000 in fiscal 2002.

Interest expense. Interest expense for fiscal 2003 was $40,262,000, representing an increase of $2,996,000 from interest expense in fiscal 2002 of $37,266,000. The impact on interest expense of slightly higher borrowing levels during fiscal 2003 was offset by the impact of slightly lower interest rates. In addition, during fiscal 2003, we reclassified $3,872,000 to interest expense from other comprehensive loss resulting from the amendment of some of our interest rate swap agreements.

Provision for income taxes. The effective income tax rates were 36.3% and 36.8% for fiscal 2003 and fiscal 2002, respectively.

CASH RESOURCES AND LIQUIDITY

Cash from operating activities. Cash from operating activities for the fifty-two weeks ended May 29, 2004 was $116,364,000, which represents a decrease of $40,329,000 from cash generated in fiscal 2003 of $156,693,000. This decrease is primarily attributable to a decrease in net income of $53,128,000, partially offset by an increase in the long-term portion of self-insurance reserves of $20,474,000.

Cash used in investing activities. Cash used in investing activities for the fifty-two weeks ended May 29, 2004 was $(65,485,000), $38,984,000 less than the comparable period of fiscal 2003’s $(104,469,000). The decrease is primarily attributable to lower capital expenditures of $43,583,000 than in the previous year. In fiscal 2003, we completed our baking facility in Henderson, Nevada. We also completed major upgrades to our Orlando, Florida; Tulsa, Oklahoma and Birmingham, Alabama bakeries. Partially offsetting this decrease was a fiscal 2004 increase of $7,271,000 in costs related to the acquisition and development of software assets related to our Program SOAR initiative.

Cash used in financing activities. Cash used in financing activities for the fifty-two weeks ended May 29, 2004 was $(50,879,000), $1,345,000 less than the comparable period in fiscal 2003 which totaled $(52,224,000). We reduced outstanding debt by $40,258,000 and $47,596,000 in fiscal 2004 and fiscal 2003, respectively. Dividends paid in fiscal 2004 were $9,479,000, a decrease of $3,060,000 from fiscal 2003 dividends due to the suspension of dividends during the fourth quarter of fiscal 2004.

Our planned cash needs prior to our Chapter 11 filing for fiscal 2005 other than normal operating activities included approximately $162,248,000, consisting of $58,501,000 of required debt repayments (these payments were made on August 12, 2004 in conjunction with our issuance of the $100,000,000 in senior subordinated convertible notes described below), $3,747,000 of obligations under capital leases and $100,000,000 of capital expenditures. In addition to these expenditures, we anticipated expensing and paying $58,469,000 of obligations under operating leases as part of our normal operating activities.

As a consequence of certain factors described above and others, in May and June 2004 we amended certain financial covenants in our senior secured credit facility to relax them, and to exclude the effect of up to $40,000,000 of the increase in our workers’ compensation reserves. Affected covenants included interest coverage and leverage requirements. The relaxed requirements resulting from these amendments were to expire at the end of the first quarter of fiscal 2005, at which time the covenants were to revert to the levels applicable prior to these amendments. However, on August 12, 2004, we further amended the leverage and interest coverage covenants of our credit facility to relax these covenant levels until November 2005 and to increase our capacity for letters of credit from $175,000,000 to $215,000,000. As a result of this amendment, the interest rates for all loans under the credit facility increased by 0.50%. On September 10, 2004 and effective as of September 7, 2004, we amended our senior secured credit facility to allow additional borrowing under our revolving credit facility of up to $255,000,000, subject to our ability to deliver certain financial forecasts. Continued borrowings under the senior secured credit facility from and after September 26, 2004 would have required approval by members of the bank group holding more than two-thirds of the aggregate loans and commitments outstanding. As a result of this amendment, the interests rates for all loans under the credit facility increased by an additional 0.50%, with interest to be paid monthly. For additional information about the September amendment, see our Current Report on Form 8-K filed with the SEC on September 16, 2004.

On August 12, 2004, we issued $100,000,000 aggregate principal amount of our 6.0% senior subordinated convertible notes due August 15, 2014 in a private placement. Purchasers had an option to purchase in the aggregate up to $20,000,000 in additional notes for a period of 60 days following the closing, which was not exercised. The notes are convertible at the option of the holder under certain circumstances into shares of our common stock at an initial conversion rate of 98.9854 shares per $1,000 principal amount of notes (an initial conversion price of $10.1025 per share), subject to adjustment.

The foregoing commitments include significant pre-petition obligations. Under the Bankruptcy Code, actions to collect pre-petition indebtedness are stayed and our other contractual obligations may not be enforced against us. Therefore, the commitments shown above may not reflect actual cash outlays in the future period.

In March 2004, we announced that our board of directors had suspended the dividend on IBC common stock effective for the fourth quarter of fiscal 2004. Under the August 12, 2004 amendment to our senior secured credit facility, we are prohibited from paying dividends until our senior secured bank debt is rated at least BB- by Standard & Poor’s Ratings Services and Ba3 by Moody’s Investors Service, in each case with a stable outlook or better. In April 2004, Standard & Poor’s Rating Services lowered its rating of our senior secured bank debt to CCC+, and also lowered other ratings, with negative outlook. In July 2004, Moody’s Investors Service lowered its rating of our senior secured bank debt to B2, and also lowered other ratings, with negative outlook. In September 2004, Moody’s Investors Services further lowered its rating of our senior implied and senior secured ratings to Caa1.

On August 9, 2004, we announced that we were continuing to experience declining sales and unit volume in both our bread and cake lines through the first eight weeks of fiscal 2005. Since August 9, 2004, the negative trend in unit volume in both our bread and cake lines has continued. For the 12 week period ended August 21, 2004, preliminary data indicate an approximate 4.4% decline in unit volume compared to the same period in fiscal 2004. Preliminary data also indicate net sales of $812,002,000 for the first period of fiscal 2005, a 2.3% decrease in comparison to the prior year. We believe that the reduction in unit sales is primarily attributable to a reduction in white bread sales, particularly private label bread, and individually packaged snacks in the cake line. Our expectations regarding results for the 12 week period ended August 21, 2004 are still preliminary and subject to change.

We have implemented or are in the process of implementing plans to attempt to address declines in our sales and profit margins. These efforts include changes to our product offerings to increase sales and restructuring initiatives in our business to reduce operating costs. As consumer tastes have changed, demand for white bread has decreased. In response, we have added a number of whole grain products to our product offerings, including some of the varieties offered under the Baker’s Inn label, a line of super premium breads that includes whole grain, raisin wheat and whole wheat. We intend to continue to market the Home Pride line and introduced two whole grain varieties under Home Pride and regional brands in September 2004. We have increased prices for some of our bread products to attempt to offset increases in costs and decreases in unit volumes. We cannot assure you that these steps will be effective in addressing declines in our revenues or maintaining our operating margins.

Voluntary Chapter 11 Filing. Since the Petition Date, we have been actively engaged in restructuring our operations. With the assistance of A&M, we are analyzing our business based on a number of factors including, but not limited to, historical sales results, expected future sales results, cash availability, production costs, utilization of resources, and manufacturing and distribution efficiencies. As part of our restructuring efforts we are evaluating various alternatives including, but not limited to, the sale of some or all of our assets, infusion of capital, debt restructuring and the filing of a plan of reorganization with the Bankruptcy Court, or any combination of these options.

As a result of the Chapter 11 filing, our principal sources of liquidity used in funding short-term operations are operating cash flows and the DIP Facility. The DIP Facility is used to support general corporate borrowing requirements. Based on the information currently available and current assumptions as to our cash and capital needs, we believe that our current cash, together with cash generated from operations and cash available under the DIP Facility, will be sufficient to fund our currently expected operating expenses, capital expenditures and working capital needs.

However, we believe it may be necessary to raise additional capital to restructure our pre-petition obligations and to adequately capitalize our business. Our capital requirements will depend on many factors, including our evaluation of various alternatives in connection with our restructuring, the form of our plan of reorganization, the aggregate amount to be fully distributed to creditors to satisfy claims, the amount of any unknown claims or contingent claims from creditors or equity holders, the outcome of litigation and the costs of administering the Chapter 11 process, including legal and other fees. At this time it is not possible to predict the exact amount or nature of such new capital. In addition, there can be no guarantee that additional capital will be available to us, or that such capital will be available on favorable terms. Raising additional capital could result in the significant dilution of current equity interests, but it is not possible to predict the extent of such potential dilution at this time.

Obligations under the DIP Facility are secured by a superpriority lien in favor of the Lenders over our assets. Interest on borrowings under the DIP Facility are at an alternate base rate plus 1.75%, or, at our option, LIBOR plus 2.75% for interest periods of one, three or six months. Such interest is payable monthly in arrears, at the end of any interest period or upon the termination of the Commitment.

The DIP Facility subjects us to certain obligations, including the delivery of a Borrowing Base Certificate (as defined in the DIP Facility), cash flow forecasts and operating budgets at specified intervals. Furthermore, we are subject to certain limitations on the payment of indebtedness, entering into investments, the payment of capital expenditures and the payment of dividends. In addition, payment under the DIP Facility may be accelerated following certain events of default including, but not limited to, (i) the conversion of any of the bankruptcy case to a case under Chapter 7 of the Bankruptcy Code or the appointment of a trustee pursuant to Chapter 11 of the Bankruptcy Code; (ii) our making certain payments of principal or interest on account of pre-petition indebtedness or payables; (iii) a change of control; (iv) an order of the Bankruptcy Court permitting holders of security interests to foreclose on the debt on any of our assets which have an aggregate value in excess of $1,000,000; and (v) the entry of any judgment in excess of $1,000,000 against us, the enforcement of which remains unstayed. Notwithstanding acceleration pursuant to an event of default, the maturity date on the Commitment terminates twenty-four (24) months from the Petition Date. Such maturity date may terminate earlier following the occurrence of either (i) thirty-five (35) days after the entry of the interim order of the Bankruptcy Court approving the DIP Facility, but only if a final order has not been entered prior to the thirty-fifth (35th) day; or (ii) the consummation of our plan of reorganization.

Our preliminary unaudited financial statements for the 52 weeks ended May 29, 2004 are prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business, but we may not be able to continue as a going concern. These financial statements have not been reviewed or audited by our independent auditors and are subject to further review and potential adjustment and may not be indicative of our financial condition or results of operations. However, had the preliminary unaudited financial statements provided herein been audited by our independent auditors, we expect that any audit report provided would have included a paragraph stating that there is substantial doubt as to our ability to continue as a going concern. Our Chapter 11 filing raises substantial doubt about our ability to continue as a going concern. Our continuation as a “going concern” is dependent upon, among other things, our ability to evaluate various alternatives including the sale of some or all of our assets, infusion of capital, debt restructuring and the development, confirmation and implementation of a plan of reorganization, our ability to comply with the terms of the DIP Facility, our ability to obtain financing upon exit from bankruptcy and our ability to generate sufficient cash from operations to meet our obligations and any combination of these factors. In the event our restructuring activities are not successful and we are required to liquidate, additional significant adjustments would be necessary in the carrying value of assets and liabilities, the revenues and expenses reported and the balance sheet classifications used.

Contractual Obligations. The following is a summary of certain of our contractual obligations as of May 29, 2004 and the anticipated impact these obligations will have on future cash flows:

(In Thousands) Payments Due By Fiscal Year Under Certain Contractual Obligations (a)
Fiscal Years	Total	Revolving Credit Line(b)	Long- Term Debt(b)	Capital Leases	Operating Leases(c)	Unconditional Purchase Obligations(d)
2005	$335,049	$—	$58,501	$3,747	$58,469	$214,332
2006	231,748	—	156,937	2,186	42,445	30,180
2007	325,815	60,000	208,500	1,213	28,759	27,343
2008	97,459	—	53,688	—	17,104	26,667
2009	32,563	—	—	—	9,229	23,334
Thereafter	33,090	—	—	—	10,333	22,757

Total	$1,055,724	$60,000	$477,626	$7,146	$166,339	$344,613

(a)	The commitments listed herein include significant pre-petition obligations. Under the Bankruptcy Code, actions to collect pre-petition indebtedness are stayed and our other contractual obligations may not be enforced against us. Therefore, the commitments shown above may not reflect actual cash outlays in the future period. In addition, under the Bankruptcy Code, we may reject certain executory contracts and leases, thus eliminating future obligations.
(b)	Borrowings under our variable rate senior secured credit facility are secured by all of our accounts receivable and a majority of our owned real property, intellectual property and equipment. The revolving credit line has a total capacity of $300,000,000 and allows up to $215,000,000 for letters of credit. We had borrowings outstanding of $60,000,000 under the revolving credit line and $152,578,000 in letters of credit outstanding as of May 29, 2004. As of September 21, 2004, the date preceding our Chapter 11 filing, we had borrowings outstanding of $40,000,000 under the revolving credit line and $171,182,000 in letters of credit outstanding. In addition, on September 21, 2004, we had $100,000,000 aggregate principal amount 6.0% senior subordinated convertible notes outstanding. The payment schedule above presents our variable rate senior secured facility in accordance with its contractual terms. We have presented this facility in our May 29, 2004 financial statements as amounts payable within one year due to our default under this facility.
(c)	At May 29, 2004, we had in place various operating leases for equipment on which we have guaranteed the buyout price. Some of these leases were entered into on dates from June 15, 1999 through December 16, 2002 and expire on dates from June 14, 2004 through December 15, 2007. Our maximum potential obligations under these guarantees are $9,304,000. In accordance with FASB Interpretation No. 45, these guarantees have not been recorded on our consolidated balance sheet as of May 29, 2004, as they were in existence prior to the effective date of the interpretation. However, in fiscal 2004, we entered into new operating leases for equipment with five-year terms and for which we have guaranteed the buyout price.

Our maximum potential obligations under these guarantees for these leases are $3,064,000. The fair value of these guarantees, net of amortization, of $33,000 has been recorded to other assets and other liabilities on our consolidated balance sheet as of May 29, 2004. Each of these will be amortized over the term of the operating leases.

(d)	The unconditional purchase obligations represent obligations as of May 29, 2004. This includes items such as ingredients, packaging, third party agreements to perform certain functions and other obligations.

OFF-BALANCE SHEET FINANCING

We do not participate in, nor secure financings for, any unconsolidated, special purpose entities.

ITEM 7A. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

We are exposed to market risks relative to commodity price fluctuations and interest rate changes. We actively manage these risks through the use of forward purchase contracts and derivative financial instruments. As a matter of policy, we use derivative financial instruments only for hedging purposes, and the use of derivatives for trading and speculative purposes is prohibited.

Commodity prices. Commodities we use in the production of our products are subject to wide price fluctuations, depending upon factors such as weather, crop production, worldwide market supply and demand and government regulation. To reduce the risk associated with commodity price fluctuations, primarily for wheat, corn, sweeteners, soybean oil and certain fuels, we sometimes enter into forward purchase contracts and commodity futures and options in order to fix prices for future periods. A sensitivity analysis was prepared and, based upon our commodity-related derivatives positions as of May 29, 2004, an assumed 10% adverse change in commodity prices would not have a material effect on our fair values, future earnings or cash flows.

Interest rates. We enter into interest rate swap agreements to manage the interest rate risk associated with variable rate debt instruments. Our May 29, 2004 interest rate swap agreements fixed interest rates on $350,000,000 in variable rate debt to fixed rates ranging from 5.47% to 7.91% and expired in July and August 2004. Based upon a sensitivity analysis at May 29, 2004, an assumed 10% adverse change in interest rates would not have a material impact on our fair values, future earnings or cash flows.

ITEM 8. PRELIMINARY UNAUDITED FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

THE PRELIMINARY UNAUDITED FINANCIAL STATEMENTS AND SUPPLEMENTAL DATA CONTAINED HEREIN HAVE NOT BEEN AUDITED BY OUR INDEPENDENT AUDITORS. WHILE WE BELIEVE THAT THE PRELIMINARY UNAUDITED FINANCIAL STATEMENTS AND SUPPLEMENTAL DATA CONTAINED HEREIN HAVE BEEN PREPARED IN ACCORDANCE WITH GAAP EXCEPT FOR THE UNCERTAINTIES RELATED TO A DEFINED BENEFIT PENSION PLAN TO WHICH WE CONTRIBUTE, WE CAN GIVE NO ASSURANCES THAT ALL OTHER ADJUSTMENTS ARE FINAL AND THAT ALL OTHER ADJUSTMENTS NECESSARY TO PRESENT OUR FINANCIAL INFORMATION IN ACCORDANCE WITH GAAP HAVE BEEN IDENTIFIED. IN ADDITION, THE PRELIMINARY UNAUDITED FINANCIAL STATEMENTS HAVE BEEN PREPARED ASSUMING WE CAN CONTINUE AS A GOING CONCERN, BUT BECAUSE OF THE CHAPTER 11 PROCESS AND THE CIRCUMSTANCES LEADING TO THE BANKRUPTCY FILING, IT IS POSSIBLE THAT WE MAY NOT BE ABLE TO CONTINUE AS A GOING CONCERN. FOR MORE INFORMATION RELATED TO THE ACCOUNTING UNCERTAINTIES WITH THIS PLAN, PLEASE REFER TO THE EXPLANATORY NOTE WHICH PRECEDES THIS REPORT.

INDEX TO PRELIMINARY UNAUDITED FINANCIAL STATEMENTS

		Page Number
Preliminary Unaudited Consolidated Balance Sheets at May 29, 2004 and May 31, 2003		50

Preliminary Unaudited Consolidated Statements of Operations for the 52 weeks ended May 29, 2004, May 31, 2003 and June 1, 2002		51

Preliminary Unaudited Consolidated Statements of Cash Flows for the 52 weeks ended May 29, 2004, May 31, 2003 and June 1, 2002		52

Preliminary Unaudited Consolidated Statements of Stockholders’ Equity and Comprehensive Operations for the 52 weeks ended May 29, 2004, May 31, 2003 and June 1, 2002		53

Notes to Preliminary Unaudited Consolidated Financial Statements:

1.	Subsequent Event – Voluntary Chapter 11 Filing	54
2.	Description of Business and Significant Accounting Policies	55
3.	Debt	60
4.	Derivative Instruments	62
5.	Commitments and Contingencies	63
6.	Income Taxes	67
7.	Employee Benefit Plans	68
8.	Stock-Based Compensation	72
9.	Goodwill and Other Intangible Assets	74
10.	Accrued Expenses and Other Liabilities	74
11.	Restructuring and Other Charges	75
12.	Stock Repurchases	77
13.	Stockholder Rights Plan	78
14.	Subsequent Events	78
15.	Quarterly Financial Information (Unaudited)	79

INTERSTATE BAKERIES CORPORATION

PRELIMINARY UNAUDITED CONSOLIDATED BALANCE SHEETS

	(In Thousands)
	May 29, 2004	May 31, 2003
Assets

Current assets:
Accounts receivable, less allowance for doubtful accounts of $3,700,000 ($4,000,000 at May 31, 2003)	$182,060	$182,738
Inventories	71,901	74,681
Other current assets	106,402	92,476

Total current assets	360,363	349,895

Property and equipment:
Land and buildings	453,161	451,999
Machinery and equipment	1,098,984	1,103,524

	1,552,145	1,555,523
Less accumulated depreciation	(742,753)	(702,050)

Net property and equipment	809,392	853,473

Goodwill	215,346	215,346
Other intangible assets	190,416	191,995
Other assets	50,908	34,982

Total assets	$1,626,425	$1,645,691

Liabilities and Stockholders’ Equity

Current liabilities:
Long-term debt payable within one year	$541,373	$56,259
Accounts payable	119,027	100,564
Accrued expenses	270,303	268,758

Total current liabilities	930,703	425,581

Long-term debt	3,399	528,771
Other liabilities	240,118	225,103
Deferred income taxes	147,493	140,479

Total long-term liabilities	391,010	894,353

Stockholders’ equity:
Preferred stock, par value $0.01 per share; authorized — 1,000,000 shares; issued — none	—	—
Common stock, par value $0.01 per share; authorized — 120,000,000 shares; issued — 81,579,000 shares	816	816
Additional paid-in capital	586,616	588,950
Retained earnings	408,188	443,345
Treasury stock, at cost — 36,198,000 shares (36,298,000 at May 31, 2003)	(679,016)	(680,913)
Treasury stock held in rabbi trust, at cost – none (477,000 shares at May 31, 2003)	—	(8,946)
Unearned restricted stock compensation	(6,982)	—
Accumulated other comprehensive loss	(4,910)	(17,495)

Total stockholders’ equity	304,712	325,757

Total liabilities and stockholders’ equity	1,626,425	$1,645,691

See accompanying notes.

INTERSTATE BAKERIES CORPORATION

PRELIMINARY UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

	(In Thousands, Except Per Share Data)
	52 Weeks Ended May 29, 2004	52 Weeks Ended May 31, 2003	52 Weeks Ended June 1, 2002
Net sales	$3,467,562	$3,525,780	$3,531,623

Cost of products sold	1,728,191	1,734,494	1,675,504
Selling, delivery and administrative expenses	1,637,944	1,599,340	1,587,719
Restructuring charges	12,066	9,910	—
Other charges	—	3,591	25,700
Depreciation and amortization	96,040	95,177	95,343

	3,474,241	3,442,512	3,384,266

Operating income (loss)	(6,679)	83,268	147,357

Other income	(33)	(87)	(335)
Interest expense	36,583	40,262	37,266

	36,550	40,175	36,931

Income (loss) before income taxes	(43,229)	43,093	110,426
Provision for income taxes	(17,551)	15,643	40,637

Net income (loss)	$(25,678)	$27,450	$69,789

Earnings (loss) per share:
Basic	$(0.57)	$0.62	$1.39

Diluted	$(0.57)	$0.61	$1.36

See accompanying notes.

INTERSTATE BAKERIES CORPORATION

PRELIMINARY UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

	(In Thousands)
	52 Weeks Ended May 29, 2004	52 Weeks Ended May 31, 2003	52 Weeks Ended June 1, 2002
Cash flows from operating activities:
Net income (loss)	$(25,678)	$27,450	$69,789
Depreciation and amortization	96,040	95,177	95,343
Provision for deferred income taxes	(720)	(7,531)	3,920
Non-cash interest expense - deferred debt fees	2,461	1,778	3,310
Non-cash interest on swap agreements	(3,217)	3,872	—
Non-cash common stock award	—	3,591	—
Non-cash restricted stock and deferred share compensation expense	2,146	899	—
Loss on sale/write-down of property and equipment	1,265	652	7,835
Income tax benefit on employee stock transactions	4	2,113	2,589
Change in operating assets and liabilities:
Accounts receivable	678	14,345	749
Inventories	2,780	358	(4,028)
Other current assets	(15,361)	(9,469)	(3,901)
Accounts payable and accrued expenses	31,180	13,451	23,628
Long-term portion of self insurance reserves	25,855	5,381	5,752
Other	(1,069)	4,626	(5,203)

Cash from operating activities	116,364	156,693	199,783

Cash flows used in investing activities:
Additions to property and equipment	(55,266)	(98,849)	(74,960)
Sale of assets	4,701	6,475	7,473
Acquisition of other intangible assets	(198)	(4,670)	(306)
Acquisition and development of software assets	(14,758)	(7,487)	(96)
Other	36	62	14

Cash used in investing activities	(65,485)	(104,469)	(67,875)

Cash flows used in financing activities:
Reduction of long-term debt	(40,258)	(47,596)	(614,062)
Addition to long-term debt	—	—	650,000
Common stock dividends paid	(9,479)	(12,539)	(14,442)
Stock option exercise proceeds	776	10,299	13,771
Acquisition of treasury stock	(53)	(189)	(158,325)
Debt fees	(1,865)	(2,199)	(8,850)

Cash used in financing activities	(50,879)	(52,224)	(131,908)

Change in cash and cash equivalents	—	—	—
Cash and cash equivalents:
Beginning of period	—	—	—

End of period	$—	$—	$—

Cash payments (received) for:
Interest	$39,453	$36,619	$31,146
Income taxes	(2,339)	23,800	33,404
Non-cash investing and financing activities excluded above:
Issuance of restricted stock	7,840	—	—
Accrued deferred share award liability settled through equity issuance	—	7,061	—
Equipment purchases financed with capital lease obligations	—	11,688	—

See accompanying notes.

INTERSTATE BAKERIES CORPORATION

PRELIMINARY UNAUDITED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY AND COMPREHENSIVE OPERATIONS

(In Thousands, Except Per Share Data)

	Common Stock Issued		Additional Paid-in Capital	Retained Earnings	Treasury Stock		Treasury Stock Held in Rabbi Trust		Unearned Restricted Stock Compensation	Accumulated Other Comprehensive Loss	Total Stockholders’ Equity
	Number of Shares	Par Value			Number of Shares	Cost	Number of Shares	Cost
Balance June 2, 2001	79,851	$799	$551,963	$373,087	(29,495)	$(533,044)	—	$—	$—	$—	$392,805
Comprehensive income (a)	—	—	—	69,789	—	—	—	—	—	(4,957)	64,832
Stock options exercised and related income tax benefit	833	8	16,352	—	—	—	—	—	—	—	16,360
Dividends paid - $0.28 per share	—	—	—	(14,442)	—	—	—	—	—	—	(14,442)
Treasury stock acquired	—	—	—	—	(7,363)	(158,325)	—	—	—	—	(158,325)

Balance June 1, 2002	80,684	807	568,315	428,434	(36,858)	(691,369)	—	—	—	(4,957)	301,230
Comprehensive income (a)	—	—	—	27,450	—	—	—	—	—	(12,538)	14,912
Deferred share award and related income tax effect	213	2	6,428	—	—	—	—	—	—	—	6,430

Share award and related income tax effect	133	1	3,500	—	—	—	—	—	—	—	3,501
Stock options exercised and related income tax benefit	549	6	10,707	—	90	1,699	—	—	—	—	12,412

Dividends paid - $0.28 per share	—	—	—	(12,539)	—	—	—	—	—	—	(12,539)
Treasury stock acquired	—	—	—	—	(7)	(189)	—	—	—	—	(189)
Transfer of treasury stock to rabbi trust	—	—	—	—	477	8,946	(477)	(8,946)	—	—	—

Balance May 31, 2003	81,579	816	588,950	443,345	(36,298)	(680,913)	(477)	(8,946)	—	(17,495)	325,757
Comprehensive loss (a)	—	—	—	(25,678)	—	—	—	—	—	12,585	(13,093)
Restricted share award	—	—	(2,098)	—	530	9,938	—	—	(7,840)	—	—
Restricted share compensation expense	—	—	—	—	—	—	—	—	800		800
Restricted share forfeitures and other	—	—	2	—	(4)	(74)	—	—	58	—	(14)
Stock options exercised and related income tax benefit	—	—	(238)	—	55	1,032	—	—	—	—	794
Dividends paid - $0.21 per share	—	—	—	(9,479)	—	—	—	—	—	—	(9,479)
Treasury stock acquired	—	—	—	—	(4)	(53)	—	—	—	—	(53)
Transfer of treasury stock from rabbi trust	—	—	—	—	(477)	(8,946)	477	8,946	—	—	—

Balance May 29, 2004	81,579	$816	$586,616	$408,188	(36,198)	$(679,016)	—	$—	$(6,982)	$(4,910)	$304,712

(a) Reconciliations of net income (loss) to comprehensive income (loss) are as follows:

	2004	2003	2002
Net income (loss)	$(25,678)	$27,450	$69,789

Other comprehensive income (loss):
Change in fair value of cash flow hedges (net of income taxes of $2,410, $6,630 and $8,360, respectively)	4,017	(11,049)	(13,934)
Losses on interest rate swaps reclassified to interest expense (net of income taxes of $3,380, $5,383 and $2,652, respectively)	5,634	8,971	4,421
Commodity derivative (gains) losses reclassified to cost of products sold (net of income taxes of $2,537, $774 and $2,734, respectively)	(4,229)	1,290	4,556
Minimum pension liability adjustment (net of income taxes of $4,298 and $7,050, respectively)	7,163	(11,750)	—

Other comprehensive income (loss) total	12,585	(12,538)	(4,957)

Comprehensive income (loss)	$(13,093)	$14,912	$64,832

See accompanying notes.

INTERSTATE BAKERIES CORPORATION

NOTES TO PRELIMINARY UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

1. Voluntary Chapter 11 Filing

On September 22, 2004, or the Petition Date, we and each of our wholly-owned subsidiaries filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code, or the Bankruptcy Code, in the United States Bankruptcy Court for the Western District of Missouri, or the Bankruptcy Court (Case Nos. 04-45814, 04-45816, 04-45817, 04-45818, 04-45819, 04-45820, 04-45821 and 04-45822). Mrs. Cubbison’s Foods, Inc., a subsidiary of which we are an eighty percent owner, was not included in the Chapter 11 filing. On September 24, 2004, the official committee of unsecured creditors was appointed in our Chapter 11 cases. Subsequently, on November 29, 2004, the official committee of equity security holders was appointed in our Chapter 11 cases. We are continuing to operate our business as a debtor-in-possession under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Bankruptcy Code and the orders of the Bankruptcy Court. In general, as a debtor-in-possession, we are authorized under the Bankruptcy Code to continue to operate as an ongoing business, but may not engage in transactions outside the ordinary course of business without the prior approval of the Bankruptcy Court.

On September 23, 2004, we entered into a Revolving Credit Agreement (the “DIP Facility”) with JPMorgan Chase Bank, or JPMCB, and each of the other commercial banks, finance companies, insurance companies or other financial institutions or funds from time to time party thereto, together, with JPMCB, the Lenders, J.P. Morgan Securities Inc., as lead arranger and book runner and JPMCB, as administrative and collateral agent for the Lenders. The DIP Facility received interim approval by the Bankruptcy Court on September 23, 2004 and final approval on October 21, 2004. The DIP Facility provides for a $200,000,000 commitment, or the Commitment, of debtor-in-possession financing to fund our post-petition operating expenses, supplier and employee obligations.

In conjunction with the commencement of the Chapter 11 process, we sought and obtained several orders from the Bankruptcy Court which were intended to enable us to operate in the normal course of business during the Chapter 11 process. The most significant of these orders:

•	authorize us to pay pre-petition and post-petition employee wages and salaries during our restructuring under Chapter 11;

•	authorize us to pay trust taxes in the ordinary course of business, including pre-petition amounts;

•	authorize the continued use of our cash management systems; and

•	permit us to continue with ordinary course customer programs, such as rebates and coupons.

Pursuant to the Bankruptcy Code, our pre-petition obligations, including obligations under debt instruments, generally may not be enforced against us. In addition, any actions to collect pre-petition indebtedness are automatically stayed unless the stay is lifted by the Bankruptcy Court.

As a debtor-in-possession, we have the right, subject to Bankruptcy Court approval and certain other limitations, to assume or reject executory contracts and unexpired leases. In this context, “assume” means that we agree to perform our obligations and cure all existing defaults under the contract or lease, and “reject” means that we are relieved from our obligations to perform further under the contract or lease, but are subject to a claim for damages for the breach thereof. Any damages resulting from rejection of executory contracts and unexpired leases will be treated as general unsecured claims in the Chapter 11 process unless such claims had been secured on a pre-petition basis. We are in the process of reviewing our executory contracts and unexpired leases to determine which, if any, we will reject. We cannot presently determine or reasonably estimate the ultimate liability that may result from rejecting contracts or leases or from the filing of claims for any rejected contracts or leases, and no provisions have yet been made for these items.

Since the Petition Date, we have been actively engaged in restructuring our operations. With the assistance of an independent consulting firm specializing in restructuring operations, we are analyzing our business based on a number of factors including, but not limited to, historical sales results, expected future sales results, cash availability, production costs, utilization of resources, and manufacturing and distribution efficiencies. As part of our restructuring efforts we are evaluating various alternatives including, but not limited to, the sale of some or all of our assets, infusion of capital, debt restructuring and the filing of a plan of reorganization with the Bankruptcy Court, or any combination of these options. After developing a plan of reorganization, we will seek the requisite acceptance of the plan by impaired creditors and equity holders and confirmation of the plan by the Bankruptcy Court, all in accordance with the applicable provisions of the Bankruptcy Code.

Our financial statements for the 52 weeks ended May 29, 2004 are prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business, but we may not be able to continue as a going concern. However, our Chapter 11 filing raises substantial doubt about our ability to continue as a going concern. Our continuation as a “going concern” is dependent upon, among other things, our ability to evaluate various alternatives including the sale of some or all of our assets, infusion of capital, debt restructuring and the development, confirmation and implementation of a plan of reorganization, our ability to comply with the terms of the DIP Facility, our ability to obtain financing upon exit from bankruptcy and our ability to generate sufficient cash from operations to meet our obligations and any combination of these factors. In the event our restructuring activities are not successful and we are required to liquidate, additional significant adjustments would be necessary in the carrying value of assets and liabilities, the revenues and expenses reported and the balance sheet classifications used.

The consolidated financial statements do not reflect adjustments that may occur in accordance with AICPA Statement of Position 90-7, “Financial Reporting by Entities in Reorganization Under the Bankruptcy Code”) (“SOP 90-7”), which will be adopted for financial reporting in periods ending after September 22, 2004, assuming that we will continue as a going concern. In the Chapter 11 proceedings, substantially all unsecured liabilities except payroll and benefit related charges as of the Petition Date are subject to compromise or other treatment under a plan of reorganization which must be confirmed by the Bankruptcy Court after submission to any required vote by affected parties. For financial reporting purposes, those liabilities and obligations whose treatment and satisfaction is dependent on the outcome of the Chapter 11 proceedings will be segregated and classified as Liabilities Subject to Compromise in the consolidated balance sheet under SOP 90-7. The ultimate amount of and settlement terms for our pre-bankruptcy liabilities are dependent on the outcome of the Chapter 11 proceedings and, accordingly, are not presently determinable. Pursuant to SOP 90-7, professional fees associated with the Chapter 11 proceedings, and certain gains and losses resulting from a reorganization or restructuring of our business will be reported separately as reorganization items. In addition, interest expense will be reported only to the extent that it will be paid during the Chapter 11 proceedings or that it is probable that it will be an allowed claim under the bankruptcy proceedings.

2. Description of Business and Significant Accounting Policies

Description of business — Interstate Bakeries Corporation is the largest wholesale baker and distributor of fresh bakery products in the United States. Any reference, unless otherwise noted, to “IBC,” “us,” “we” and “our” refers to Interstate Bakeries Corporation and its subsidiaries, taken as a whole.

Fiscal year end — Our fiscal year is a 52 or 53-week period ending on the Saturday closest to the last day of May.

Principles of consolidation — The consolidated financial statements include the accounts of IBC and its subsidiaries. All significant intercompany accounts and transactions have been eliminated.

Use of estimates — The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Inventories — Inventories are stated at the lower of cost or market. Specific first-in first-out invoiced costs are used with respect to ingredients and average costs are used for other inventory items.

The components of inventories are as follows:

	(In Thousands)
	May 29, 2004	May 31, 2003
Ingredients and packaging	$48,936	$51,827
Finished goods	22,965	22,854

	$71,901	$74,681

Property and equipment — Property and equipment are recorded at cost and depreciated over estimated useful lives of 4 to 35 years, using the straight-line method for financial reporting purposes. Certain equipment held under capital leases is classified as property and equipment and the related obligations are recorded as long-term debt. In order to maximize the efficiency of our operations, we remove and relocate equipment between bakeries. Such removal and relocation costs are expensed as incurred. Reinstallation costs are capitalized if the useful life or efficiency of the equipment is significantly improved. Otherwise, reinstallation costs are expensed as incurred. As of May 29, 2004 and May 31, 2003, we had approximately $3,400,000 and $2,600,000, respectively, of assets reflected in property and equipment on our consolidated balance sheet, which we have listed for sale and are actively marketing. Due to our uncertainty over the realization of a completed sale within one year, we have not classified these assets as current held for sale assets.

Depreciation expense was $95,335,000, $94,517,000 and $94,587,000 for fiscal 2004, 2003 and 2002, respectively. Interest cost capitalized as part of the construction cost of capital assets was $124,000, $1,154,000 and $1,716,000 in fiscal 2004, 2003 and 2002, respectively. We record the remaining net book value in excess of estimated salvage value of abandoned assets to depreciation expense.

Software costs — Costs associated with computer software projects during the preliminary project stage are expensed as incurred. Once management authorizes and commits to funding a project, appropriate application development stage costs are capitalized. Capitalization ceases when the project is substantially complete and the software is ready for its intended use. Training and maintenance costs associated with software applications are also expensed as incurred. As of May 29, 2004 and May 31, 2003, $22,245,000 and $7,487,000, respectively, of capitalized software costs were included in other assets in the consolidated balance sheets. Interest cost capitalized as part of the development stage was $756,000 in fiscal 2004. There was approximately $953,000 of software placed in service in the fourth quarter of fiscal 2004 which is being amortized over an estimated useful life of seven years, resulting in approximately $32,000 of amortization expense in fiscal 2004. The remaining capitalized software assets were not yet ready for their intended use and thus no amortization was recorded as of May 29, 2004. These capitalized software costs will be amortized over an estimated useful life of seven years upon commencement of amortization.

Goodwill and other intangible assets — Goodwill represents the excess of purchase costs over the fair value of net identifiable assets acquired in business acquisitions. Other intangible assets represent costs allocated to identifiable intangible assets, principally trademarks and trade names acquired in business acquisitions.

On June 3, 2001, we adopted, on a prospective basis, Statement of Financial Accounting Standards (SFAS) No. 142, “Goodwill and Other Intangible Assets.” Under SFAS No. 142, purchased goodwill and other intangible assets with indefinite useful lives are no longer amortized, and are required to be tested for impairment at least annually and more frequently if an event occurs which indicates the intangible may be impaired. We perform our annual impairment tests of goodwill and other intangible assets with indefinite useful lives at the end of each third quarter.

See Note 9 to these consolidated financial statements regarding goodwill and other intangible assets activity.

Impairment of long-lived assets — We assess the net realizable value of long-lived assets, other than goodwill and other intangibles with indefinite useful lives discussed above, whenever events occur which indicate that the carrying value of the asset may be impaired.

Environmental liabilities — To manage our environmental related liabilities, we utilize our own employees and outside environmental engineering experts. We estimate future costs for known environmental remediation requirements and accrue for environmental related liabilities on an undiscounted basis when it is probable that we have incurred a liability and the related costs can be reasonably estimated. The regulatory and government management of these projects is extremely complex, which is one of the primary factors that makes it difficult to assess the cost of potential and future remediation of contaminated sites. Adjustments to the liabilities are made when additional information becomes available that affects the estimated remediation costs. In fiscal 2004, charges to income were approximately $5,100,000 for the cost of future remediation of contaminated sites.

Pension obligations — We record the pension cost and the liability related to our defined benefit plan based on actuarial valuation. This valuation includes key assumptions determined by management, including discount rate and expected long-term rate of return on plan assets. The expected long-term rate of return assumption considers the asset mix of the plan portfolio, past performance of these assets and other factors. Changes in pension cost may occur in the future due to changes in the number of plan participants, changes in discount rate, changes in the expected long-term rate of return, changes in the level of contributions to the plan and other factors. See Note 7 to these consolidated financial statements for related disclosures.

We also have a Supplemental Executive Retirement Plan (SERP), which provides retirement benefits to certain officers and other select employees. The SERP is an unfunded, non-tax qualified mechanism, which may be used to enhance our ability to retain the services of certain employees. See Note 7 to these consolidated financial statements for related disclosures.

Reserves for self-insurance and postretirement benefits — We retain various levels of insurance risks related to active employee health care costs, workers’ compensation claims, liability insurance claims and postretirement health care costs. Many of our workers’ compensation and liability losses are covered under conventional insurance programs with high deductible limits. We are self-insured, with some stop-loss protection, for other losses and for health care costs. We also actively pursue programs intended to effectively manage the incidence of workplace injuries. Reserves for reported but unpaid losses, as well as incurred but not reported losses, related to our retained risks are calculated based upon loss development factors, as well as other assumptions considered by management, including assumptions provided by our external insurance brokers, consultants and actuaries. The factors and assumptions used are subject to change based upon historical experience, as well as changes in expected cost trends, particularly health care, as well as discount rates and other factors.

Derivative instruments — On June 3, 2001, we adopted, on a prospective basis, SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as well as later amendments to this standard, SFAS No. 137 and SFAS No. 138 (collectively, SFAS No. 133).

In accordance with these rules, all derivative instruments are recognized as assets or liabilities on the consolidated balance sheets at fair value. Changes in the fair value of derivatives are recorded each period in earnings or accumulated other comprehensive loss (OCI), depending on whether the derivative is designated and is effective as a hedge, the type of hedge and whether we elect to use hedge accounting. Changes in the fair value of derivative instruments recorded to OCI are reclassified to earnings in the period affected by the underlying hedged item. Any portion of the change in fair value of a derivative instrument determined to be ineffective under the rules is recognized in current earnings. The transition adjustment recognized by us in fiscal 2002 for the adoption of these new rules was not material to our financial position or net income.

See Note 4 to these consolidated financial statements regarding our derivative hedging activities.

Other comprehensive income (loss) — OCI relates to revenue, expenses, gains and losses which we reflect in stockholders’ equity but exclude from net income. We currently reflect the effect of accounting for derivative instruments which qualify for cash flow hedge accounting and the effect of the recognition of the minimum pension liability in OCI.

Revenue recognition — We recognize sales upon delivery of our products to the customer, net of estimated credits for dated and damaged products. These estimated credits are based upon historical experience.

Major customer — One customer in fiscal 2004 accounted for approximately 10.7% of our consolidated net sales. No customers accounted for more than 10% of our consolidated net sales in fiscal 2003 or fiscal 2002.

Cost of products sold — Our cost of products sold consists of labor costs, ingredients, packaging, energy and other production costs. The primary ingredients used in producing our products are flour, sweeteners, edible oils, yeast, cocoa and the ingredients used to produce our extended shelf life products. We purchase, through our operating subsidiaries, flour at market prices from Cereal Food Processors, Inc., a long-standing supplier, in the regular course of our business under a contract terminating in 2005. A current director beneficially owns more than 10% in Cereal Food Processors. During fiscal 2004, our flour purchases from Cereal Food Processors totaled approximately $80,000,000.

Advertising and promotion costs — We record advertising and promotion costs in selling and delivery expenses. Advertising and promotion costs, through both national and regional media, are expensed in the year in which the costs are incurred. Such costs amounted to approximately $47,535,000, $42,552,000 and $50,138,000 for fiscal 2004, 2003 and 2002, respectively.

Sales incentives — We record sales incentives such as discounts, coupons and rebates, as a reduction of net sales in our consolidated statements of operations.

Consideration given to a customer — We record certain costs incurred by us to benefit the reseller of our products such as costs related to improved shelf space, improved shelf position and in-store marketing programs, as a reduction to net sales in our consolidated statements of operations.

Shipping and handling costs — We record shipping and handling costs in selling, delivery and administrative expenses. Such costs amounted to approximately $778,180,000, $766,216,000 and $757,384,000 for fiscal 2004, 2003 and 2002, respectively.

Restructuring charges — Costs associated with any plan to reorganize our operational infrastructure are generally identified and reported as restructuring charges in our consolidated statements of operations. These reorganizing efforts include the closure of a bakery; the partial shut down of a bakery’s production; the closing of distribution and bakery outlet operations; relocation of bakery equipment, production or distribution to another facility; centralization of work effort and other organizational changes. Costs associated with restructurings are expensed when the related liability is incurred.

Long-term asset impairments related to restructurings are determined and recorded as described in the section above entitled, “Impairment of long-lived assets.”

Income taxes — We account for income taxes using an asset and liability approach that is used to recognize deferred tax assets and liabilities for the expected future consequences of temporary differences between the financial reporting and tax carrying amounts of assets and liabilities. The deferred tax assets and liabilities are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. Our tax accrual requirements are periodically adjusted based upon events impacting our anticipated tax liabilities, such as the closing of examinations by taxing authorities. These adjustments are charged or credited to income in the period in which the determination is made.

Stock-based compensation — We apply Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (APB No. 25), and related interpretations in accounting for our 1996 Stock Incentive Plan (the Plan), and, therefore, no compensation expense is recognized for stock options issued under the Plan. For companies electing to continue the use of APB No. 25, SFAS No. 123, “Accounting for Stock-Based Compensation,” as amended by SFAS No. 148, “Accounting for Stock-Based Compensation-Transition and Disclosure,” requires pro forma disclosures determined through the use of an option-pricing model as if the provisions of SFAS No. 123 had been adopted.

The weighted average fair value at date of grant for options granted during fiscal 2004, 2003 and 2002 was $4.75, $7.05 and $10.22, respectively. The fair value of each option grant was estimated on the date of the grant using the Black-Scholes option-pricing model with the following assumptions:

	2004	2003	2002
Expected dividend yield	2.0%	2.2%	1.0%
Expected volatility	46.4%	43.8%	42.6%
Risk-free interest rate	2.4%	2.9%	4.1%
Expected term in years	4.0	4.0	4.0

Had we adopted the provisions of SFAS No. 123, estimated pro forma net income and earnings per share would have been as follows:

	(In Thousands, Except Per Share Data)
	52 Weeks Ended May 29, 2004	52 Weeks Ended May 31, 2003	52 Weeks Ended June 1, 2002
Net income (loss), as reported	$(25,678)	$27,450	$69,789
Add: Stock-based employee compensation expense included in reported net income, net of related tax effects	1,342	2,860	—

Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(6,332)	(10,791)	(4,184)

Pro forma net income (loss)	$(30,668)	$19,519	$65,605

Basic earnings (loss) per share:
As reported	(0.57)	0.62	1.39
Pro forma	(0.68)	0.44	1.31
Diluted earnings (loss) per share:
As reported	(0.57)	0.61	1.36
Pro forma	(0.68)	0.43	1.28

On January 23, 2004, we exchanged outstanding options to purchase shares of our common stock with exercise prices of $25 or greater held by certain eligible employees for shares of restricted stock. The offer resulted in the exchange of options representing the right to purchase an aggregate of 3,824,000 shares of our common stock for 529,710 shares of restricted stock. The restricted stock, which vests ratably over a four-year term, was granted, and the eligible options were granted, under our 1996 Stock Incentive Plan. We used 529,710 shares of treasury stock for the award and recorded approximately $7,840,000 of unearned compensation as a reduction to stockholders’ equity. The unearned compensation is being charged to expense over the vesting period, with approximately $800,000 recognized as expense in fiscal 2004.

Earnings per share — Basic earnings per share is computed by dividing net income by the weighted average number of common shares outstanding. Diluted earnings per share include the effect of all potential dilutive common shares, primarily stock options outstanding under our stock compensation plan.

Following is a reconciliation between basic and diluted weighted average shares outstanding used in our earnings per share computations:

	(In Thousands)
	52 Weeks Ended May 29, 2004	52 Weeks Ended May 31, 2003	52 Weeks Ended June 1, 2002

Basic weighted average common shares outstanding	44,885	44,599	50,091
Effect of dilutive stock compensation	—	586	1,208

Diluted weighted average common shares outstanding	44,885	45,185	51,299

Diluted weighted average common shares outstanding exclude options on common stock, unvested restricted stock and deferred shares awarded of 6,514,000, 5,451,000 and 3,758,000 for fiscal 2004, 2003 and 2002, respectively, because their effect would have been antidilutive. Fiscal 2004 does not have any effect of dilutive stock compensation because we reported a net loss.

Dividends per common share were $0.21 for fiscal 2004 and $0.28 for fiscal 2003 and fiscal 2002. In March 2004, we announced that our board of directors had suspended the dividend on IBC common stock effective for the fourth quarter of fiscal 2004. Under an August 12, 2004 amendment to our senior secured credit facility, we are prohibited from paying dividends until our senior secured bank debt is rated at least BB- by Standard & Poor’s Ratings Services and Ba3 by Moody’s Investors Service, in each case with a stable outlook or better.

Statement of cash flows — For purposes of the statement of cash flows, we consider all investments purchased with an original maturity of three months or less to be cash equivalents.

Reclassifications — Certain reclassifications have been made to our fiscal 2003 and 2002 consolidated financial statements to conform to the fiscal 2004 presentation.

Contingencies — Various lawsuits, claims and proceedings are pending against us. In accordance with SFAS No. 5, “Accounting for Contingencies,” we record accruals for such contingencies when it is probable that a liability will be incurred and the amount of loss can be reasonably estimated.

Recently issued accounting pronouncements — The Medicare and Prescription Drug, Improvement and Modernization Act of 2003 (the Act) was signed into law on December 8, 2003. The Act contains a provision for subsidies to employers who provide prescription drug coverage to retirees. In accordance with FASB Staff Position SFAS No. 106-2, “Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003”, the measures of the accumulated postretirement benefit obligation and net periodic benefit cost in these financial statements do not reflect the effects of the Act on the plan. The staff position will be effective at the beginning of the second quarter of fiscal 2005. We are currently evaluating its effects on our consolidated financial statements.

In December 2003, SFAS No. 132, “Employers’ Disclosures about Pensions and Other Postretirement Benefits” was revised by SFAS 132R to include various additional disclosure requirements for defined benefit pension plans including types of plan assets, investment policies, obligations and contributions. This guidance does not change the requirements for measurement or recognition of pension and other postretirement benefit plans. All new provisions of SFAS 132R have been reflected in disclosures in these notes to our consolidated financial statements except for estimated future benefit payments disclosures, which are required for us in fiscal 2005.

3. Debt

Long-term debt consists of the following:

	(In Thousands)
	May 29, 2004	May 31, 2003
Senior secured credit facility:
Term loans	$477,626	$531,438
Revolving credit line	60,000	44,000

Capital leases	7,146	9,592

	544,772	585,030
Amounts payable within one year	(541,373)	(56,259)

	$3,399	$528,771

We have reflected the total amount due under our senior secured credit facility agreement as amounts payable within one year due to our uncertainty regarding our compliance with the amended leverage and interest covenants under this facility. See Note 1 to these consolidated financial statements regarding going concern considerations.

During fiscal 2002, we entered into a $900,000,000 senior secured credit facility agreement with a syndicate of banks and institutional lenders which includes (1) a five-year $375,000,000 term loan A, repayable in quarterly installments; (2) a six-year $125,000,000 term loan B, repayable in quarterly installments; (3) a five-year $100,000,000 term loan C, repayable in quarterly installments and (4) a five-year $300,000,000 revolving credit facility, maturing in July 2006, which allows up to $175,000,000 (increased to $215,000,000 via amendment on August 12, 2004) for letters of credit. We had unused capacity for letters of credit of $22,422,000 at May 29, 2004.

The maturities on the long-term debt outstanding at May 29, 2004 are as follows (based on contractual terms):

(In Thousands)
Fiscal Years Ending	Term Loan A	Term Loan B	Term Loan C	Revolving Credit Line	Capital Leases	Total
2005	$56,251	$1,250	$1,000	$—	$3,747	$62,248
2006	154,687	1,250	1,000	—	2,186	159,123
2007	46,875	89,375	72,250	60,000	1,213	269,713
2008	—	29,688	24,000	—	—	53,688

	$257,813	$121,563	$98,250	$60,000	$7,146	$544,772

The facility is secured by all accounts receivable and a majority of owned real property, intellectual property and equipment. The outstanding borrowings bear interest at variable rates generally equal to the London Interbank Offered Rate (LIBOR) plus 3.0% on term loan A and the revolving credit facility, LIBOR plus 3.25% on term loan B and LIBOR plus 3.0% on term loan C. We also pay a facility fee of 0.50% on the revolving credit facility commitment.

We amended and extended some of our interest rate swap agreements during the first quarter of fiscal 2003. At May 29, 2004, our interest rate swap agreements fixed interest rates on $350,000,000 in variable rate debt to fixed rates ranging from 5.47% to 7.91% and expired in July and August 2004. We believe these swap agreements qualify for cash flow hedge accounting treatment and are highly effective as defined by SFAS No. 133. See Note 4 to these consolidated financial statements for further discussion of this item.

The senior secured credit facility agreement contains additional covenants which, among other matters (1) limit our ability to incur indebtedness, merge, consolidate and acquire, dispose of or incur liens on assets; and (2) limit aggregate payments of cash dividends on common stock and common stock repurchases to a total of $100,000,000 plus 50% of consolidated net income after fiscal 2001. At May 29, 2004, we had the availability under our senior secured credit facility agreement for up to $98,739,000 of additional payments of cash dividends on common stock and common stock repurchases subject to compliance with the other covenants.

On May 27, 2004, we amended the leverage and interest coverage covenants in our senior secured credit facility to exclude the effect of the additional workers’ compensation reserve of up to $40,000,000. We otherwise would not have been able to comply with these covenants as of the end of our 2004 fiscal year. These financial covenants had previously been adjusted pursuant to an amendment effective May 7, 2004 to provide additional flexibility for the fourth quarter of fiscal 2004. On August 12, 2004, we further amended the leverage and interest coverage covenants of our credit facility to relax these covenant levels until November 2005 and to increase our capacity for letters of credit from $175,000,000 to $215,000,000. As a result of this amendment, the interest rates for all loans under the credit facility increased by 0.50%. In addition, we are prohibited from paying dividends until our senior secured bank debt is rated at least BB- by Standard & Poor’s Ratings Services and Ba3 by Moody’s Investors Service, in each case with a stable outlook or better. As indicated above, there is uncertainty that we will comply with these amended covenants. On September 10, 2004 and effective as of September 7, 2004, we amended our senior secured credit facility to allow additional borrowing under our revolving credit facility of up to $255,000,000, subject to our ability to deliver certain financial forecasts. Continued borrowings under the senior secured credit facility from and after September 26, 2004 would have required approval by members of the bank group holding more than two-thirds of the aggregate loans and commitments outstanding. As a result of this amendment, the interests rates for all loans under the credit facility increased by an additional 0.50%, with interest to be paid monthly.

On August 12, 2004, we issued $100,000,000 aggregate principal amount of our 6.0% senior subordinated convertible notes due August 15, 2014 in a private placement. Purchasers had an option to purchase in the aggregate up to $20,000,000 in additional notes for a period of 60 days following the closing, which was not exercised. The notes are convertible at the option of the holder under certain circumstances into shares of our common stock at an initial conversion rate of 98.9854 shares per $1,000 principal amount of notes (an initial conversion price of $10.1025 per share), subject to adjustment.

During fiscal 2003, we recorded capital lease obligations of $11,688,000 incurred to finance the purchase of equipment. The accumulated depreciation of the equipment as of May 29, 2004 was $4,771,000. The obligations for these capital leases are included in long-term debt on the consolidated balance sheets.

We believe, based upon the variable nature of our interest terms, that the carrying value of all debt as of May 29, 2004 and May 31, 2003 approximates fair value.

We incurred $1,865,000 and $2,199,000 in debt fees during fiscal 2004 and 2003, respectively, in conjunction with the senior secured credit facility agreement. These costs are classified as other assets in the consolidated balance sheets and are being amortized as interest expense over the term of the debt agreement.

The foregoing commitments include significant pre-petition obligations. Under the Bankruptcy Code, actions to collect pre-petition indebtedness are stayed and our other contractual obligations may not be enforced against us. Therefore, the commitments shown above may not reflect actual cash outlays in the future period.

The DIP Facility provides for a $200,000,000 commitment, or the Commitment, of debtor-in-possession financing to fund our post-petition operating expenses, supplier and employee obligations. Obligations under the DIP Facility are secured by a superpriority lien in favor of the Lenders over our assets. Interest on borrowings under the DIP Facility are at an alternate base rate plus 1.75%, or, at our option, LIBOR plus 2.75% for interest periods of one, three or six months. We also pay a fee of 0.50% on the unused portion of the DIP Facility. Such interest is payable monthly in arrears, at the end of any interest period or upon the termination of the Commitment.

The DIP Facility subjects us to certain obligations, including the delivery of a Borrowing Base Certificate (as defined in the DIP Facility), cash flow forecasts and operating budgets at specified intervals. Furthermore, we are subject to certain limitations on the payment of indebtedness, entering into investments, the payment of capital expenditures and the payment of dividends. In addition, payment under the DIP Facility may be accelerated following certain events of default including, but not limited to, (i) the conversion of any of the bankruptcy cases to cases under Chapter 7 of the Bankruptcy Code or the appointment of a trustee pursuant to Chapter 11 of the Bankruptcy Code; (ii) our making certain payments of principal or interest on account of pre-petition indebtedness or payables; (iii) a change of control; (iv) an order of the Bankruptcy Court permitting holders of security interests to foreclose on the debt on any of our assets which have an aggregate value in excess of $1,000,000; and (v) the entry of any judgment in excess of $1,000,000 against us, the enforcement of which remains unstayed. Notwithstanding acceleration pursuant to an event of default, the maturity date on the Commitment terminates twenty-four (24) months from the Petition Date. Such maturity date may terminate earlier following the consummation of our plan of reorganization.

4. Derivative Instruments

We use derivative instruments, principally commodity derivatives and interest rate swap agreements, to manage certain commodity prices and interest rate risks. All financial instruments are used solely for hedging purposes and are not issued or held for speculative reasons.

We utilize commodity hedging derivatives, including exchange traded futures and options on wheat, corn, soybean oil and certain fuels, to reduce our exposure to commodity price movements for future ingredient and energy needs. The terms of such instruments, and the hedging transactions to which they relate, generally do not exceed one year.

The majority of our derivative instruments are designated and qualify as cash flow hedges under SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities.” Unrealized gains or losses on cash flow hedges are recorded in OCI, to the extent the cash flow hedges are effective, and are reclassified to earnings in the period in which the hedged forecasted transaction impacts earnings. For hedges of future commodities needs, earnings are impacted when our products are produced. In addition, from time to time we enter into commodity derivatives which economically hedge certain of our risks even though the criteria for hedge accounting are not met or we do not elect to apply hedge accounting. When such criteria are not met, realized and unrealized gains or losses on these positions are recorded in the consolidated statements of operations in cost of products sold.

We enter into interest rate swap agreements with major banks and institutional lenders to manage the interest rate risk associated with our variable rate debt.

At May 29, 2004, our interest rate swaps fixed interest rates on $350,000,000 in variable rate debt to fixed rates ranging from 5.47% to 7.91% and expired in July and August 2004.

At May 29, 2004, we had accumulated losses of $510,000, net of income taxes and amounts reclassified to earnings, related to interest rate swaps included in OCI. The fair value of such contracts was included in accrued expenses. At May 29, 2004, we also had accumulated gains of $187,000, net of income taxes, related to commodity derivatives which was substantially realized and recorded in OCI. In addition, at May 29, 2004 we had accumulated losses on commodity hedges that did not meet the criteria for hedge accounting or for which we did not elect to apply hedge accounting of $234,000, net of income taxes, that were recorded to cost of products sold and accrued expenses. During fiscal 2004, we recognized a gain, net of income taxes, in earnings resulting from hedge ineffectiveness of commodity hedges of $1,551,000.

At May 31, 2003 we had accumulated losses of $5,902,000, net of income taxes and amounts reclassified to earnings, related to interest rate swaps and recorded to OCI, with offsetting entries to accrued expenses. At May 31, 2003, we also had accumulated gains of $157,000, net of income taxes, related to commodity derivatives and recorded to OCI, with an entry to other current assets for an unrealized gain of $1,617,000. In addition, at May 31, 2003, we had accumulated losses on commodity hedges for which we did not elect to apply hedge accounting of $97,000, net of income taxes, that were recorded to cost of products sold and accrued expenses. We recognized a gain in earnings resulting from hedge ineffectiveness of commodity hedges of $639,000, net of income taxes, in fiscal 2003.

All derivative gains and losses recorded in accumulated other comprehensive income, are expected to be reclassified to earnings during the next 12 months.

At May 29, 2004, the fair value of our interest rate swaps was a loss of $1,471,000 based upon quotes from third party financial institutions and the fair value of our commodity derivatives was a loss of $379,000 based upon widely available market quotes. At May 31, 2003, the fair value of our interest rate swaps was a loss of $13,316,000 and the fair value of our commodity derivatives was a loss of $1,714,000.

We are exposed to credit losses in the event of nonperformance by counterparties on commodity derivatives and interest rate swap agreements.

5. Commitments and Contingencies

In the normal course of business, we enter into operating leases for transportation equipment, distribution centers and bakery outlet locations. Future minimum rental commitments for all noncancelable operating leases, exclusive of taxes and insurance, are as follows:

Fiscal Years Ending	(In Thousands)
2005	$58,469
2006	42,445
2007	28,759
2008	17,104
2009	9,229
Thereafter	10,333

$166,339

Net rental expense under operating leases was $70,982,000, $76,081,000 and $81,863,000 for fiscal 2004, 2003 and 2002, respectively. The majority of the operating leases contain renewal options for varying periods. Certain leases include non-bargain purchase options during or at the end of the lease term.

At May 29, 2004, we have in place various operating leases for equipment on which we have guaranteed the buyout price. Some of these leases were entered into on dates from June 15, 1999 through December 16, 2002 and expire on dates from June 14, 2004 through December 15, 2007. Our maximum potential obligations under these guarantees are $9,304,000. In accordance with FASB Interpretation No. 45, these guarantees have not been recorded on our consolidated balance sheet as of May 29, 2004, as they were in existence prior to the effective date of the interpretation. However, in fiscal 2004, we entered into new operating leases for equipment with five-year terms and for which we have guaranteed the buyout price. Our maximum potential obligations under these guarantees for these leases are $3,064,000. The fair value of these guarantees, net of amortization, of $33,000 has been recorded to other assets and other liabilities on our consolidated balance sheet as of May 29, 2004. Each of these will be amortized over the term of the operating leases.

On September 22, 2004, or the Petition Date, we and each of our wholly-owned subsidiaries filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code, or the Bankruptcy Code, in the United States Bankruptcy Court for the Western District of Missouri, or the Bankruptcy Court. We are continuing to operate our business as a debtor-in-possession under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Bankruptcy Code and the orders of the Bankruptcy Court. As a result of the filing, our pre-petition obligations, including obligations under debt instruments, may not be generally enforceable against us, and any actions to collect pre-petition indebtedness and most legal proceedings are automatically stayed, unless the stay is lifted by the Bankruptcy Court.

On August 12, 2004, we issued $100,000,000 aggregate principal amount of our 6.0% senior subordinated convertible notes due August 15, 2014 in a private placement to six institutional accredited investors under an exemption from registration pursuant to Rule 506 of Regulation D promulgated by the SEC. The convertible notes were purchased by Highbridge International LLC, Isotope Limited, AG Domestic Convertibles LP, AG Offshore Convertibles LTD, Shepherd Investments International, Ltd., and Stark Trading. Between the dates of September 2 and September 21, 2004, we received written correspondence from all of the purchasers of the convertible notes stating that it was their position that we had made certain misrepresentations in connection with the sale of the notes. No legal action has been filed by any of the purchasers with regard to their claims and we will aggressively defend any such action in the event it is filed.

On July 9, 2004, we received notice of an informal inquiry from the SEC. This request followed the voluntary disclosures that we made to the SEC regarding the increase in our reserve for workers’ compensation during fiscal 2004 with a charge to pre-tax income of approximately $40,000,000. We currently are cooperating with the SEC in its inquiry by providing documents and other information. We intend to continue our full cooperation with the SEC inquiry, but we cannot predict the outcome of the inquiry. A resolution of the SEC inquiry, or of other potential proceedings arising from the subject matter of that inquiry, might require us to pay a financial penalty or other sanctions.

In February and March 2003, seven putative class actions were brought against us and certain of our current or former officers and directors in the United States District Court for the Western District of Missouri. The lead case is known as Smith, et al. v. Interstate Bakeries Corp., et al. The seven cases have been consolidated before a single judge and a lead plaintiff has been appointed by the Court. On October 6, 2003, plaintiffs filed their consolidated amended class action complaint. The putative class covered by the complaint is made up of purchasers or sellers of our stock between April 2, 2002 and April 8, 2003. On March 30, 2004, we and our insurance carriers participated in a mediation with the plaintiffs. At the end of that session, the parties reached a preliminary agreement on the economic terms of a potential settlement of the cases in which our insurers would contribute $15,000,000 and we would contribute $3,000,000. We also agreed with plaintiffs and our carriers to work towards the resolution of any non-economic issues related to the potential settlement, including documenting and implementing the parties’ agreement. On September 21, 2004, the parties executed a definitive settlement agreement consistent with the terms of the agreement reached at the mediation. The settlement agreement is subject to court approval after notice to the class and a hearing. As a result of our Chapter 11 filing, further proceedings in the case were automatically stayed. The settlement agreement provided, however, that the parties would cooperate in seeking to have the Bankruptcy Court lift the automatic stay so that consideration and potential approval of the settlement could proceed. A motion to lift the stay was filed with the Bankruptcy Court on November 24, 2004 and a hearing on that motion is set for December 14, 2004. In connection with the potential settlement, we recorded a charge of $3,000,000 during fiscal 2004. We understand that even if the settlement is approved, plaintiffs will become entitled to payment of any or all of our $3,000,000 contribution only to the extent the creditor group of which they become a part qualifies for payment of all or part of creditor claims in the Chapter 11 process. If the settlement is approved, the $15,000,000 from the insurance carriers should be unaffected by our Chapter 11 filing.

In June 2003 a purported shareholder derivative lawsuit was filed in Missouri state court against certain current and former officers and directors of IBC, seeking damages and other relief. In the case, which is captioned Miller v. Coffey, et al., plaintiffs allege that the defendants in this action breached their fiduciary duties to IBC by using material non-public information about IBC to sell IBC stock at prices higher than they could have obtained had the market been aware of the material non-public information. Our board of directors previously had received a shareholder derivative demand from the plaintiffs in the June 2003 derivative lawsuit, requesting legal action by us against certain officers and directors of IBC. In response, our board of directors has appointed a Special Review Committee to evaluate the demand and to report to the board. That review is ongoing. Prior to our Chapter 11 filing, the parties had agreed to stay the lawsuit until October 11, 2004 and also had initiated preliminary discussions looking towards the possibility of resolving the matter. On October 8, 2004, the court entered an order extending the stay for an additional 60 days. It is our position that, as a result of our Chapter 11 filing, the case has been automatically stayed under the Bankruptcy Code.

In November 1996, certain of our route sales representatives, or RSRs, brought a class action on behalf of RSRs in the State of Washington, alleging that we had failed to pay required overtime wages under state law. During the third quarter of fiscal 2003, we settled this class action with the plaintiffs for approximately $6,100,000. We have negotiated and put into effect a new union contract with the RSRs in the State of Washington that we expect to address this issue.

We are named in two additional wage and hour cases in New Jersey that have been brought under state law, one of which has been brought on behalf of a putative class of RSRs. Although we have commenced mediation with respect to these matters, these cases are in their preliminary stages.

We are named in an additional wage and hour case brought on behalf of a putative class of bakery production supervisors under federal law. In addition, we are named in a case brought in Iowa in which it is alleged that we violated the Fair Labor Standards Act by not paying overtime pay to the plaintiffs for their work as route sales supervisors. These actions are in the preliminary stages and we will continue to vigorously defend them.

On December 3, 2003, we were served with a state court complaint pending in the Superior Court of the State of California, County of Los Angeles. The plaintiff alleges violations of various California Labor Code Sections and violations of the California Business and Professions Code and California Wage Orders. The plaintiff seeks class certification alleging that the wages of RSRs employed in California were not accurately calculated, that RSRs in California were not properly granted or compensated for meal breaks and that the plaintiff and other RSRs were required to pay part of the cost of uniforms, which the plaintiff alleges violates California state wage and hour laws. The plaintiff has also asserted other minor claims with respect to California state wage and hours laws. We have filed an answer to this complaint, but we believe that it is too early in the litigation to assess the merits of the plaintiff’s allegations, and the amount of potential loss, if any, cannot reasonably be estimated.

We have been served with a state court complaint which is now pending in the Circuit Court of Cook County, Illinois, Chancery Division. We have obtained summary judgment on several of the class plaintiffs’ claims and the court recently decertified a class claim for medical monitoring. At issue is the class plaintiffs’ claim for breach of warranty on which the court has granted the plaintiffs partial summary judgment. The court has ordered briefing as to whether the warranty counts may properly be certified as class actions. The court has made no ruling with respect to any damage amount, and we will continue to vigorously defend this action.

The EPA has made inquiries into the refrigerant handling practices of companies in our industry. In September 2000, we received a request for information from the EPA relating to our handling of regulated refrigerants, which we historically have used in equipment in our bakeries for a number of purposes, including to cool the dough during the production process. The EPA has entered into negotiated settlements with two companies in our industry, and has offered a partnership program to other members of the bakery industry that offered amnesty from fines if participating companies converted their equipment to eliminate the use of ozone-depleting substances. Because we had previously received an information request from the EPA, we were not eligible to participate in the partnership program. Nevertheless, we undertook our own voluntary program to convert our industrial equipment to reduce the use of ozone-depleting refrigerants. We have recently begun negotiations with the EPA to resolve issues that may exist regarding our historic management of regulated refrigerants.

On June 11, 2003 the South Coast Air Quality Management District in California, or SCAQMD, issued a Notice of Violation alleging that we had failed to operate catalytic oxidizers on bakery emissions at our Pomona, California facility in accordance with the conditions of that facility’s Clean Air Act Title V Permit. Among other things, that permit requires that the operating temperatures of the catalytic oxidizers be at least 550 degrees Fahrenheit. Under the South Coast Air Quality Management District rules, violations of permit conditions are subject to penalties of up to $1,000 per day, for each day of violation. The Notice of Violation alleges we were in violation of the permit on more than 700 days from September 1999 through June 2003. We are cooperating with the SCAQMD, have taken steps to remove the possible cause of the deviations alleged in the Notice of Violation, applied for a new permit, and plan to replace the current oxidizers with a single, more effective oxidizer. Because discussions with the SCAQMD are ongoing and no specific amount for penalties has yet been communicated, we are unable to reasonably estimate what the potential cost of any penalties or demands relating to the Notice of Violation ultimately may be.

We are subject to various other routine legal proceedings, environmental actions and matters in the ordinary course of business, some of which may be covered in whole or in part by insurance. In management’s opinion, none of these other matters will have a material adverse effect on our financial position, but could be material to net income or cash flows for a particular quarter or annual period.

In the third quarter of fiscal 2004, we entered into a long-term arrangement with a third party to perform certain information technology functions. The commitments under this agreement for fiscal 2005 through fiscal 2009 are $10,647,000, $10,135,000, $10,169,000, $10,260,000 and $7,783,000. This agreement is noncancelable in fiscal 2005. Beginning in fiscal 2006 through fiscal 2009, we may cancel this agreement, but in the event of our cancellation, we would be required to pay termination fees related to the third party’s initial costs and out-of-pocket costs associated with discontinuing those services. The termination fees decrease over the term of the agreement.

In the fourth quarter of fiscal 2004, we entered into a long-term arrangement with a third party to perform certain finance and data maintenance administrative functions. The commitments under this agreement for fiscal 2005 through fiscal 2009 are $12,175,000, $13,793,000, $12,945,000, $12,761,000 and $12,791,000. This agreement is noncancelable in fiscal 2005 and fiscal 2006. Beginning in fiscal 2007 through fiscal 2009, we may cancel this agreement, but in the event of our cancellation, we would be required to pay termination fees related to the third party’s initial costs and out-of-pocket costs associated with discontinuing those services. The termination fees decrease over the term of the agreement.

We entered into a long-term arrangement with a third party to perform certain data center services functions. The commitments under this agreement are $2,257,000 for fiscal 2005, and $2,365,000 each for fiscal 2006 through fiscal 2008 and $1,774,000 for fiscal 2009. This agreement is noncancelable in fiscal 2005. Beginning in fiscal 2006 through fiscal 2009, we may cancel this agreement, but in the event of our cancellation, we would be required to pay termination fees related to the third party’s initial costs and out-of-pocket costs associated with discontinuing those services. The termination fees decrease over the term of the agreement.

6. Income Taxes

The reconciliation of the provision for income taxes to the statutory federal rate is as follows:

	52 Weeks Ended May 29, 2004	52 Weeks Ended May 31, 2003	52 Weeks Ended June 1, 2002
Statutory federal tax	(35.0)%	35.0%	35.0%
State income tax	(1.7)	1.9	2.6
Adjustments to estimates for prior year tax accruals	(2.3)	—	—
Refundable state tax credits for prior years	(1.8)	—	—
Other	0.2	(0.6)	(0.8)

	(40.6)%	36.3%	36.8%

In fiscal 2004, we adjusted our estimate for prior year tax accruals based upon a review of recently closed tax audits and amended filings. During fiscal 2004, we received state approval for additional refundable tax credits related to prior tax years.

The components of the provision for income taxes are as follows:

	(In Thousands)
	52 Weeks Ended May 29, 2004	52 Weeks Ended May 31, 2003	52 Weeks Ended June 1, 2002
Current:
Federal	$(14,023)	$20,954	$32,956
State	(2,808)	2,220	3,761

	(16,831)	23,174	36,717

Deferred:
Federal	(644)	(6,588)	3,146
State	(76)	(943)	774

	(720)	(7,531)	3,920

	$(17,551)	$15,643	$40,637

Temporary differences and carryforwards which give rise to the deferred income tax assets and liabilities are as follows:

	(In Thousands)
	May 29, 2004	May 31, 2003
Current deferred tax assets, net:
Payroll and benefits accruals	$23,918	$26,705
Self-insurance reserves	27,375	21,000
Other	11,342	14,747

	$62,635	$62,452

Long-term deferred tax liabilities, net:
Property and equipment	$152,669	$149,126
Intangibles	64,431	57,059
Payroll and benefits accruals	(43,164)	(43,141)
Self-insurance reserves	(33,161)	(24,825)
Other	6,718	2,260

	$147,493	$140,479

Deferred tax assets, net, related to items of OCI amounted to $2,946,000 and $10,497,000 at May 29, 2004 and May 31, 2003, respectively.

The income tax benefit related to the exercise of stock options and the income tax charge related to fiscal 2004 issuances of fully vested restricted stock amounted to $4,000, $2,113,000 and $2,589,000 for fiscal 2004, 2003 and 2002, respectively.

7. Employee Benefit Plans

The 1991 Employee Stock Purchase Plan, which is noncompensatory, allows all eligible employees to purchase common stock of IBC. The common stock can be either issued by us at market prices or purchased on the open market. At May 29, 2004, 232,000 shares were authorized but not issued under this plan.

We sponsor a defined contribution retirement plan for eligible employees not covered by union plans. Contributions are based upon a percentage of annual compensation plus a percentage of voluntary employee contributions. Retirement expense related to this plan was $17,815,000, $18,400,000 and $19,859,000 for fiscal 2004, 2003 and 2002, respectively.

We participate in numerous negotiated multi-employer pension plans covering employees participating by reason of union contracts. Expense for these plans was $133,530,000, $129,785,000 and $119,555,000 for fiscal 2004, 2003 and 2002, respectively.

We also maintain a defined benefit pension plan to benefit certain union and nonunion employee groups, with participation generally resulting from business acquisitions. The components of the pension expense for the defined benefit pension plan are as follows:

	(In Thousands)
	52 Weeks Ended May 29, 2004	52 Weeks Ended May 31, 2003	52 Weeks Ended June 1, 2002
Service cost	$704	$653	$700
Interest cost	3,715	3,794	3,765
Expected return on plan assets	(3,354)	(4,434)	(4,291)
Amortization:
Unrecognized prior service cost (benefit)	177	(9)	31
Unrecognized net loss	1,441	—	—

Net pension expense	$2,683	$4	$205

The aggregate changes in our benefit obligation and plan assets, along with actuarial assumptions used, related to the defined benefit pension plan are as follows:

	(In Thousands)
	May 29, 2004	May 31, 2003
Benefit obligation at beginning of year	$63,237	$53,673
Service cost	704	653
Interest cost	3,715	3,794
Amendments	—	1,820
Actuarial loss	466	7,616
Employee contributions	67	106
Benefits paid	(4,669)	(4,425)

Benefit obligation at end of year	63,520	63,237

Fair value of plan assets at beginning of year	43,648	57,156
Actual return on plan assets	13,998	(10,042)
Employer contributions	1,429	853
Employee contributions	67	106
Benefits paid	(4,669)	(4,425)

Fair value of plan assets at end of year	54,473	43,648

Plan assets less than benefit obligation	9,047	19,589
Unrecognized prior service cost	(1,450)	(1,627)
Unrecognized net loss	(8,229)	(19,847)
Additional minimum pension liability	8,123	20,006

Net benefit obligation liability at end of year	$7,491	$18,121

Intangible asset at end of year	$1,450	$1,627
Weighted average actuarial assumptions (using a measurement date of March 31):
Discount rate	6.0%	6.0%
Expected return on plan assets	8.0	8.0
Rate of compensation increase	4.5	4.5

In accordance with SFAS No. 87, we recorded a minimum pension liability of $8,123,000 at May 29, 2004 and $20,006,000 at May 31, 2003, representing the excess of the unfunded accumulated benefit obligation over plan assets and accrued pension costs. An other asset equal to the unrecognized prior service costs of $1,450,000 at May 29, 2004 and $1,627,000 at May 31, 2003 was also recorded. The remaining $6,672,000 at May 29, 2004 and $18,379,000 at May 31, 2003 was recorded to equity in OCI at a net-of-tax amount of $4,170,000 at May 29, 2004 and $11,487,000 at May 31, 2003.

The defined benefit pension plan is invested in a diversified portfolio of securities. The plan asset categories as of May 29, 2004 are as follows: equities 77%, debt 17% and cash and cash equivalents 6%. The target asset allocation for the plan is as follows: equities 74%, debt 20% and cash and cash equivalents 6%.

Based upon historical returns, current asset mix and our target asset allocation which is focused on equities, we have used a weighted average expected return on plan assets of 8.0%.

We established a Supplemental Executive Retirement Plan (SERP) effective June 2, 2002. The SERP provides retirement benefits to certain officers and other select employees. The SERP is a non-tax qualified mechanism, which is intended to enhance our ability to retain the services of certain employees. The benefits are limited to a maximum of 1.8% of a participant’s final average salary multiplied by the years of credited service up to twenty years. In fiscal 2003, we entered into a rabbi trust agreement to protect the assets of the SERP for our participating employees. As of May 31, 2003, our consolidated balance sheets included the treasury stock held in the rabbi trust. These shares were excluded from the calculation of earnings per share. On July 31, 2003, the treasury stock was taken out of the rabbi trust and replaced with cash equal to the market value of the shares. Included in other assets on the consolidated balance sheet as of May 29, 2004 is $5,767,000 of restricted assets held in the rabbi trust.

The components of the SERP expense are as follows:

	(In Thousands)
	52 Weeks Ended May 29, 2004	52 Weeks Ended May 31, 2003
Service cost	$878	$676
Interest cost	1,367	1,263
Amortization of prior service cost	2,482	2,482
Recognized actuarial loss	114	—

	$4,841	$4,421

The aggregate changes in our SERP, along with actuarial assumptions used, are as follows:

	May 29, 2004	May 31, 2003
SERP obligation at beginning of year	$22,078	$—
Liability associated with establishment of plan	—	17,372
Service cost	878	676
Interest cost	1,367	1,263
Actuarial loss	700	3,010
Benefits paid	(421)	(243)

SERP obligation at end of year	24,602	22,078

Fair value of SERP assets at beginning of year	—	—
Employer contributions	421	243
Benefits paid	(421)	(243)

Fair value of SERP assets at end of year	—	—

Unfunded status	24,602	22,078
Unrecognized prior service cost	(12,409)	(14,890)
Unrecognized net loss	(3,297)	(3,010)
Additional minimum liability	13,074	15,311

SERP liability included in other liabilities	$21,970	$19,489

Intangible asset included in other long-term assets	$12,409	$14,890

Weighted average actuarial assumptions (using a measurement date of March 31):
Discount rate	6.0%	6.0%
Rate of compensation increase	4.0%	4.0%

We recorded an additional minimum liability of $13,074,000 at May 29, 2004 and $15,311,000 at May 31, 2003 representing the excess of the unfunded accumulated benefit obligation over plan assets and accrued pension costs. An other asset equal to the unrecognized prior service costs of $12,409,000 at May 29, 2004 and $14,890,000 at May 31, 2003 was also recognized. The remaining $665,000 at May 29, 2004 and $421,000 at May 31, 2003 was recorded to equity, in OCI, at a net-of-tax amount of $417,000 at May 29, 2004 and $263,000 at May 31, 2003.

In addition to providing retirement pension benefits, we provide health care benefits for eligible retired employees. Under our plans, all nonunion employees, with 10 years of service after age 50, are eligible for retiree health care coverage between ages 60 and 65. Grandfathered nonunion employees and certain union employees who have bargained into our company-sponsored health care plans are generally eligible after age 55, with 10 years of service, and have only supplemental benefits after Medicare eligibility is reached. Certain of the plans require contributions by retirees and spouses.

In early December 2003, we announced a major revision to our nonunion postretirement health care plans that was effective on January 1, 2004. Grandfathered participants and their dependents over 65 years of age, who generally have only supplemental benefits after Medicare eligibility, are now required to contribute at levels intended to fully fund the coverage provided. In addition, participants and their dependents between ages 60 and 65 are now required to contribute at levels intended to fund approximately 40% of the plan costs. These plan changes reduced our accumulated postretirement benefit obligation, which is unfunded, by approximately $70,000,000.

The components of the net postretirement benefit expense are as follows:

	(In Thousands)
	52 Weeks Ended May 29, 2004	52 Weeks Ended May 31, 2003	52 Weeks Ended June 1, 2002
Service cost	$4,988	$4,854	$3,319
Interest cost	8,330	12,982	10,364
Amortization:
Unrecognized prior service cost (benefit)	(3,473)	(945)	322
Unrecognized net loss	4,386	4,926	2,014

Net postretirement benefit expense	$14,231	$21,817	$16,019

The aggregate change in our accumulated postretirement benefit obligation (APBO), which is unfunded, is as follows:

	(In Thousands)
	May 29, 2004	May 31, 2003
APBO at beginning of year	$202,221	$141,555
Service cost	4,988	4,854
Interest cost	8,330	12,982
Participant contributions	3,620	2,236
Plan amendment	(72,268)	—
Prior service cost (benefit)	16,579	(15,477)
Actuarial (gain) loss	(42,847)	71,311
Benefits paid	(14,758)	(15,240)

APBO at end of year	105,865	202,221
Unrecognized prior service benefit	65,027	12,811
Unrecognized net loss	(61,419)	(108,652)

Accrued postretirement benefit	109,473	106,380
Less current portion	(11,100)	(14,500)

APBO included in other liabilities	$98,373	$91,880

In determining the APBO, the weighted average discount rate was assumed to be 6.5%, 5.5% and 7.5% for fiscal 2004, 2003 and 2002, respectively. The assumed health care cost trend rate for fiscal 2004 was 9.5%, declining gradually to 5.0% over the next 10 years. A 1.0% increase in this assumed health care cost trend rate would increase the service and interest cost components of the net postretirement benefit expense for fiscal 2004 by approximately $1,627,000, as well as increase the May 29, 2004 APBO by approximately $10,364,000. Conversely, a 1.0% decrease in this rate would decrease the fiscal 2004 expense by approximately $1,548,000 and the May 29, 2004 APBO by approximately $9,200,000.

We also participate in a number of multi-employer plans which provide postretirement health care benefits to substantially all union employees not covered by our plans. Amounts reflected as benefit cost and contributed to such plans, including amounts related to health care benefits for active employees, totaled $193,491,000, $186,504,000 and $176,644,000 in fiscal 2004, 2003 and 2002, respectively.

8. Stock-Based Compensation

The 1996 Stock Incentive Plan allows us to grant to employees and directors various stock awards, including stock options, which are granted at prices not less than the fair market value at the date of grant, and deferred shares. A maximum of 18,683,000 shares was approved by our stockholders to be issued under the Plan. On May 29, 2004, shares totaling 7,132,000 were authorized but not awarded under the Plan.

The stock options may be granted for a period not to exceed ten years and generally vest from one to three years from the date of grant. The changes in outstanding options are as follows:

	Shares Under Option	Weighted Average Exercise Price Per Share
	(In Thousands)
Balance June 2, 2001	8,063	$22.33
Issued	44	22.75
Surrendered	(102)	27.19
Exercised	(833)	16.53

Balance June 1, 2002	7,172	22.93
Issued	3,610	19.32
Surrendered	(559)	24.15
Exercised	(639)	16.11

Balance May 31, 2003	9,584	21.96
Issued	20	13.59
Surrendered	(4,477)	29.26
Exercised	(55)	14.09

Balance May 29, 2004	5,072	$15.57

Stock options outstanding and exercisable as of May 29, 2004 are as follows:

Range of Exercise Prices Per Share	Shares Under Option	Weighted Average Exercise Price Per Share	Weighted Average Remaining Contractual Life In Years
	(In Thousands)
Outstanding:
$ 6.25 - $ 8.63	93	$ 8.00	1.0
10.00 - 13.88	1,763	10.12	8.4
14.10 - 18.50	2,166	15.44	5.4
22.45 - 27.72	940	24.68	5.2
33.91 - 33.91	110	33.91	3.3

$ 6.25 - $ 33.91	5,072	$15.57	6.3

Exercisable:
$ 6.25 - $ 8.63	93	$ 8.00
10.00 - 13.88	727	10.25
14.10 - 18.50	2,157	15.44
22.45 - 27.72	933	24.69
33.91 - 33.91	110	33.91

$ 6.25 - $ 33.91	4,020	$ 16.98

On January 23, 2004, we exchanged outstanding options to purchase shares of our common stock with exercise prices of $25 or greater held by certain eligible employees for shares of restricted stock. The offer resulted in the exchange of options representing the right to purchase an aggregate of 3,824,000 shares of our common stock for 529,710 shares of restricted stock. The restricted stock, which vests ratably over a four-year term, was granted, and the eligible options were granted, under our 1996 Stock Incentive Plan. We used 529,710 shares of treasury stock for the award and recorded approximately $7,840,000 of unearned compensation as a reduction to stockholders’ equity. The unearned compensation is being charged to expense over the vesting period, with approximately $800,000 recognized as expense in fiscal 2004.

During fiscal 2003, we granted 133,000 shares of our common stock to our retiring Chief Executive Officer with a weighted average fair value at the date of grant of $27.00 per share. The related compensation expense of $3,591,000 was recorded to other charges in our consolidated statements of operations for fiscal 2003.

During fiscal 2003, we also granted the right to receive in the future up to 150,000 shares of our common stock under the Plan, with a weighted average fair value at the date of grant of $27.00 per share to our newly appointed Chief Executive Officer. The deferred shares, which can accrue dividends in the form of additional shares, vest ratably after one, two and three years of continued employment. Compensation expense related to this award was $1,346,000 and $899,000 for fiscal 2004 and 2003, respectively.

On May 29, 2004, 12,439,000 total shares of common stock were reserved for issuance under various employee benefit plans.

9. Goodwill and Other Intangible Assets

On June 3, 2001, we adopted, on a prospective basis, SFAS No. 142, “Goodwill and Other Intangible Assets.” Under SFAS No. 142, purchased goodwill and other intangible assets with indefinite useful lives are no longer amortized, and are required to be tested for impairment at least annually and more frequently if an event occurs which indicates the intangible may be impaired. Upon adoption of SFAS No. 142, we performed impairment tests of our goodwill and other intangible assets and determined that no impairments existed. As of May 29, 2004, we have analyzed our goodwill and other intangible assets and believe no impairment exists.

Included on our consolidated balance sheets as of May 29, 2004 and May 31, 2003 are the following acquired intangible assets:

	(In Thousands)
	May 29, 2004		May 31, 2003
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Goodwill	$215,346	$—	$215,346	$—
Intangible assets with indefinite lives (generally trademarks and trade names)	180,662		180,464	—
Intangible assets with finite lives	19,484	(9,730)	19,788	(8,257)

Intangible amortization expense for fiscal 2004, 2003 and 2002 was $1,473,000, $1,460,000 and $1,556,000, respectively. Of these amounts, $800,000 for each year was recorded as a reduction of net sales, with the remainder recorded to amortization expense in the consolidated statements of operations. Intangible amortization for each of the subsequent five fiscal years is estimated at $1,100,000 to $1,300,000 per year, with $800,000 each year to be recorded as a reduction of net sales.

10. Accrued Expenses and Other Liabilities

Included in accrued expenses are the following:

	(In Thousands)
	May 29, 2004	May 31, 2003
Self-insurance reserves	$93,022	$79,442
Payroll, vacation and other compensation	80,873	87,067
Pension and welfare	36,420	44,948
Taxes other than income	25,519	19,726

Included in other liabilities are the following:

	(In Thousands)
	May 29, 2004	May 31, 2003
Accumulated postretirement benefit obligation	$98,373	$91,880
Self-insurance reserves	93,905	68,050

11. Restructuring and Other Charges

The following table summarizes the restructuring charges incurred in the fiscal 2004 and 2003:

	May 29, 2004	May 31, 2003
Severance costs	$3,617	$3,658
Asset impairments	1,170	2,200
Other exit costs	7,279	4,052

Total	$12,066	$9,910

Below are the details of the charges incurred for restructuring plans in fiscal 2004, which were under Program SOAR, and the plans initiated in fiscal 2003.

In fiscal 2004, we initiated three restructuring plans under our Program SOAR initiative.

The first restructuring plan initiated under Program SOAR was in the second quarter of fiscal 2004 to close a bakery, which required consolidating production from this facility with that of other bakeries in the Midwest. This restructuring plan resulted in charges of $1,906,000, which consisted of cash severance costs, asset impairments and other exit costs which principally related to security, utilities and cleanup for a bakery that has been closed and is being readied for potential sale. The severance costs of $658,000 are associated with the involuntary employee separations of approximately 128 employees. The asset impairment charge of $517,000 primarily relates to the write-down to fair value of equipment in the bakery to be closed. The other exit costs incurred for this restructuring plan in fiscal 2004 were $731,000. The closing and the majority of the separations were completed in the third quarter of fiscal 2004. There are four separations left to be completed under this plan and we expect the remaining separations to be completed by the end of the second quarter of fiscal 2005.

In the third quarter of fiscal 2004, we initiated and completed our second restructuring plan under our Program SOAR initiative, relocating some production to another facility. An asset impairment charge of $1,200,000 was recorded to write-down affected equipment to fair value. We had no cash costs related to this restructuring during fiscal 2004.

In the fourth quarter of fiscal 2004, we initiated our third restructuring plan under our Program SOAR initiative. This plan involves closing two bakeries, the centralization of certain administrative functions and the relocation of key management employees. For the two bakery closings, we recorded $2,221,000 in restructuring charges in the fourth quarter of fiscal 2004. We have completed 122 employee separations for these two facilities for a total severance charge of $1,723,000. Other exit costs associated with these two bakeries for charges such as security costs and cleanup amounted to $91,000 in the fourth quarter of fiscal 2004. Production from these locations have either been transferred to other bakeries or outsourced to a third party to be distributed under our current brand names. An asset impairment charge of $407,000 was recorded to write-down affected equipment to fair value. Also, we recorded $590,000 of severance costs for the centralization of certain finance administrative functions for 116 employees in fiscal 2004. Lastly, we recorded $4,010,000 of charges related to costs associated with relocating certain key management employees due to our new centralized organizational structure.

The following table summarizes the restructuring charges for the restructuring plans initiated under our Program SOAR initiative in fiscal 2004, with the related liability included in accrued expenses and other liabilities on our consolidated balance sheet:

	Restructuring Charges	Cash Payments	May 29, 2004 Liability Balance
Second quarter 2004 plan:

Severance costs	$658	$594	$64
Other exit costs	731	678	53

Fourth quarter 2004 plan:

Severance costs	2,313	1,070	1,243
Other exit costs	4,101	992	3,109

Subtotal	7,803	$3,334	$4,469

Second quarter 2004 plan asset impairments	517

Third quarter 2004 plan asset impairments	1,200

Fourth quarter 2004 plan asset impairments	407

Total	$9,927

Also in fiscal 2004, we incurred additional charges for the two restructuring plans initiated in fiscal 2003 related to certain closures and restructurings of bakeries and bakery outlets.

Under the plan initiated in the fiscal 2003 second quarter, we recorded a benefit of $1,294,000 in fiscal 2004. This benefit is primarily related to the gain of approximately $1,700,000 from the sale of a bakery that was previously closed as part of this restructuring plan. Partially offsetting the gain were costs of $406,000 related to security, utilities and cleanup prior to the sale of the bakery. All separations are completed under this plan.

Under the plan initiated in the fiscal 2003 third quarter, we incurred costs of $3,433,000 in fiscal 2004. These costs related principally to cash severance costs, asset impairments and utilities and cleanup for bakeries that have been closed and are being readied for potential sale. An asset impairment charge of $746,000 was recorded in fiscal 2004 as a result of updated information regarding the fair value of certain bakery equipment. Also, an adjustment to the severance liability was made in fiscal 2004 of $632,000 related to an additional 71 employees whose positions were eliminated. All employee separations are complete under this plan. An adjustment for future lease obligations of $339,000 was recorded in fiscal 2004.

The following table reflects the changes in our accruals from May 31, 2003 to May 29, 2004 for our plans initiated in fiscal 2003. This liability is included in accrued expenses and other liabilities on our consolidated balance sheets:

	May 31, 2003 Liability Balance	Restructuring Charges	Cash Payments	Adjustment	May 29, 2004 Liability Balance
Second quarter 2003 plan:
Severance costs	$39	$—	$53	$14	$—
Other exit costs	37	410	429	(18)	—

Third quarter 2003 plan:
Severance costs	1,166	—	1,798	632	—
Other exit costs	2,002	1,716	2,763	339	1,294

	$3,244	2,126	$5,043	$967	$1,294

	May 31, 2003 Liability Balance	Restructuring Charges	Cash Payments	Adjustment	May 29, 2004 Liability Balance
Second quarter 2003 plan asset impairments		(1,700)
Third quarter 2003 plan asset impairments		746

Total		$1,172

We expect to incur additional maintenance and cleanup costs related to these restructurings in future quarters. In addition, we anticipate that we will incur additional restructuring charges related to the closing of other bakeries, distribution facilities and bakery outlets, as well as the centralization of additional administrative functions, the rationalization of additional operational infrastructures and the relocation of key management employees.

Fiscal 2002 activities. During fiscal 2002, we incurred other charges of $25,700,000, representing costs related to the closure of a bakery, as well as settlement of an employment discrimination lawsuit. The bakery was closed and all separations were completed during fiscal 2002. We paid approximately 80% of the settlement amount in fiscal 2002, shortly following the date of the settlement agreement, and paid the remaining 20% of the settlement amount in fiscal 2003.

12. Stock Repurchases

Since May 11, 1999, our board of directors has authorized the purchase of 10,950,000 shares of IBC common stock. Management has the discretion to determine the number of the shares to be purchased, as well as the timing of any such purchases, with the pricing of any shares repurchased to be at prevailing market prices. As of May 29, 2004, 7,424,596 shares of IBC common stock were available to be purchased under this stock repurchase program.

In addition to the stock repurchase program described above, our board of directors separately authorized the repurchase of IBC common stock in the privately negotiated transactions described below. These transactions were entered into with Nestle Purina PetCare Company, successor to Ralston Purina Company, (Nestle Purina) and Tower Holding Company, Inc., a subsidiary of Nestle Purina (Tower).

In July 1995, we acquired Continental Baking Company from Ralston Purina Company (RPC) for $220,000,000 in cash and 33,846,154 shares of common stock. On July 29, 1997, RPC issued $479,954,000 of 7% Stock Appreciation Income Linked Securities (SAILS), which were exchangeable at maturity, at the option of RPC, for cash or up to 15,498,000 shares of IBC’s common stock. Pursuant to the SAILS transaction, we repurchased 2,000,000 shares of our common stock from RPC for $60,079,000.

On July 24, 2000, we signed an agreement with RPC and an affiliate of RPC to purchase from the RPC affiliate 15,498,000 shares of IBC common stock. Pursuant to this agreement, we purchased 2,551,020 shares of our common stock for a total of $40,000,000 on August 1, 2000 and 12,946,980 shares of its common stock for a total of $203,009,000, plus an interest component of $1,420,000, on September 1, 2000. After this repurchase, RPC owned approximately 29.5% of the outstanding shares of IBC’s common stock. In connection with the July 24, 2000 agreement, RPC and its affiliates agreed that they would reduce their ownership of our common stock to no more than 15% by August 1, 2004 and to no more than 10% by August 1, 2005.

On April 25, 2002, we purchased 7,348,154 shares of our common stock from Tower for $157,985,000. In addition, Tower also exercised its demand registration right pursuant to our shareholder agreement, and it sold the remaining 7,500,000 shares of our common stock which it held in a secondary offering completed May 14, 2002 at a price of $25.75 per share. Upon completion of these transactions, Nestle Purina and Tower no longer held any shares of our common stock or any rights granted by us to acquire shares of our common stock.

13. Stockholder Rights Plan

In May 2000, our board of directors adopted a stockholder rights plan which provided that a dividend of one preferred stock purchase right was declared for each share of our common stock outstanding and any common shares issued thereafter. The rights are not exercisable until ten business days following either 1) a public announcement that a person or group acquired 15% or more of our common stock (provided such threshold is not exceeded solely as a result of our purchase of stock by us and corresponding reduction in the number of shares outstanding) or 2) the announcement of a tender offer which could result in a person or group acquiring 15% or more of our common stock.

Each right, if exercisable, will entitle its holder to purchase one one-thousandth of a share of our Series A Junior Participating Preferred Stock at an exercise price of $80.00, subject to adjustment. If a person or group acquires 15% or more of our outstanding common stock, the holder of each right not owned by the acquiring party will be entitled to purchase shares of our common stock (or in certain cases, preferred stock, cash or other property) having a market value of twice the exercise price of the right. In addition, after a person or group has become an acquiring person, if we are acquired in a merger or other business combination or 50% or more of its consolidated assets or earning power are sold, each right will entitle its holder to purchase at the exercise price of the right, a number of the acquiring party’s common shares valued at twice the exercise price of the right.

The board of directors may redeem the rights at any time before they become exercisable for $0.001 per right and, if not exercised or redeemed, the rights will expire on May 25, 2010.

14. Subsequent Events

In the first quarter of fiscal 2005, we made a decision to close our bakeries in Monroe, Louisiana and Buffalo, New York in the second quarter of fiscal 2005. The closing of these facilities will affect approximately 250 employees. We will continue to serve these markets by transferring production to other bakeries. We anticipate recording restructuring charges in the first quarter of fiscal 2005 of approximately $5,600,000 related to these closings. Of this amount, approximately $2,200,000 relates to cash severance costs and approximately $3,400,000 relates to noncash charges for the write-down of affected equipment to fair value. In the third fiscal quarter 2005, we committed to a plan to close our Florence, South Carolina bakery effective February 6, 2005. We anticipate recording restructuring charges in the third quarter of fiscal 2005 of approximately $5,700,000 to $7,100,000, including approximately $1,700,000 to $2,100,000 of severance charges, approximately $1,300,000 to $1,600,000 of charges relating to clean-up of the facility, approximately $2,200,000 to $2,700,000 of asset impairment charges, and approximately $500,000 to $700,000 in other charges. We further estimate that approximately $3,420,000 to $4,260,000 of such charges will result in future cash expenditures.

On July 7, 2004, Ronald B. Hutchison was appointed as our executive vice president and chief financial officer. On September 21, 2004, James R. Elsesser resigned as our chief executive officer, as chairman of the board of directors and as a director. On the same date, Leo Benatar was appointed by the board of directors as non-executive chairman of the board. Mr. Benatar has served as a member of our board of directors since 1991. On the same date, Antonio C. Alvarez II was appointed by the board of directors as our new chief executive officer. In addition, the board of directors appointed John K. Suckow as our executive vice president and chief restructuring officer. Paul E. Yarick retired from his position as our Senior Vice President, Finance and Treasurer on September 10, 2004 and J. Randall Vance was appointed to replace him on the same date, effective as of September 11, 2004.

On September 22, 2004, or the Petition Date, we and each of our wholly-owned subsidiaries filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code, as more fully explained in Note 1.

In conjunction with our bankruptcy filing, we terminated our 1991 Employee Stock Purchase Plan. We have also subsequently suspended payments and accruals of service credit under our Supplemental Executive Retirement Plan and suspended certain payments under various deferred compensation plans. In addition, we have determined that we will not make a discretionary company profit-driven contribution under our defined contribution retirement plan for calendar year 2004.

In the first quarter of fiscal 2005, we received federal income tax refunds of approximately $20,000,000.

15. Quarterly Financial Information (Unaudited)

Summarized preliminary unaudited quarterly financial information for the fiscal years ended May 29, 2004 and May 31, 2003 is as follows (each quarter represents a period of twelve weeks except the third quarters, which cover sixteen weeks):

	(In Thousands, Except Per Share Data)
	First	Second	Third	Fourth
2004
Net sales	$831,015	$813,798	$1,019,711	$803,038
Cost of products sold	406,901	413,641	505,032	402,617
Operating income (loss)	26,507	(20,369)	(2,572)	(10,245)
Net income (loss)	11,190	(17,873)	(6,607)	(12,388)
Earnings (loss) per share:
Basic	0.25	(0.40)	(0.15)	(0.28)
Diluted	0.25	(0.40)	(0.15)	(0.28)
2003
Net sales	$838,974	$823,213	$1,045,574	$818,019
Cost of products sold	399,456	398,993	522,543	413,502
Operating income	51,491	27,900	1,444	2,433
Net income (loss)	27,131	11,636	(6,749)	(4,568)
Earnings (loss) per share:
Basic	0.61	0.26	(0.15)	(0.10)
Diluted	0.60	0.26	(0.15)	(0.10)

Fiscal 2004 first quarter results include restructuring charges of $632,000, or $0.01 per diluted share, related to restructuring plans initiated in fiscal 2003 to close and restructure certain bakeries and bakery outlets. Fiscal 2004 second quarter results include restructuring charges of $2,060,000, or $0.03 per diluted share, related to the announced closing of a bakery, as well as costs related to certain closures and restructurings of several bakeries and bakery outlets initiated during fiscal 2003. Fiscal 2004 third quarter results include restructuring charges of $1,463,000, or $0.02 per diluted share, related to the closures and restructurings of bakeries and thrift store locations initiated during fiscal 2004 and 2003. Fiscal 2004 fourth quarter results include restructuring charges of $7,911,000, or $0.11 per diluted share, related to the closures of two bakeries, the centralization of certain finance and data maintenance administrative functions and the relocation of certain key management employees in conjunction with our new centralized organizational structure.

Fiscal 2003 second quarter results include restructuring charges of $1,450,000, or $0.02 per diluted share, related to the closing of a bakery and other charges of $3,591,000, or $0.05 per share, related to an October 1, 2002 common stock award to IBC’s retiring Chief Executive Officer. Fiscal 2003 third quarter results include restructuring charges of $5,000,000, or $0.07 per diluted share, related to charges incurred with the certain closings and restructurings of several bakeries and bakery outlet locations. Fiscal 2003 fourth quarter results include restructuring charges of $3,460,000, or $0.05 per diluted share, related to charges incurred in conjunction with the restructurings initiated in the second and third quarters of fiscal 2003.

ITEM 9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE.

Not applicable.

ITEM 9A. CONTROLS AND PROCEDURES

Evaluation of Disclosure Control and Procedures

We have identified a material weakness regarding our system of internal controls and procedures relating to the procedures we followed in estimating certain of our self-insurance reserves, including workers’ compensation, general liability and motor vehicle liability reserves. The material weakness was due to lack of proper segregation of duties in assessing the work of our third party service provider, initiating journal entries, and reviewing such reserves. As such, it appears that the internal controls related to these self-insurance reserves were insufficient to prevent a material error in our financial statements.

The identification of the material weakness occurred in connection with the restatement of our condensed consolidated financial statements as of and for the periods ended November 15, 2003 and March 6, 2004 to reflect adjustments to the previously reported financial information. The restatement arose from the receipt by us of information during the second quarter of fiscal 2004 indicating that the methodology used for estimating our workers’ compensation reserve should be changed, primarily as a result of increases in our actual expenses associated with workers’ compensation claims, particularly in the state of California and increases in associated health care costs nationwide, and that the estimate for our workers’ compensation reserve should be increased by $40,000,000. We reached the conclusion that the reserves should have been increased in the periods discussed above, as previously announced on June 3, 2004. The Audit Committee of our board of directors commenced an investigation as to the circumstances surrounding this increase. The Audit Committee retained independent counsel and independent counsel retained accounting advisors to conduct this investigation, which was completed during our first quarter of fiscal 2005.

As a result of the Audit Committee investigation, the Audit Committee recommended, and our board of directors and management have taken and will continue to take certain remedial steps, including: removal of the financial officer involved; instituting procedures to segregate and review certain reserve reporting functions to ensure that these areas are reviewed by more than one individual; retaining an accredited actuary to analyze our workers’ compensation liabilities on a quarterly basis; strengthening our internal audit function, particularly as it relates to oversight of corporate-level financial functions; and issuing directives to improve the communication of information between and among senior management, the Audit Committee and our board of directors. In addition to the remedial steps we have undertaken, we will take further action to strengthen our internal controls and procedures, particularly with respect to the estimation of certain of our self-insurance reserves, including workers’ compensation, general liability and motor vehicle liability reserves.

Our independent auditors have also reported to our Audit Committee that they intend to issue a letter identifying a material weakness under standards established by the American Institute of Certified Public Accountants regarding our system of internal controls and procedures relating to the circumstances outlined above. Under such standards, a material weakness in internal controls is a reportable condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements caused by error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions.

As the circumstances surrounding the proper accounting treatment for a defined benefit pension plan to which we contribute are still unresolved, we are currently unable to determine whether an additional material weakness may exist with respect to our system of internal controls.

Changes in Internal Control over Financial Reporting

There have been no changes in our internal control over financial reporting that occurred during the fourth quarter of fiscal 2004 that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting. However, we note that the recommendations which resulted from the Audit Committee review that led to our restatement of our condensed consolidated financial statements for the second and third quarters of fiscal 2004 involve changes in our internal controls over financial reporting made subsequent to the fourth quarter that will materially affect, or be reasonably likely to materially affect, our internal controls over financial reporting.

As part of Program SOAR, we began implementing a new financial data reporting system utilizing SAP software in June of 2004. We have experienced, and continue to experience, significant delays as a result of weaknesses in our internal controls related to the implementation. Due to these weaknesses, we were unable to produce timely and accurate financial reports. In addition, because of the delayed availability of reliable financial data, our officers were unable to certify as to our disclosure controls and procedures resulting in the delayed filing of our Annual Report on Form 10-K and our Quarterly Report on Form 10-Q for the quarter ended August 21, 2004. We remain uncertain if, and when, we will file our first quarter Form 10-Q. Our failure to timely file our Annual Report on Form 10-K and the delayed filing of our first quarter Form 10-Q could adversely affect our financial condition, results of operations and cash flows. We continue to work diligently to resolve our financial reporting issues and to develop and analyze information as it becomes available. However, our ability to resolve deficiencies in our financial reporting system depends on several factors, including our ability to identify and timely resolve issues as they occur.

ITEM 9B. OTHER INFORMATION

Not applicable.

PART III

ITEM 10. DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT

Board of Directors

Set forth below is the name, age, date first elected and present principal occupation or employment, five-year employment history, and other directorships of our board of directors.

Name	Age	Director Since	Principal Occupation or Employment for the Last Five Years and Directorships
Michael J. Anderson [1,3,4]	53	1998	President and Chief Executive Officer of The Andersons, Inc., a diversified agribusiness and retailing company, since September 1990. Mr. Anderson is a director of The Andersons, Inc. and Fifth Third BancCorp of Northwest Ohio.

Robert B. Calhoun [2,3]	61	1991	Managing Director of Monitor Clipper Partners, a private equity investment firm, since August 1997. Mr. Calhoun is a director of Avondale Mills, Inc. and The Lord Abbett Family of Funds.

Frank E. Horton [l,2]	65	1992	Principal Associate, Horton & Associates, Consultants in Higher Education, Bayfield, Colorado, since 1999; Executive Consultant to the Provost, University of Missouri – Kansas City, July 2003 to June 2004; Interim Dean of Biological Sciences, University of Missouri - Kansas City, August 2002 to February 2003; Interim President, Southern Illinois University, February 2000 to October 2000 and President, the University of Toledo from January 1989 to December 1998.

G. Kenneth Baum [3]	74	1988	Chairman of the Board of George K. Baum Group, Inc., an investment banking services firm, since April 1994. Mr. Baum is a director of H & R Block, Inc.

Ronald L. Thompson [1,4]	55	2003	Chairman of the Board and Chief Executive Officer of Midwest Stamping Company, a manufacturer of stamped metal components and assemblies for the automotive industry, since March 1993. Mr. Thompson is a Trustee of the Teachers Insurance and Annuity Association.

Charles A. Sullivan	69	1989	Retired since October 2002; Chairman of the Board of our company from October 1991 until September 2003 and Chief Executive Officer of our company from October 1991 until October 2002. Mr. Sullivan is a director of UMB Bank, n.a. and The Andersons, Inc.

Leo Benatar [4]	74	1991	Chairman of the Board of our company; Principal for Benatar & Associates, a consulting firm, since July 1996; Chairman of the Board of Engraph, Inc. (a subsidiary of Sonoco Products Company) and Senior Vice President of Sonoco Products Company from October 1993 until May 1996. Mr. Benatar is a director of Mohawk Industries, Inc., PAXAR Corporation and Aaron Rents, Inc., and was Chairman and Director of the Federal Reserve Bank of Atlanta until January 1996.

Name	Age	Director Since	Principal Occupation or Employment for the Last Five Years and Directorships
Richard L. Metrick [2,4]	63	2000	Senior Managing Director in the Investment Banking Department of Bear Stearns & Co., Inc. since February 1989.

[1]	Member of the Audit Committee
[2]	Member of the Compensation Committee
[3]	Member of the Nominating/Corporate Governance Committee
[4]	Member of the Executive Committee

Audit Committee

The Board of Directors has appointed an Audit Committee consisting of three independent directors: Michael J. Anderson, Frank E. Horton, and Ronald L. Thompson. Mr. Anderson serves as Chairman of the Audit Committee and has been determined to be a financial expert under applicable SEC and NYSE regulations. The Audit Committee hires our independent auditors, reviews with the auditors the scope and results of the audit, reviews with our internal auditors the scope and results of our internal audit procedures, reviews the independence of the auditors and non-audit services provided by the auditors, considers the range of audit and non-audit fees, reviews with our independent auditors and management the effectiveness of our system of internal accounting controls and makes inquiries into other matters within the scope of its duties. The Audit Committee is governed by a written charter adopted by our board of directors, which is available on our website at www.interstatebakeriescorp.com and available in print to any stockholder upon request.

Executive Officers

Set forth below is the name, age and present principal occupation or employment and five-year employment history of each of our executive officers. The executive officers serve at the pleasure of the board of directors. The business address of each person listed below is 12 East Armour Boulevard, Kansas City, Missouri 64111, except for the business address of Mr. Willson, which is 4100 East Broadway, Suite 150, Phoenix, Arizona 85040.

Name	Age	Present Principal Occupation or Employment and Five-Year Employment History
Antonio C. Alvarez II [1]	56	Chief Executive Officer of our company since September 2004; and Managing Director of Alvarez & Marsal LLC, a professional services firm, since September 1983.

Michael D. Kafoure	55	President and Chief Operating Officer of our company since September 1996.

Ronald B. Hutchison	54	Executive Vice President and Chief Financial Officer of our company since July 2004; Executive Vice President of Aurora Foods, a branded food manufacturing company, from June 2003 to March 2004; Executive Vice President of Kmart Corporation, an operator of consumer retail stores, from January 2002 to May 2003; and Executive Vice President and Chief Financial Officer of Advantica Restaurant Group, Inc., parent company of the Denny’s Corporation restaurant chain from January 1998 to November 2001.

John K. Suckow [1]	45	Executive Vice President and Chief Restructuring Officer of our Company since September 2004; Managing Director of Alvarez & Marsal LLC, a professional services firm, since July 2002; and Partner at Arthur Andersen LLP, a public accounting firm, from September 1992 to June 2002.

Thomas S. Bartoszewski	61	Executive Vice President – Wholesale Baking Unit, Eastern Region of our company since October 2003; Executive Vice President of the Eastern Division of our company from August 2002 through September 2003; and Senior Vice President of the North Central Region of our company from May 1999 to July 2002.

Name	Age	Present Principal Occupation or Employment and Five-Year Employment History
Richard D. Willson	56	Executive Vice President – Wholesale Baking Unit, Western Region of our company since October 2003; and Executive Vice President of the Western Division of our company from June 1999 through September 2003.

J. Randall Vance	44	Senior Vice-President, Finance and Treasurer of our company since September 2004; Vice President and Treasurer of Farmland Industries, a diversified agribusiness cooperative, Inc. from July 2002 to January 2004; Assistant Treasurer of Farmland Industries, Inc. from 2000 to July 2002; and Director, Corporate Finance of Farmland Industries, Inc. for more than 2 years prior thereto.

Jacques Roizen [1]	35	Chief Marketing Officer of our company since November 2004; Director of Alvarez & Marsal, a professional services firm, from March 2003 until present; Consultant with McKinsey & Company’s Retail and Consumer Goods Consulting Practice from October 2000 until March 2003; Director of Business Development at Online Retail Partners, an e-commerce venture capital and management firm, from June 2000 until October 2000; and attended Columbia Business School from August 1998 until graduation in May 2000.

Kent B. Magill	52	Vice President, General Counsel and Corporate Secretary of our company since June 2002; Associate General Counsel of our company from November 2000 to June 2002: and Vice President, General Counsel and Corporate Secretary of Layne Christensen Company, a provider of services and related products for the water, mineral, construction and energy markets, from August 1992 to November 2000.

Laura D. Robb	46	Vice President and Corporate Controller of our company since July 2002 and Assistant Corporate Controller of our company from January 1988 to June 2002.

[1]	Messrs. Alvarez, Roizen and Suckow, as employees of A&M, were designated as officers pursuant to an amended and restated letter agreement dated as of September 21, 2004 and further amended and restated as of October 14, 2004.

Involvement in Prior Bankruptcy Proceedings and/or Restructurings

A number of our executive officers have experience in managing companies while subject to Chapter 11 bankruptcy proceedings. Mr. Alvarez previously served as CEO of Warnaco, Inc., Wherehouse Entertainment, Inc., Phar-Mor, Inc., Long Manufacturing, Inc. and Coleco Industries, Inc. Additionally, he was the President and Chief Operating Officer of Republic Health Corporation (renamed OrNda HealthCorp). Mr. Alvarez also served as Restructuring Advisor in Charter Medical Corporation and Resorts International, Inc. Mr. Suckow’s diverse restructuring experience includes American Pad & Paper, Ames, ANC, Beatrice Canada, Bush Industries, Fleming Companies, Magellan Health Services, Mercury Stainless/Washington Steel, Microcell Telecommunications, Peter J. Schmitt, and Singer NV. Mr. Hutchison was instrumental in developing reorganization plans pursuant to Chapter 11 of the Bankruptcy Code during his terms as an executive officer of Leaseway Transportation, Advantica Restaurant Group, Kmart Corporation, and Aurora Foods. Mr. Vance was an officer at Farmland Industries during that company’s bankruptcy proceedings.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires that our executive officers and directors and persons who beneficially own more than 10% of the common stock (‘reporting persons’) file initial reports of ownership and reports of changes in ownership with the SEC. Executive officers, directors and greater than 10% beneficial owners are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely upon a review of copies of such forms and amendments thereto furnished to us and written representations from the executive officers and directors, to our knowledge, all forms required to be filed by reporting persons of our Company were timely filed pursuant to Section 16(a) of the Exchange Act.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics that applies to all of our employees, including our Chief Executive Officer, Chief Financial Officer, Senior Vice President-Finance and Treasurer and Controller. The Code of Business Conduct and Ethics is posted on our website, www.interstatebakeriescorp.com. We intend to satisfy the disclosure requirement regarding an amendment to, or a waiver from, a provision of the Code of Business Conduct and Ethics by posting such information on our website.

ITEM 11. EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth information concerning compensation received for each of the last three fiscal years by (i) the person who served as our Chief Executive Officer during our fiscal year ended May 29, 2004, and (ii) our four other most highly compensated executive officers as of May 29, 2004 (the individuals in (i) and (ii) are collectively referred to as the “Named Executive Officers”).

Name and principal position (a)	Year (b)				Long Term Compensation				All other Compensation [1] ($) (i)
		Annual Compensation			Awards			Payouts
		Salary ($) (c)	Bonus ($) (d)	Other annual compensation ($) (e)	Restricted stock award(s) ($) (f)		Securities Underlying Options/SARs (#) (g)	LTIP payouts ($) (h)

James R. Elsesser [2] Chairman of the Board and CEO	2004 2003 2002	716,634 468,461 —	— 245,000 —		787,360 — —	[3]	— 340,000 —	— — —	23,627 6,623 —
Michael D. Kafoure President and Chief Operating Officer	2004 2003 2002	480,537 461,415 443,385	— — 506,000		400,932 — —	[3]	— 100,000 —	— — —	22,787 21,926 18,274
Kent B. Magill VP, General Counsel and Secretary	2004 2003 2002	225,196 215,662 175,672	30,000 30,000 145,704		171,473 — —	[3]	— 85,000 —	— — —	23,678 23,215 19,795
Robert P. Morgan [4] Executive VP, Central Division	2004 2003 2002	212,497 204,538 197,538	— 20,000 213,337		201,916 — —	[3]	— 70,000 —	— — —	23,390 22,634 19,484
Paul E. Yarick [5] Senior VP, Finance and Treasurer	2004 2003 2002	200,000 177,237 166,508	— 25,000 106,882		89,599 — —	[3]	— 35,000 —	— — —	24,830 23,052 21,560

[1]	All other compensation for the fiscal year ended May 29, 2004, includes our Company’s contributions in the amounts of $21,821, $21,821, $22,850, $22,850, and $22,850, which accrued during such fiscal year for the accounts of Messrs. Elsesser, Kafoure, Magill, Morgan, and Yarick, respectively, under our Company’s Retirement Income Plan and the imputed income for term life insurance provided by our Company for the benefit of Messrs. Elsesser, Kafoure, Magill, Morgan, and Yarick in the amounts of $1,806, $966, $828, $540, and $1,980, respectively.

[2]	Mr. Elsesser became Chief Executive Officer on October 1, 2002 and resigned subsequent to the end of fiscal 2004.
[3]	On January 23, 2004, the Company exchanged outstanding options to purchase shares of our Common Stock with exercise prices of $25.00 or greater held by certain eligible employees for shares of restricted stock. The restricted stock, which will vest ratably over a four-year term, and the eligible options were granted under our 1996 Plan.
[4]	As a result of changes in our organizational structure subsequent to the end of fiscal 2004, Mr. Morgan’s new position does not meet the definition of an “executive officer” under Rule 3b-7, promulgated under the Exchange Act.
[5]	Mr. Yarick retired from his position subsequent to the end of fiscal 2004.

Stock Options

The following two sections set forth information for the last completed fiscal year relating to (i) the grant of stock options to the Named Executive Officers and (ii) the exercise and appreciation of stock options held by the Named Executive Officers.

Option Grants in the Fiscal Year Ended May 29, 2004

No stock options were granted in fiscal 2004 to any of the Named Executive Officers.

Aggregated Option Exercises in Fiscal 2004 and Option Values at May 29, 2004

Name (a)	Shares acquired on exercise (#) (b)	Value Realized ($) (c)	Number of securities underlying unexercised options at fiscal year end (#)		Value of unexercised in-the-money options at fiscal year end ($)
			Exercisable	Unexercisable	Exercisable	Unexercisable
			(d)		(e)
James E. Elsesser [1]	0	0	116,667	53,333	13,334	26,667
Michael D. Kafoure	0	0	290,073	33,333	24,095	16,667
Kent B. Magill	0	0	40,000	20,000	5,000	10,000
Robert P. Morgan [2]	0	0	90,000	20,000	5,000	10,000
Paul E. Yarick [1]	0	0	61,351	13,333	40,500	6,667

[1]	Mr. Elsesser resigned and Mr. Yarick retired subsequent to the end of fiscal 2004.
[2]	As a result of changes in our organizational structure subsequent to the end of fiscal 2004, Mr. Morgan’s new position does not meet the definition of an “executive officer” under Rule 3b-7, promulgated under the Exchange Act.

Long Term Incentive Plan Awards in the Fiscal Year Ended May 29, 2004

No awards were made under any Long Term Incentive Plan in fiscal 2004 to any of the Named Executive Officers.

IBC Supplemental Executive Retirement Plan

In June 2002, we adopted the SERP, an unfunded, non-tax-qualified supplemental retirement plan. Under the SERP, we will pay certain key executives and managers who retire after age 60 (the normal retirement age), including the Named Executive Officers, an annual retirement benefit equal to 1.8% of the participant’s average annual base salary received during the 60 months immediately preceding retirement, for each year of service to our Company, up to 20 years, or the Benefit. For purposes of this formula, “base salary” means the salary amount set forth in the Salary column of the Summary Compensation Table. As a result, the maximum Benefit is 36% of the participant’s average annual base salary for the preceding 60 months. Upon termination of the participant’s service for any reason other than disability or death after the participant reaches 60 years of age, one-twelfth of the Benefit will be paid each month, if the participant is not married at retirement, until the date of the participant’s death. If the participant is married at retirement, one-twelfth of the Benefit will be paid each month for the participant’s lifetime, unless the participant dies before receiving 300 monthly payments in which event payments will continue to be made to his or her spouse until the earlier of the spouse’s death or the payment of a total of 300 monthly payments to both the participant and the spouse. The SERP includes certain provisions, exercisable at the participant’s election, for the payment of a reduced joint and survivor monthly benefit payable for the surviving spouse’s lifetime if the participant is married on the date of his or her retirement. In connection with our Chapter 11 filing, we have suspended payments and accruals of service credit under the SERP.

A participant is entitled to a disability benefit, determined and paid in the same manner as the Benefit, if termination of employment results from total and permanent disability prior to age 60 and if the participant has 20 or more years of service as of the date of disability. Payment begins the month following the month during which the participant reaches 60 years of age and is payable for the participant’s lifetime, unless the participant is married on the date of disability and dies before receiving 300 monthly payments, in which event payments will continue to be made to his or her spouse until the earlier of the spouse’s death or the payment of a total of 300 monthly payments to both the participant and the spouse. Alternatively, if the participant is married on the date of disability, he or she can elect the reduced joint and survivor annuity described above.

A participant’s surviving spouse, if any, will be entitled to receive a death benefit, determined and paid in the same manner as the Benefit, upon the participant’s death if the participant dies after reaching 60 years of age but before retirement, or if the participant dies after 20 or more years of service, regardless of age. This death benefit begins the month following the month during which the participant would have reached 60 years of age or the month following his death, whichever is later, and is payable for the lesser of 300 months or until the death of the spouse.

The following table sets forth the annual estimated Benefits payable upon retirement to participants in the SERP in the specified compensation and years of service classifications. The Benefits, including those payable upon death or disability, are not reduced for social security or any other offset amounts.

Pension Plan Table

Annual Average Earnings Over the Last 60 Months of Employment	Years of Service
	5	10	15	20
$100,000	$9,000	$18,000	$27,000	$36,000
$200,000	$18,000	$36,000	$54,000	$72,000
$300,000	$27,000	$54,000	$81,000	$108,000
$400,000	$36,000	$72,000	$108,000	$144,000
$500,000	$45,000	$90,000	$135,000	$180,000
$600,000	$54,000	$108,000	$162,000	$216,000
$700,000	$63,000	$126,000	$189,000	$252,000
$800,000	$72,000	$144,000	$216,000	$288,000

As of May 29, 2004, Messrs. Elsesser, Kafoure and Magill had accredited service of 2, 9 and 4 years, respectively. Mr. Morgan and Mr. Yarick had each exceeded 20 years accredited service. Based on each person’s salary for fiscal 2004, each of Messrs. Elsesser, Kafoure, Magill, Morgan and Bartoszewski would receive an annual retirement benefit in the amount of $0, $36,000, $0, $72,000 and $72,000, respectively, under this plan if such person were to retire after reaching 60 years of age.

Compensation of Directors

Directors who are not our salaried employees or consultants are entitled to an annual retainer of $30,000 plus $2,000 for each board of directors meeting attended in person and $1,000 for each telephonic board of directors meeting. In addition, directors who are members of committees of the board of directors and who are not our salaried employees or consultants are entitled to receive $1,000 for each committee meeting attended that is not conducted in conjunction with a meeting of the full board of directors and $750 for each committee meeting attended in person that is conducted on the same day as a meeting of the full board of directors. For telephonic committee meetings, each committee member is entitled to receive $500. The Chairman of the Audit Committee and the Presiding Director are each entitled to receive an annual retainer of $5,000. The Chairman of the Compensation Committee and the Nominating/Corporate Governance Committee are each entitled to receive an annual retainer of $2,500. In addition, non-employee directors are eligible for awards of stock options and restricted or unrestricted shares of common stock pursuant to our 1996 Stock Incentive Plan, or the 1996 Plan. In fiscal 2004, no stock option grants were made to non-employee directors. On July 13, 2004, we granted shares of restricted stock to each non-employee director, such shares were issued pursuant to the provisions of the 1996 Plan. Each such award was the number of shares of our common stock equal to $50,000 divided by the closing price on the NYSE ($11.05) on July 13, 2004 (rounded to the nearest whole share) or 4,525 shares. The restricted stock will vest quarterly over a one-year term.

James R. Elsesser Employment Agreement

We entered into an employment agreement with James R. Elsesser on September 4, 2002. The agreement was set to expire on October 1, 2005, subject to automatic renewal for successive one-year periods unless we or Mr. Elsesser gave timely notice that the term would not be extended. The agreement provided for the employment of Mr. Elsesser as Chief Executive Officer at an annualized base salary during the term of the agreement of at least $700,000, subject to annual review. In addition to base salary, the agreement provided for an annual bonus under our Incentive Compensation Plan, or the IC Plan, at the level available to the Chairman of the Board and Chief Executive Officer immediately prior to October 1, 2002. However, for fiscal 2003, Mr. Elsesser was guaranteed a minimum bonus equal to one-half of the target level bonus payable under the IC Plan. The agreement also provided for the grant to Mr. Elsesser of a deferred share award during fiscal 2003, pursuant to which he had the right to receive 150,000 shares of our common stock vesting over three years at the rate of 50,000 shares per year. Only 50,000 shares had vested pursuant to Mr. Elsesser’s deferred share award prior to his resignation. In addition, the agreement provided for Mr. Elsesser to receive a non-qualified option grant of 250,000 shares of common stock, vesting over three years, with an exercise price equal to the closing sales price of the common stock on the date of grant. The agreement was to terminate in the event of death or permanent disability. In either such case, or in the event that employment was terminated by us without Mr. Elsesser’s consent, Mr. Elsesser was to continue to receive his regular salary payments, continued health, medical, disability and insurance coverage and continued accrual of retirement and supplemental retirement benefits during the longer of (i) the balance of the agreement term, or (ii) one year following the termination date. The agreement provided that Mr. Elsesser would be a member of our board of directors, and would be nominated for re-election, during the term of his employment, and required Mr. Elsesser to maintain the confidentiality of our Company’s confidential information prior to public disclosure by us. Mr. Elsesser’s employment agreement was terminated in conjunction with his resignation from all positions with our company on September 21, 2004, and all payments under the agreement were discontinued. Mr. Elsesser may qualify as an unsecured creditor in our Chapter 11 proceedings with regard to certain provisions of his employment agreement.

Other Employment Agreements

We have entered into employment agreements with Michael D. Kafoure, Thomas S. Bartoszewski, Robert P. Morgan, Richard D. Willson and Ronald B. Hutchison. The agreements expire on January 1, 2005, except for Mr. Hutchison’s whose agreement expires on July 7, 2006, subject to automatic renewal for successive one-year periods unless our Company or the employee gives timely notice that the term will not be extended. The agreements provide for annualized base salaries during the term of the agreements of at least the following amounts: $460,000 for Mr. Kafoure; $185,000 for Mr. Bartoszewski; $204,000 for Mr. Morgan, and $350,000 for Mr. Hutchison; in each case, subject to annual review. In addition to base salary, the agreements provide for an annual bonus under the IC Plan at the specified level under the IC Plan for the employee’s job title. In addition, Mr. Hutchison’s agreement provides for a guaranteed minimum bonus of $100,000 under the IC Plan for the 2005 fiscal year, an award of 20,000 shares of restricted stock vesting ratably over three years, and payment, under certain circumstances, of a $100,000 relocation stipend in the event of his termination within two years. Each agreement terminates in the event of death or permanent disability. In either such case, or in the event that employment is terminated by us without the employee’s consent (other than for a felony conviction, guilty plea or plea of nolo contendere to a felony), the employee will continue to receive his regular salary payments, continued health, medical, disability and insurance coverage and continued accrual of retirement and supplemental retirement benefits during the balance of the agreement term. The employees will not be entitled to receive any benefits under the employment agreements to the extent that payments are made under a management continuity agreement following a change in control. The agreements prevent the employees from competing with us or soliciting customers for a competitive business during the term of the agreement and during the balance of the agreement term following termination and require the employees to maintain the confidentiality of our confidential information prior to public disclosure by us.

Alvarez and Marsal Agreement

On September 21, 2004, we appointed Antonio C. Alvarez II as our Chief Executive Officer and John K. Suckow as our Executive Vice President and Chief Restructuring Officer. Messrs. Alvarez and Suckow, as employees of A&M, were designated as officers pursuant to an amended and restated letter agreement dated as of September 21, 2004 and further amended and restated as of October 14, 2004, or the Letter Agreement. The terms and conditions of the Letter Agreement were approved by the Bankruptcy Court on October 25, 2004. Under the terms of the Letter Agreement, we will pay $150,000 per month to A&M for the services of Mr. Alvarez as Chief Executive Officer. In addition, we will pay to A&M an hourly rate of $600 for the services of Mr. Suckow as Executive Vice President and Chief Restructuring Officer and an hourly rate ranging from $200 to $650 for other employees of A&M. We will also compensate A&M for reasonable out-of-pocket expenses. Pursuant to the Letter Agreement, A&M is entitled to incentive compensation to be based on five percent of value created, a definition of such term to be agreed upon with us within ninety days of October 14, 2004. Under all circumstances other than a liquidation of our company (in which case A&M will have no guaranteed incentive compensation), A&M’s incentive compensation will be a minimum of $3,850,000. The incentive compensation will be payable upon the earlier of the consummation of our plan of reorganization, the sale of all or a substantial portion of our assets or our liquidation. The Letter Agreement may be terminated by either party without cause upon thirty days prior written notice, subject to the payment by us of any fees and expenses due to A&M. If we terminate the Letter Agreement without cause or if A&M terminates the Letter Agreement for good reason, A&M will also be entitled to receive the incentive fee, provided that the consummation of our restructuring occurs within twelve months of termination. If we terminate the Letter Agreement for cause, we will be relieved of all of its payment obligations, except for the payment of fees and expenses incurred by A&M through the effective date of termination. Under the terms of the Letter Agreement, Messrs. Alvarez and Suckow will continue to be employed by A&M and, while rendering services to us, will continue to work with A&M personnel in connection with other unrelated matters. In addition to Messrs. Alvarez and Suckow, additional A&M personnel, including Mr. Roizen, have been and will be designated as officers pursuant to the Letter Agreement.

Management Continuity Agreements

Our Company has entered into management continuity agreements with Messrs. Elsesser, Kafoure, Magill, Bartoszewski, Morgan, and Hutchison. Mr. Elsesser’s agreement was terminated in conunction with his resignation from all positions with our company on September 21, 2004. These agreements provide that if, within two years after a change in control (as defined below) we, or any purchaser of our business, terminates the executive’s employment other than by reason of (i) a transfer of employment to a related entity of such purchaser under substantially the same employment terms, (ii) the executive’s death, or (iii) the executive’s voluntary termination if the executive has continued to enjoy substantially the same employment terms, the executive will be entitled to receive:

•	an amount equal to two years of the executive’s salary (based on the executive’s monthly base salary immediately prior to the change in control or the employment termination date, whichever is greater) and bonus (equal to the target bonus under the IC Plan or the most recent annual bonus received by the executive, whichever is greater);

•	continued life, health, accident and disability benefits for two years following the employment termination date;

•	immediate and full vesting under our SERP and at least two additional years of credited service under the SERP (except that the adjustment cannot result in the years of credited service exceeding 20 years); and

•	up to $15,000 of outplacement counseling services.

We will reimburse the executive for any excise taxes imposed by Section 4999 of the Internal Revenue Code of 1986, and will make a gross-up payment to reimburse the executive for any income or other tax attributable to the gross-up payment and to the tax reimbursement payments themselves.

A “change in control” generally is defined to take place when (a) there is a change in the membership of the board of directors in which the present directors (and persons nominated or appointed by the directors) cease to constitute at least a majority of the Board, (b) a person or group (other than us and various affiliated persons or entities) becomes the beneficial owner, directly or indirectly, of 50% or more of the total voting power of our outstanding securities, (c) a sale of all or substantially all of our assets, (d) a merger, share exchange, reorganization or consolidation involving us in which at least 50% of the total voting power of the voting securities of the surviving corporation is held by persons who were not previously our stockholders, or (e) a finding by a majority of the present directors (and persons nominated or appointed by the directors) that a sale, disposition, merger or other transaction or event that they determine constitutes a change in control has occurred.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee Messrs. Calhoun, Horton and Metrick. No member of the Compensation Committee was an officer, employee or a former officer or employee of us or any of our subsidiaries during the last fiscal year nor was formerly an officer of the company during the last fiscal year. Mr. Baum beneficially owns more than 10% equity interest in one of our suppliers. See “Certain Relationships and Related Transactions”.

Option Exchange

In fiscal 2004, the Compensation Committee authorized our company to offer eligible officers the right to exchange stock options with exercise prices above $25, or the Underwater Options, for restricted stock. The Underwater Options were valued by an outside independent compensation consulting firm using a Black-Scholes model employing certain assumptions. The firm employed a standard valuation that had been utilized by other companies in designing similar programs. The restricted stock issued in exchange for the Underwater Options has a four year vesting period and the valuation was not discounted based on such vesting period. The vesting of the restricted stock is accelerated in the event of an employee’s death, retirement, disability or involuntary termination for reasons other than extreme cause such as criminal or willful misconduct. The exchanges occurred on January 23, 2004, with the number of shares of restricted stock awarded based upon the prior day’s closing price of our stock, $14.80. The restricted stock, which will vest ratably over a four-year term, and the eligible options were granted under our 1996 Plan.

ITEM 12. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

Equity Compensation Plan Information

We have only one equity compensation plan for eligible employees under which options, rights or warrants may be granted, the 1996 Stock Incentive Plan. See Note 8 to our consolidated financial statements, contained herein for further information on the material terms of this plan. The following is a summary of the shares reserved for issuance pursuant to outstanding options, rights or warrants granted under our 1996 Plan as of May 29, 2004:

Equity Compensation Plan Information as of May 29, 2004

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	5,072,000	$15.57	7,132,000
Equity compensation plans not approved by security holders	N/A	N/A	N/A

Total	5,072,000	$15.57	7,132,000

Holdings of Principal Stockholders

The following table sets forth information regarding the ownership of our common stock by each person known to us to be the beneficial owner of more than 5% of our Company’s common stock as of December 1, 2004.

(1) Title of Class	(2) Name and address of beneficial owner	(3) Amount and nature of beneficial ownership	(4) Percent of Class
Common	Fidelity Management & Research Co. [1] 82 Devonshire Street Boston, MA 02109	4,630,750	10.325%
Common	QVT Financial LP [1] 527 Madison Avenue, 8th Floor New York, NY 10022	3,299,995	7.27%
Common	Gruss Asset Management, L.P. [1] 667 Madison Avenue New York, NY 10021	2,598,300	5.7%
Common	EagleRock Capital Management, L.L.C. [1] 551 Fifth Avenue, 34th Floor New York, NY 10176	2,824,949	6.2%
Common	Glenview Capital Management, LLC 399 Park Avenue, Floor 39 New York, NY 10022	3,585,300	7.9%

[1]	The information concerning beneficial ownership was obtained from Schedule 13G reports of Fidelity Management & Research Co., QVT Financial LP, Gruss Asset Management, L.P., EagleRock Capital Management, L.L.C. and Glenview Capital Management, LLC filed with the Securities and Exchange Commission (“SEC”) on March 10, September 29, October 8, October 12, 2004 and November 29, 2004, respectively.

Holdings of Officers and Directors

The number of shares of our common stock beneficially owned as of December 1, 2004, by the directors, the Named Executive Officers and all directors, Named Executive Officers and executive officers as a group, are set forth below:

(1) Title of Class	(2) Name of beneficial owner	(3) Amount and nature of beneficial ownership		(4) Percent of Class
Common	Michael J. Anderson	64,095	[3,5,6]	*
Common	G. Kenneth Baum	230,837	[3,5]	*

(1) Title of Class	(2) Name of beneficial owner	(3) Amount and nature of beneficial ownership		(4) Percent of Class
Common	Leo Benatar	109,330	[3,5]	*
Common	Robert B. Calhoun	107,257	[3,5]	*
Common	James R. Elsesser [1]	307,300	[3,4,5]	*
Common	Frank E. Horton	70,525	[3,5]	*
Common	Michael D. Kafoure	323,007	[3,5]	*
Common	Kent B. Magill	52,088	[3,5]	*
Common	Richard L. Metrick	54,525	[3,5]	*
Common	Robert P. Morgan [2]	108,643	[3,5]	*
Common	Charles A. Sullivan	264,169		*
Common	Ronald L. Thompson	9,525	[3,5]	*
Common	Paul E. Yarick [1]	113,660	[3,5]	*
Common	All Named Executive Officers, directors and executive officers as a group (21 persons)	1,996,164	[3,5]	4.28%

*	Less than 1%
[1]	Mr. Elsesser resigned and Mr. Yarick retired from their respective positions subsequent to the end of fiscal 2004.
[2]	As a result of changes in our organizational structure subsequent to the end of fiscal 2004, Mr. Morgan’s new position does not meet the definition of an “executive officer” under Rule 3b-7, promulgated under the Exchange Act.
[3]	Of the shares indicated, 58,000 (Mr. Anderson), 100,000 (Mr. Baum), 100,000 (Mr. Benatar), 100,000 (Mr. Calhoun), 170,000 (Mr. Elsesser), 60,000 (Dr. Horton), 290,073 (Mr. Kafoure), 40,000 (Mr. Magill), 40,000 (Mr. Metrick), 90,000 (Mr. Morgan), 5,000 (Mr. Thompson), 70,684 (Mr. Yarick) and 1,261,091 (all directors, Named Executive Officers and executive officers as a group) are attributable to currently exercisable employee stock options or stock options exercisable within 60 days.
[4]	Includes 50,000 shares that are currently vested pursuant to a deferred share award granted under the 1996 Plan.
[5]	Of the shares indicated, 53,200 (Mr. Elsesser), 27,090 (Mr. Kafoure), 4,525 (Messrs. Anderson, Baum, Benatar, Calhoun, Horton, Metrick and Thompson), 11,586 (Mr. Magill), 13,643 (Mr. Morgan), 6,054 (Mr. Yarick) and 188,523 (all directors, Named Executive Officers and executive officers as a group) are attributable to shares of restricted stock.
[6]	Mr. Baum is a director and Chairman of the Board of George K. Baum Group, Inc. Mr. Baum is also the majority stockholder of George K. Baum Group, Inc. Of the 230,837 shares indicated, 100,000 are attributable to currently exercisable stock options and 77,858 of such shares are held by George K. Baum Group, Inc. Mr. Baum may be deemed to beneficially own all 77,858 shares of the Common Stock held by George K. Baum Group, Inc.

ITEM 13. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On September 21, 2004, we appointed Antonio C. Alvarez II as our Chief Executive Officer and John K. Suckow as our as Executive Vice President and Chief Restructuring Officer. Messrs. Alvarez and Suckow, as employees of A&M, were designated as officers pursuant to the Letter Agreement. The terms and conditions of the Letter Agreement were approved by the Bankruptcy Court on October 25, 2004. Under the terms of the Letter Agreement, we will pay $150,000 per month to A&M for the services of Mr. Alvarez as Chief Executive Officer. In addition, we will pay to A&M an hourly rate of $600 for the services of Mr. Suckow as Executive Vice President and Chief Restructuring Officer and an hourly rate ranging from $200 to $650 for other employees of A&M. We will also compensate A&M for reasonable out-of-pocket expenses. Pursuant to the Letter Agreement, A&M is entitled to incentive compensation to be based on five percent of value created, a definition of such term to be agreed upon with us within ninety days of October 14, 2004. Under all circumstances other than a liquidation of our company (in which case A&M will have no guaranteed incentive compensation), A&M’s incentive compensation will be a minimum of $3,850,000. The incentive compensation will be payable upon the earlier of the consummation of our plan of reorganization, the sale of all or a substantial portion of our assets or our liquidation. The Letter Agreement may be terminated by either party without cause upon thirty days prior written notice, subject to the payment by us of any fees and expenses due to A&M. If we terminate the Letter Agreement without cause or if A&M terminates the Letter Agreement for good reason, A&M will also be entitled to receive the incentive fee, provided that the consummation of our restructuring occurs within twelve months of termination. If we terminate the Letter Agreement for cause, we will be relieved of all of its payment obligations, except for the payment of fees and expenses incurred by A&M through the effective date of termination. Under the terms of the Letter Agreement, Messrs. Alvarez and Suckow will continue to be employed by A&M and, while rendering services to us, will continue to work with A&M personnel in connection with other unrelated matters. In addition to Messrs. Alvarez and Suckow, additional A&M personnel, including Mr. Roizen, have been and will be designated as officers pursuant to the Letter Agreement.

We purchase, through our operating subsidiaries, flour at market prices from Cereal Food Processors, Inc., a long-standing supplier, in the regular course of our business under a contract terminating in 2005. G. Kenneth Baum, a current director, beneficially owns not more than a 15% equity interest in Cereal Food Processors. During fiscal 2004, our flour purchases from Cereal Food Processors totaled approximately $80,000,000.

On October 2, 2002, Interstate Bakeries Corporation and Interstate Brands Corporation entered into a consulting agreement with Charles A. Sullivan that expires on May 28, 2005. The agreement replaced Mr. Sullivan’s employment agreement with us, which was scheduled to expire on May 31, 2003. The new agreement provides for Mr. Sullivan to assist us in connection with issues unique to the baking industry and our operations, and the development and assessment of a strategic plan for us. For his services under the agreement, Mr. Sullivan is entitled to receive (i) fees equal to $533,333, the remaining eight months of salary under his employment agreement, paid in monthly installments through May 31, 2003, (ii) for June 1, 2003 through May 28, 2005, fees equal to $800,000, payable in 24 equal installments, (iii) 133,000 shares of our common stock issued pursuant to a share award agreement, (iv) medical insurance coverage equivalent to that provided to participating employees and (v) reasonable office accommodations and secretarial support. The agreement requires Mr. Sullivan to maintain the confidentiality of our confidential information prior to public disclosure by us. In addition, he is prohibited from competing with us during the term of the agreement and for one year thereafter. In addition, the agreement amended the Deferred Share Award Notice dated as of September 23, 1997 to provide for the issuance of the 213,163 shares of common stock granted under the deferred share award within a reasonable period of time following Mr. Sullivan’s retirement instead of on June 1, 2003. Effective May 1, 2004, the agreement was amended to reduce Mr. Sullivan’s consulting fees to $16,667 per month for the remainder of the agreement’s term. We ceased making payments under Mr. Sullivan’s consulting agreement after our Chapter 11 filing.

ITEM 14. PRINCIPAL ACCOUNTANT FEES AND SERVICES

Fees Paid to our Independent Registered Public Accounting Firm

For the years ended May 29, 2004 and May 31, 2003, professional services were performed by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates, or Deloitte & Touche. Total fees aggregated $790,979 and $497,436 for the years ended May 29, 2004 and May 31, 2003, respectively and were comprised of the following:

Audit Fees. The aggregate fees billed for the audit of our annual financial statements for the fiscal year ended May 31, 2003 and for the reviews of the financial statements included in our Quarterly Reports on Form 10-Q were $450,936. To date, our auditors have not yet completed the audit of our financial statements for the fiscal year ended May 3, 2004, but the aggregate fees billed for audit fees for the fiscal year ended May 31, 2004 were $694,895. The fees for fiscal year ended May 29, 2004 include $225,000 for additional fees in connection with the restatement of our Quarterly Reports on Form 10-Q/A for the second and third quarters of fiscal 2004 and additional audit procedures in connection with the Audit Committee’s investigation into the setting of our workers’ compensation and certain other reserves. The fees for fiscal year ended May 31, 2003 include $54,586 for work on the review of documents filed with the SEC and consultation on financial accounting and reporting standards arising during the course of the audit or reviews.

Audit Related Fees. The aggregate fees billed for audit-related services for the fiscal years ended May 29, 2004 and May 31, 2003 were $47,690 and $43,600, respectively. These fees relate to audits of various benefit plans for the fiscal years ended May 29, 2004 and May 31, 2003.

Tax Fees. The aggregate fees billed for tax services for the fiscal years ended May 29, 2004 and May 31, 2003 were $1,800 and $2,900, respectively. These fees relate to a tax consulting project for the fiscal years ended May 29, 2004 and May 31, 2003.

All Other Fees: The aggregate fees for services not included above were $46,594 for the fiscal year ended May 29, 2004 and $0 for fiscal year ended May 31, 2003. These fees relate to a health and dental insurance project for the fiscal year ended May 29, 2004

Audit Committee Pre-Approval Policy

Consistent with SEC policies regarding auditor independence, the Audit Committee has responsibility for appointing, setting compensation and overseeing the work of the independent auditor. In recognition of this responsibility, the Audit Committee has established a policy to pre-approve all audit and permissible non-audit services consistent with SEC requirements. Prior to engagement of the independent auditor, management submits to the Audit Committee for approval an aggregate of services expected to be rendered during that year for each of four categories of services.

Audit services include audit work performed in the preparation of financial statements, as well as work that generally only the independent auditor can reasonably be expected to provide, including comfort letters, statutory audits and attest services and consultation regarding financial accounting and/or reporting standards.

Audit-Related services for assurance and related services that are traditionally performed by the independent auditor, including due diligence related to mergers and acquisitions, employee benefit plan audits and special procedures required to meet certain regulatory requirements.

Tax services include all services performed by the independent auditor’s tax personnel, except those services specifically related to the audit of the financial statements, and include fees in the areas of tax compliance, tax planning and tax advice.

Other Fees are those associated with services not captured in the other categories. Prior to engagement, the Audit Committee pre-approves these services by category of service. The fees are budgeted and the Audit Committee requires the independent auditor and management to report actual fees versus the budget periodically throughout the year by category of service. During the year, circumstances may arise when it may become necessary to engage the independent auditor for additional services not contemplated in the original pre-approval. In those instances, the Audit Committee requires specific pre-approval before engaging the independent auditor.

The Audit Committee may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting.

The percentage of audit-related fees, tax fees and all other fees that were approved by the Audit Committee pursuant to 17 CFR 210.2-01(c)(7)(i)(C) for fiscal 2004 is 1.87% of the total fees incurred.

PART IV

ITEM 15. PRELIMINARY UNAUDITED FINANCIAL STATEMENT SCHEDULE

(a) Preliminary Unaudited Financial Statements and Schedules:

1. Preliminary Unaudited Financial Statements

The following preliminary unaudited consolidated financial statements are set forth in Part II, Item 8:

Preliminary Unaudited Consolidated Balance Sheets at May 29, 2004 and May 31, 2003

For the 52 weeks ended May 29, 2004, the 52 weeks ended May 31, 2003 and the 52 weeks ended June 1, 2002:

Preliminary Unaudited Consolidated Statements of Operations

Preliminary Unaudited Consolidated Statements of Cash Flows

Preliminary Unaudited Consolidated Statements of Stockholders’ Equity and Comprehensive Operations

Notes to Preliminary Unaudited Consolidated Financial Statements

2. Preliminary Unaudited Financial Statement Schedule

Schedule II on page 95 is filed as part of this report of business and preliminary unaudited financial information.

All other schedules have been omitted since the required information is not present or not present in amounts sufficient to require submission of the schedule, or because the information required is included in the preliminary unaudited consolidated financial statements or the notes thereto.

3. Exhibits

We are not filing any exhibits with this report.

INTERSTATE BAKERIES CORPORATION

SCHEDULE II

VALUATION AND QUALIFYING ACCOUNTS

FIFTY-TWO WEEKS ENDED MAY 29, 2004, MAY 31, 2003 AND JUNE 1, 2002

(Unaudited)

(In Thousands)

Description	Balance at beginning of period	Additions charged to income	Accounts charged off	Balance at end of period
2004:
Reserve for discounts and allowances on accounts receivable	$4,486	$(647)	$—	$3,839
Allowance for doubtful accounts	4,000	1,427	1,727	3,700

	$8,486	$780	$1,727	$7,539

2003:
Reserve for discounts and allowances on accounts receivable	$4,468	$18	$—	$4,486
Allowance for doubtful accounts	4,200	3,226	3,426	4,000

	$8,668	$3,244	$3,426	$8,486

2002:
Reserve for discounts and allowances on accounts receivable	$3,517	$951	$—	$4,468
Allowance for doubtful accounts	4,069	5,104	4,973	4,200

	$7,586	$6,055	$4,973	$8,668